Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

dated as of October 20, 2020

among

1847 GOEDEKER INC.

APPLIANCES CONNECTION INC.

1 STOP ELECTRONICS CENTER, INC.

GOLD COAST APPLIANCES INC.

SUPERIOR DEALS INC.

JOE’S APPLIANCES LLC

YF LOGISTICS LLC

AND

THE OTHER PARTIES SET FORTH IN EXHIBIT A HERETO

i

ii

EXHIBIT A – List of Sellers

EXHIBIT B – Illustrative Calculation of Target Net Working Capital

EXHIBIT C – Form of Certificate of Designation

EXHIBIT D – Form of Voting Agreement

EXHIBIT E – Form of Lock Up Agreement

EXHIBIT F-1 – 1 Stop Lease

EXHIBIT F-2 – Gold Coast Lease

EXHIBIT F-3 – Joe’s Appliances Lease

EXHIBIT G-1 – A. Fouerti Employment Agreement

EXHIBIT G-2 – E. Fouerti Employment Agreement

EXHIBIT H – Disclosure Schedules

iii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of October 20, 2020 (the “Agreement”), among 1847 Goedeker Inc., a Delaware corporation (“Parent”), Appliances Connection Inc., a Delaware corporation (the “Buyer”), 1 Stop Electronics Center, Inc., a New York corporation (“1 Stop”), Gold Coast Appliances Inc., a New York corporation (“Gold Coast”), Superior Deals Inc., a New York corporation (“Superior Deals”), Joe’s Appliances LLC, a New York limited liability company (“Joe’s Appliances”), and YF Logistics LLC, a New Jersey limited liability company (“YF Logistics” and together with 1 Stop, Gold Coast, Superior Deals and Joe’s Appliances, each a “Company” and collectively, the “Companies”), and the other party or parties set forth in Exhibit A hereto (each a “Seller” and, collectively, the “Sellers”).

BACKGROUND

Each Seller is the record and beneficial owner of the capital stock or other equity securities (the “Securities”) of the Companies set forth opposite each such Seller’s name on Exhibit A. The Sellers collectively own 100% of the issued and outstanding Securities of the Companies. The Sellers desire to sell all of the Securities to the Buyer, and the Buyer desires to purchase all of the Securities from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Securities, the “Acquisition”).

The Buyer is a newly formed, wholly owned subsidiary of the Parent. The Parent is a public reporting company that is required to file reports with the U.S. Securities and Exchange Commission (the “SEC”) under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Parent’s common stock, $0.0001 par value per share (“Common Stock”), is traded under the symbol “GOED” on the NYSE American national securities exchange. In connection with the Acquisition, the Parent will issue to the Sellers as partial consideration for the Securities shares of its Common Stock and shares of its Series A and Series A-1 Convertible Preferred Stock, $0.0001 par value per share (collectively, the Series A Preferred Stock and the Series A-1 Preferred Stock are referred to herein as the “Preferred Stock”), as described below in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1  Certain Definitions.

(a)  When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a) and other defined terms will have the meanings given to them elsewhere in this Agreement:

“1 Stop Lease” means the lease by and between 1 Stop and Landlord in the form attached hereto as Exhibit F-1.

“A. Fouerti Employment Agreement” means the employment agreement between Albert Fouerti and Buyer substantially in the form attached hereto as Exhibit G-1.

“Accounts Receivable” means accounts receivable, trade receivables, and other similar receivables, and any security, claim, remedy, or other right related to any of the foregoing, in each case relating to or arising out of the business of the Companies.

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, membership interests or other equity interests, as trustee or executor, by Contract or otherwise.

“Ancillary Agreements” means the Voting Agreement, the Lock-Up Agreement and any other contracts or agreements entered into among the parties to this Agreement in connection with the Acquisition or the other transactions contemplated hereby.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Companies has any present or future right to benefits sponsored or maintained by the Companies or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Closing Transaction Expenses Certificate” means a certificate delivered by the Sellers stating (i) the identity of any Person to whom payment of Transaction Expenses shall be made, (ii) the amount of the Transaction Expenses payable to such Person, and (iii) wire transfer information for such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement dated as of August 13, 2020 by and between Parent and 1 Stop.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“E. Fouerti Employment Agreement” means the employment agreement between Albert Fouerti and Buyer substantially in the form attached hereto as Exhibit G-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Companies or any Affiliate thereof, or any predecessor of any of the foregoing.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Gold Coast Lease” means the lease by and between Gold Coast and Landlord in the form attached hereto as Exhibit F-2.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (a) all obligations of the Companies or any of their subsidiaries for borrowed money; (b) all obligations of the Companies or any of their subsidiaries evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by any Company, whether or not the obligation secured thereby has been assumed; (d) all guarantees by the Companies or any of their subsidiaries of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of the Companies or any of their subsidiaries as an account party in respect of letters of credit and letters of guaranty.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (ii) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (v) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (vi) Internet domain name registrations.

“Inventory” means all inventories of raw materials, supplies, work-in-process, finished goods, and other materials used in or held for use in the business of the Companies or any of their subsidiaries.

“IRS” means the Internal Revenue Service.

“Joe’s Appliances Lease” means the lease by and between Joe’s Appliances and Landlord in the form attached hereto as Exhibit F-3.

“Knowledge” or any similar phrase means (a) with respect to the Sellers, the actual knowledge of each Seller; and (b) with respect to Parent or Buyer, the actual knowledge of the individuals set forth in Section 1.1(a) of the Disclosure Schedule.

“Landlord” means 1870 Bath Ave. LLC, a New York limited liability company.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all Indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, is reasonably expected to result in a material adverse effect on the business, assets, properties, financial condition, results of operations of the Companies and their Subsidiaries, taken as a whole, or that prevents, materially impedes or materially delays the consummation by the Sellers and the Companies of the Acquisition and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent or Buyer; (vi) any matter of which Parent or Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with any Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by any Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Net Working Capital” means (i) Accounts Receivable; plus (ii) Inventory; plus (iii) prepaid expenses and other current assets that have an economic benefit to the Companies post-Closing; less (iv) current accounts payable, accrued liabilities and outstanding checks and other current liabilities as of the Closing Date, which shall be prepared in accordance with Section 2.2(a) and as finally determined pursuant to Section 2.2(c); provided, however that the calculation of Net Working Capital shall not include cash or cash equivalents, or any items otherwise included in the definitions of Indebtedness or Transaction Expenses.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Outside Date” means ninetieth (90th) day following the date of this Agreement.

“Permit” means any authorization, approval, consent, certificate, license, clearance, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (i) Liens for current Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) statutory Liens of landlords and workers,’ carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business not yet overdue or that are being contested in good faith, (iii) Liens, easements, servitudes, covenants, conditions, restrictions, encroachments and other similar non-monetary matters affecting title to any assets of the Companies or any of their Subsidiaries and other title defects which do not materially interfere with the present or proposed use of the properties by the Companies or their Subsidiaries or assets they affect taken as a whole, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such leased real property and which are not violated in any material respect by the current use and operation of such leased real property or the operation of the business of the Company (v) Liens that will be released prior to or as of the Closing, (vi) Liens arising under this Agreement, (vii) Liens created by or through the Buyer, or (viii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Companies to conduct their business as currently conducted and do not materially adversely affect the value of, or the ability to sell, such personal properties and assets.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pro Rata Basis” means, for each Seller the pro rata basis percentage specified in the last column of Exhibit A to this Agreement.

“Pro Rata Cash Basis” means, for each Seller the pro rata basis percentage specified in the fourth column of Exhibit A to this Agreement.

“Pro Rata Share Basis” means, for each Seller the pro rata basis percentage specified in the penultimate column of Exhibit A to this Agreement.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Target Net Working Capital” means negative Fifteen Million Four Hundred Seventy Six Thousand Nine Hundred Forty One and 38/100 Dollars (-$15,476,941.38), which is the average monthly Net Working Capital for the seven-month period ending July 31, 2020. The calculation of the Target Net Working Capital as agreed upon by the parties hereto is set forth on Exhibit B attached hereto (the “Target Net Working Capital Statement”).

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, in each case, imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Trailing 20 Day Trading Price” means the average of the closing price of the shares of Parent’s Common Stock (as reported on the NYSE American) for the twenty (20) Trading Days immediately preceding the third (3rd) Trading Day prior to the Closing Date.

“Trading Day” means (i) any day on which the Common Stock of the Parent is listed and traded on the NYSE American, (ii) if the Common Stock is not then listed and traded on NYSE American, then a day on which trading occurs on any over-the-counter markets, or (iii) if trading does not occur on the over-the-counter markets, any Business Day.

“Transaction Expenses” means, to the extent not paid by the Companies or its Subsidiaries before the Closing, the amount of all fees, costs and expenses (including legal, accounting, investment banking, broker's, finder's and other professional or advisory fees and expenses) of the Companies and its Subsidiaries incurred by or on behalf of, or to be paid by, the Companies or any Subsidiary in connection with the negotiation and execution of this Agreement and the other transaction documents and the consummation of the Acquisition.

“Transaction Proposal” means any written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all of the assets of the Companies or any of their Subsidiaries, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Securities or any equity securities of any of their Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Companies in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction.

“$” means United States dollars.

(b)  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) the term “as of the Closing” or “as of the Closing Date” when used to calculate financial amounts in this Agreement will be as of 11:59 p.m. local time on the Closing Date.

ARTICLE II
PURCHASE AND SALE OF THE SECURITIES

2.1  Purchase and Sale of the Securities.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will contribute, sell, transfer and deliver to the Buyer, and the Buyer will purchase and receive from each Seller all the Securities set forth opposite such Seller’s name on Exhibit A, constituting all of the issued and outstanding Securities of the Companies, for an aggregate purchase price of Two Hundred Ten Million Dollars ($210,000,000), consisting of: (a) One Hundred Sixty Eight Million Dollars ($168,000,000) in cash in immediately available funds (the “Cash Portion”), (b) One Million Two Hundred Twenty Two Thousand Two Hundred Thirty Nine (1,222,239) shares of newly-issued Common Stock of the Parent and One Million One Hundred Eleven Thousand Ninety Four (1,111,094) shares of newly-issued Series A Preferred Stock of Parent (collectively, the “Fixed Share Consideration”), collectively, having a stated value that is equal to Twenty One Million Dollars ($21,000,000) or Nine Dollars ($9.00) per share of Common Stock or Series A Preferred Stock, as applicable (c) a number of shares of Series A-1 Preferred Stock of Parent that is equal to (i) Twenty One Million Dollars ($21,000,000) divided by (ii) Trailing 20 Day Price (the “Variable Share Consideration” and, collectively with the Cash Portion and the Fixed Share Consideration, the “Purchase Price”), payable as described below and allocated among the Sellers as set forth on Exhibit A.

(b)  Upon executing this Agreement, Buyer shall pay a deposit of One Hundred Thousand Dollars ($100,000) in cash to 1 Stop (the “Deposit”) by wire transfer of immediately available funds to the account designated by 1 Stop on Schedule 2.1(b) of the Disclosure Schedule.

(c)  At the Closing, the Buyer will deliver to Sellers the Cash Portion (subject to any adjustment pursuant to Sections 2.2 and 2.3 hereof) minus the Deposit in immediately available funds to the accounts designated by the Sellers prior to the Closing to be divided among the Sellers on a Pro Rata Cash Basis.

(d)  At the Closing, the Parent will issue to each of the Sellers the number of shares of Common Stock and Series A Preferred Stock comprising the Fixed Share Consideration as is specified opposite such Seller’s name on Exhibit A to this Agreement.

(e)  At the Closing, the Parent will issue to each Seller the relative percentages of the Variable Share Consideration as is specified opposite such Seller’s name on Exhibit A to this Agreement.

(f)  In order to comply with NYSE American regulations, the Parties have limited the number of shares of Common Stock of the Parent being issued to the Sellers to One Million Two Hundred Twenty Two Thousand Two Hundred Thirty Nine (1,222,239), which is 19.9% of the issued and outstanding Common Stock of the Parent on the date of this Agreement. To the extent that, at the Closing, for any reason, the Common Stock included in the Fixed Share Consideration would be in excess of 19.9%, then an adjustment will be made to reduce the number of shares of Common Stock included in the Fixed Share Consideration such that only 19.9% of the Fixed Share Consideration shall be comprised of Common Stock and to increase, by an equal number of shares, the number of shares of Series A Preferred Stock included in the Fixed Share Consideration. The Sellers agree that they shall be prohibited from exercising their right to vote the Common Stock included in the Fixed Share Consideration in connection with the approval by the stockholders of the Parent to approve the Acquisition or any matters relating thereto and that the Series A Preferred Stock included in the Fixed Share Consideration shall not have any voting rights.

(g)  The Series A Preferred Stock and the Series A-1 Preferred Stock shall be identical, except that the Series A Preferred Stock shall have a stated value of $9.00 per share and the Series A-1 Preferred Stock shall have a stated value equal to the Trailing 20 Day Price and each series of preferred stock shall otherwise have the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions as are set forth in the forms of Certificate of Designation of the Preferred Stock which shall be in the form of Exhibit C to this Agreement (the “Certificate of Designations”).

2.2  Working Capital Adjustment.

(a)  Closing Net Working Capital Adjustment.

At least one (1) Business Day before the Closing, the Sellers shall deliver to the Buyer a statement setting forth its good faith estimate of the Net Working Capital of the Companies (the “Estimated Closing Net Working Capital”), which statement shall contain an estimated unaudited combined balance sheet of the Companies (the “Adjustment Balance Sheet”) as of the Closing Date, a calculation of the Estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”), and a certificate of the Sellers stating that the Adjustment Balance Sheet and the Estimated Closing Net Working Capital was prepared in accordance with GAAP applied on a consistent basis with the preparation of the Target Net Working Capital Statement.

If the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, then within five (5) days the Buyer shall make a cash payment to the Sellers that is equal to such excess and such payment will be divided among the Sellers on a Pro Rata Cash Basis. If the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, then either (i) if finally determined at the Closing, the Cash Portion shall be decreased by such excess and such decreased amount shall be divided among the Sellers on a Pro Rata Cash Basis or (ii) within five (5) days of the Closing, the Sellers shall make a cash payment to the Buyer on a Pro Rata Cash Basis that is equal to such excess. Any such adjustment shall be treated as an adjustment to the Purchase Price.

The Buyer and the Parent shall be entitled to have access to the books and records of the Companies and the Sellers’ work papers prepared in connection with the Adjustment Balance Sheet and Estimated Closing Net Working Capital Statement and shall be entitled to discuss such books and records and work papers with the Sellers and those other persons responsible for the preparation thereof.

(b)  Post-Closing Net Working Capital Adjustment.

Within seventy five (75) days after the Closing Date, Buyer shall prepare and deliver to the Sellers a statement setting forth its calculation of Net Working Capital (the “Closing Net Working Capital”), which statement shall contain an unaudited combined balance sheet of the Companies as of the Closing Date, a calculation of Net Working Capital (the “Closing Net Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Net Working Capital Statement was prepared in accordance with GAAP applied on a consistent basis with the preparation of the Target Net Working Capital Statement.

The “Post-Closing Net Working Capital Adjustment” shall be an amount equal to the Closing Net Working Capital minus the Estimated Closing Net Working Capital.

(c)  Examination and Review.

(i)  Examination. After receipt of the Closing Net Working Capital Statement, the Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Net Working Capital Statement. During the Review Period, the Sellers and their accountants shall have full access to the books and records of the Companies, the personnel of, and work papers prepared by, the Buyer and/or its accountants to the extent that they relate to the Closing Net Working Capital Statement and to such historical financial information (to the extent in the Buyer's possession) relating to the Closing Net Working Capital Statement as the Sellers may reasonably request for the purpose of reviewing the Closing Net Working Capital Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer or the Companies.

(ii)  Objection. On or prior to the last day of the Review Period, the Sellers may object to the Closing Net Working Capital Statement by delivering to the Buyer a written statement setting forth their objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Working Capital Statement and the Post-Closing Net Working Capital Adjustment, as the case may be, reflected in the Closing Net Working Capital Statement shall be deemed to have been accepted by the Sellers. If the Sellers deliver the Statement of Objections before the expiration of the Review Period, the Buyer and the Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Net Working Capital Adjustment and the Closing Net Working Capital Statement with such changes as may have been previously agreed in writing by the Buyer and the Sellers shall be final and binding.

(iii)  Resolution of Disputes. If the Sellers and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants mutually chosen by the Sellers and the Buyer (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Net Working Capital Adjustment and the Closing Net Working Capital Statement, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Working Capital Statement and the Statement of Objections, respectively.

(iv)  Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and by the Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or the Buyer, respectively, bears to the aggregate amount actually contested by the Sellers and the Buyer. Any such fees and expenses payable by the Sellers shall be split on a Pro Rata Basis amongst the Sellers.

(v)  Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Net Working Capital Statement and/or the Post-Closing Net Working Capital Adjustment, as the case may be, shall be conclusive and binding upon the parties hereto.

(d)  Payment of Post-Closing Net Working Capital Adjustment.

(i)  If the Post-Closing Net Working Capital Adjustment is a negative number, then within five (5) days the Sellers shall pay to the Buyer in cash an amount equal to the Post-Closing Net Working Capital Adjustment divided among the Sellers on a Pro Rata Cash Basis.

(ii)  If the Post-Closing Net Working Capital Adjustment is a positive number, the Buyer shall, within five (5) days after the final determination of the Post-Closing Net Working Capital Adjustment, send payment by wire transfer of immediately available funds to the Sellers in an amount equal to the Post-Closing Net Working Capital Adjustment divided among the Sellers on a Pro Rata Cash Basis.

2.3  Adjustment for Outstanding Indebtedness, Transaction Expenses and Cash. The Cash Portion shall be (A) decreased by (i) the amount of any outstanding unpaid Indebtedness of the Companies (other than trade debt) existing as of the Closing Date and (ii) any Transaction Expenses, and (B) increased by the amount of cash or cash equivalents held by, or on the books of, the Companies as of the Closing Date, if any, that is in excess of $850,000.

2.4  Closing. The consummation of the Acquisition and the other transactions contemplated hereby (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties and the electronic transfer of funds on the second (2nd) business day immediately following the satisfaction or waiver of conditions to closing contained in Article VII of this Agreement (other than any conditions that by their nature are to be satisfied at the Closing), but not later than the Outside Date or such other date as the Buyer and the Sellers may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.5  Transactions to be Effected at the Closing.

(a)  At the Closing, the Buyer or the Parent, as applicable, will (i) pay to each Seller such Seller’s Cash Portion of the Purchase Price on a Pro Rata Cash Basis, adjusted in accordance with Sections 2.2 and 2.3 of this Agreement, by paying such sum to each Seller by transfer of immediately available funds in accordance with instructions provided by the Sellers, (ii) issue to each Seller on a Pro Rata Share Basis such Seller’s share of the Fixed Share Consideration and the Variable Share Consideration, (iii) pay, via wire transfer of immediately available funds, any Transaction Expenses reflected in the Closing Transaction Expenses Certificate to be delivered by the Companies to Buyer within one (1) day of the Closing and (iv) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.2 of this Agreement.

(b)  At the Closing, each Seller will (i) deliver to the Buyer a certificate or certificates representing the Securities, if certificated, duly endorsed or accompanied by stock powers, duly endorsed in blank and (ii) deliver to the Buyer all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 7.1 of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally, but not jointly, represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof.

3.1  Authority and Enforceability. Each Seller has the requisite power and authority, and, in the case of any Seller that is an individual, the requisite legal capacity, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of each Seller and no other action is necessary on the part of such Seller to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against each Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2  Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) to the actual knowledge of each Seller, violate any Law applicable to such Seller or (ii) violate any Contract related to the Companies to which such Seller is a party, except in the case of clauses (i) and (ii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the assets, properties, condition (financial or otherwise), or operations of such Seller.

(b)  The execution and delivery of this Agreement by each Seller does not, and the performance of this Agreement by each Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for filings under the HSR Act and except where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), or operations of each Seller.

3.3  The Securities.

(a)  Each Seller holds of record and owns beneficially the issued and outstanding Securities of the Companies set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens (except for Permitted Liens and any restriction on transfer arising under applicable securities Laws). The Securities set forth opposite each Seller’s name on Exhibit A correctly sets forth all Securities owned of record or beneficially by such Seller in the Companies.

(b)  No Seller is a party to any Contract obligating such Seller to vote or dispose of any Securities, or other equity or voting interests in, the Companies.

(c)  Each Seller has the full right to sell, convey, transfer, assign and deliver the Securities, without the need to obtain the consent or approval of any third party and the Buyer will have, good and valid record and title to the Securities, free and clear of all Liens (except in each case for any restriction on transfer arising under applicable securities Laws).

3.4  Brokers’ Fees. The Sellers do not have any other Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

3.5  Investment Representations.

(a)  The shares of Common Stock and Preferred Stock of Parent that constitute the Fixed Share Consideration and the Variable Share Consideration are being acquired by the Sellers for the Sellers’ own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Common Stock or Preferred Stock, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act, and the rules and regulations promulgated thereunder.

(b)  Each of the Sellers has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of acquiring the Common Stock and the Preferred Stock.

(c)  Each of the Sellers has reviewed copies of such documents and other information as such Seller has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Common Stock and the Preferred Stock.

(d)  Each of the Sellers understands that the Common Stock and the Preferred Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Common Stock and the Preferred Stock or an available exemption from registration under the Securities Act, the Common Stock and the Preferred Stock must be held indefinitely.

(e)  Each of the Sellers understands and has the financial capability of assuming the economic risk of an investment in the Common Stock and the Preferred Stock for an indefinite period of time.

(f)  Each of the Sellers has been advised by the Parent that the undersigned will not be able to dispose of the Common Stock and the Preferred Stock, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws.

(g)  Each of the Sellers understands that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Common Stock and the Preferred Stock.

(h)  Each of the Sellers is an “Accredited Investor” as defined in rule 501 (a) of Regulation D of the Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

Each of the Sellers, severally, but not jointly, represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the schedule accompanying this Agreement (the “Disclosure Schedule”) corresponding to the applicable sections of this Article IV. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule. Any representation or warranty concerning the Companies shall be deemed to be a representation concerning the Companies and their Subsidiaries, if any, as a whole unless the context specifically requires otherwise.

4.1  Organization; Standing and Power; Authority and Enforceability.

(a)  Each Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  The Companies have the requisite power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Companies of this Agreement and the consummation by the Companies of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Companies, and no other action is necessary on the part of the Companies to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Companies and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2  No Subsidiaries. The Companies do not own or have any interest in any shares or have an ownership interest in any other Person.

4.3  Capitalization.

(a)  Section 4.3 of the Disclosure Schedule sets forth the authorized, issued and outstanding Securities of the Companies.

(b)  The Companies have no plans or agreements pursuant to which they have granted or committed to grant any option or right to acquire stock or membership interests or any other award payable in or based upon the stock or membership interests of the Companies. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any stock or membership interests or other equity or voting interests of the Companies and there are no “phantom interest” rights, interest appreciation rights or other similar rights with respect to the Companies. There are no Contracts of any kind to which the Companies are a party or by which the Companies are bound, obligating the Companies to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional stock or membership interests, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, stock or membership interests, or other equity or voting interests in, the Companies, or any “phantom interests” right, interest appreciation right or other similar right with respect to the Companies, or obligating the Companies to enter into any such Contract.

(c)  There are no securities or other instruments or obligations of the Companies, the value of which is in any way based upon or derived from any equity or voting interests of the Companies or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any of the Companies’ members may vote.

(d)  There are no Contracts, contingent or otherwise, obligating the Companies to repurchase, redeem or otherwise acquire any stock or membership interests of, or other equity or voting interests in, the Companies. There are no voting trusts, registration rights agreements or stockholder or member agreements to which the Companies are a party with respect to the voting of stock or membership interests in the Companies or with respect to the granting of registration rights for any of the stock or membership interests in the Companies. There are no rights plans affecting the Companies.

(e)  Except as set forth in Section 4.3 of the Disclosure Schedule, the Companies have no outstanding Indebtedness.

4.4  Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Companies, (ii) to the Knowledge of the Sellers and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Companies on the date hereof or (iii) violate any Contract to which the Companies are a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  The execution and delivery of this Agreement by the Companies does not, and the performance of this Agreement by the Companies will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4 of the Disclosure Schedule, (iii) filings under the HSR Act, or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5  Financial Statements. Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the unaudited balance sheet of each of the Companies as of December 31, 2019 and December 31, 2018 and the related unaudited statements of income, stockholders’ equity and cash flows for the two years ended December 31, 2019 and December 31, 2018 (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of each of the Companies as of August 31, 2020 and the related statements of income, stockholders’ equity and cash flows for the eight-month period ended August 31, 2020 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from the Companies’ books and records in accordance with the Companies’ historical accounting practices applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Companies as of the indicated dates and for the indicated periods (subject to normal year-end adjustments and the absence of notes).

4.6  Taxes. Except as set forth in Section 4.6 of the Disclosure Schedule:

(a) All material Tax Returns required to have been filed by each of the Companies have been filed, and each such Tax Return reflects the liability for Taxes due for the relevant period in all material respects. All Taxes shown as due on such Tax Returns, to the extent payable by the Company filing the Tax return, have been paid or accrued.

(b)  To the Knowledge of the Sellers, there is no audit pending against any of the Companies in respect of any Taxes. There are no Liens on any of the assets of any of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes.

(c)  Each of the Companies has withheld and paid (or is holding for imminent payment on the next relevant due date) all Taxes required to have been withheld and paid in connection with amounts paid to any third party.

(d)  None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to payment or collection of any Tax assessment or deficiency.

(e)  None of the Companies is a party to any Tax allocation, Tax sharing or similar agreement.

Except for certain representations related to Taxes in Section 4.15, the representations and warranties set forth in this Section 4.6 are the Sellers’ sole and exclusive representations and warranties regarding Tax matters.

4.7  Compliance with Laws and Orders; Permits.

(a)  To the Knowledge of the Sellers, the Companies are in compliance with all Laws and Orders to which the businesses of the Companies are subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  The Companies own, hold, possess or lawfully use in the operation of their businesses all Permits that are necessary for them to conduct their businesses as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8  No Undisclosed Liabilities. The Companies do not have any Liabilities, except for (a) Liabilities set forth in the Interim Financial Statements and (b) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business, (c) Liabilities arising in connection with the Acquisition or the transactions contemplated thereby, (d) Liabilities to be included in the computation of Indebtedness or Transaction Expenses as of the Closing, (e) Liabilities to be included in the computation of Net Working Capital, (f) Liabilities disclosed on another section of the Disclosure Schedules, (g) Liabilities incidental to the existence of the Company and its Subsidiaries, and (h) other Liabilities which would not, individually or in the aggregate, be expected to have a Material Adverse Effect to the Companies and their Subsidiaries taken as a whole.

4.9  Tangible Personal Assets.

(a)  Except as set forth in Section 4.9 of the Disclosure Schedule, the Companies have good title to, or a valid interest in, all of their tangible personal assets, free and clear of all Liens, except for Permitted Liens.

(b)  The Companies’ tangible personal assets are in operating condition and working order and repair, when taken as a whole, subject to ordinary wear and tear and repairs from time to time in the ordinary course of business and are suitable for the purposes for which they are currently being used.

4.10  Real Property. The Companies do not own any real property. Section 4.10 of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Companies are either lessor or lessee. The Sellers have made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Sellers, (a) all Real Property Leases are valid and binding Contracts of the Companies and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (b) neither the Companies nor, to the Knowledge of the Sellers, any other party thereto is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any Real Property Lease, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11  Intellectual Property.

(a)  Section 4.11 of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Companies that is registered or subject to an application for registration at the United States Patent and Trademark Office, foreign patent and trademark office, or the United States Copyright Office (the “Company-Owned Intellectual Property”) (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(b)  All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(c)  Except as set forth in Section 4.11 of the Disclosure Schedule, (i) the Companies are the exclusive owners of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Sellers, no proceedings have been instituted, are pending or are threatened that challenge the rights of the Companies in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Sellers, neither the use of the Company-Owned Intellectual Property as currently used by the Companies in the conduct of the Companies’ businesses, nor the conduct of the businesses as presently conducted by the Companies infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Companies have not made any claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(d)  Except as set forth in Schedule 4.11 of the Disclosure Schedule, the Companies have not permitted or granted a license to any Person to use any Company-Owned Intellectual Property.

(e)  Section 4.11 of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Companies have been granted a license to use Intellectual Property that is material to and used in the conduct of the business by the Companies.

(f)  To the Knowledge of the Sellers, the Companies are not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Companies are licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12  Absence of Certain Changes or Events. Except as set forth in Section 4.12 of the Disclosure Schedule, since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.12 of the Disclosure Schedule, since that date:

(a)  the Companies have not sold, leased, transferred, or assigned any of their assets, tangible or intangible, other than in the ordinary course of business;

(b)  the Companies have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the ordinary course of business;

(c)  no party (including the Companies) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which the Companies are a party or by which any of them is bound;

(d)  the Companies have not imposed any Liens upon any of its assets, tangible or intangible;

(e)  the Companies have not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the ordinary course of business;

(f)  the Companies have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the ordinary course of business;

(g)  the Companies have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h)  there has been no change made or authorized in the articles of incorporation or bylaws (or comparable documents) of the Companies;

(i)  the Companies have not issued, sold, or otherwise disposed of any of their stock or membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of their stock;

(j)  the Companies have not made any loan to, or entered into any other transaction with, any of their directors, officers, and employees outside the ordinary course of business;

(k)  the Companies have not entered into any employment contract or modified the terms of any existing such contract or agreement providing for base compensation, severance or change of control payments in excess of $100,000 per annum that is not terminable by the Companies or such Subsidiary upon notice of sixty (60) days or less;

(l)  the Companies have not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business in an amount greater than $100,000 per annum; and

(m)  the Companies have not committed in writing to do any of the foregoing.

4.13  Contracts.

(a)  Except as set forth in Section 4.13 of the Disclosure Schedule, as of the date hereof, the Companies are not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Companies to engage or compete in any manner of the businesses presently conducted by the Companies; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material businesses of the Companies; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for Indebtedness in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of equity, sale of assets or otherwise) other than this Agreement; or (v) Contract that involves performance of services or delivery of goods or materials by or to the Companies in an amount or with a value in excess of $50,000 in the calendar year 2019.

(b)  The Sellers have made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13 of the Disclosure Schedule. To the Knowledge of the Sellers, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither any Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14  Litigation. Section 4.14 of the Disclosure Schedule sets forth each instance in which any of the Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge in which the potential loss to the Companies is valued in excess of $100,000 individually, or in the aggregate or (ii) is a party to, or to the Knowledge of any of the Sellers is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case, if determined adversely to the Company (or to Seller or any Affiliate thereof) would result in a loss to the Companies in value in excess of $100,000, individually, or in the aggregate.

4.15  Employee Benefits.

(a)  Section 4.15 of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Companies or any of their Subsidiaries (the “Company Benefit Plans”). To the extent applicable, the Sellers have delivered or made available to the Buyer copies of (i) each Company Benefit Plan, and (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required.

(b)  Except as set forth in Section 4.15 of the Disclosure Schedule: (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) none of the Company Benefit Plans is intended to be qualified under Section 401(a) of the Code; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Companies (other than any benefits that would otherwise be paid in the ordinary course of business), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

4.16  Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Companies to pay an annual salary of $100,000 or more and to which the Companies are a party. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Companies. The Companies are not a party to any collective bargaining agreement. The Companies are in material compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and are not engaged in any unfair labor practice. There is no charge pending or, to the Knowledge of the Sellers, threatened against any of the Companies alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against any of the Companies pending before the National Labor Relations Board or any similar entity. Each Company is in material compliance with all laws (i) with respect to classification of independent contractors and (ii) with respect to classification of employees as “exempt” or “nonexempt” from overtime requirements under applicable law.

4.17  Environmental Matters. Except for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Sellers (i) the Companies are in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (ii) the Companies possess and are in compliance with all Permits required under any applicable Environmental Law for the conduct of their operations and (iii) there are no Actions pending against the Company alleging a violation of any Environmental Law.

4.18  Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Companies or their businesses, properties, assets, directors, officers or employees. To the Knowledge of Sellers, such insurance policies (a) are in full force and effect in all material respects and the Companies are not in violation or breach of or default under any of its obligations under any such insurance policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) are sufficient for compliance in all material respects by the Company with all requirements of Law and of all agreements to which the Companies are a party, and (c) are valid, outstanding and enforceable policies.

4.19  Brokers’ Fees. Except as set forth in Section 4.19 of the Disclosure Schedule, the Companies have no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20  Certain Business Relationships with the Company. Except as set forth in Section 4.20 of the Disclosure Schedule, no Seller, nor any Affiliate of a Seller, has been involved in any business arrangement or relationship with the Companies within the past 12 months that involves more than $100,000, and no Seller, nor any Affiliate of a Seller, owns any material asset, tangible or intangible, which is used in the business of the Companies.

4.21  Equipment. Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property (collectively, the “Equipment”) owned by the Companies other than items having a net book or market value individually of less than twenty thousand dollars ($20,000) or expensed for tax purposes (other than under Section 179 of the Code), as of the date of the Interim Financial Statements, and the Companies have not acquired any Equipment in excess of such amount since such date.

4.22  Suppliers. Section 4.22 of the Disclosure Schedule sets forth a correct and complete list of the top 10 suppliers of the Companies on a combined basis during the fiscal year ended December 31, 2019 and for the eight month period ended August 31, 2020 and indicates with respect to each the name and dollar volume of business with the Companies (including the primary categories, based on purchases or sales, of products or services bought or sold). The Companies are not required to provide any material bonding or other financial security arrangements in connection with its transactions with any supplier required to be disclosed on Section 4.22 of the Disclosure Schedule except as set forth therein. Since the date of the Annual Financial Statements, no supplier required to be disclosed on Section 4.22 of the Disclosure Schedule has terminated its relationship with, or materially reduced its sales to, the Companies.

4.23  Inventory. All Inventory is owned by the respective Companies, and all such inventory consists of a quality and quantity usable and salable for sale in the ordinary course of business at customary gross margins, except for any inventory that is obsolete, discontinued, damaged, or of below standard quality or merchantability that has been written down to realizable fair market value on the Financial Statements.

4.24  Officers and Directors; Bank Accounts, Signing Authority, Powers of Attorney. Section 4.24 of the Disclosure Schedule lists all officers and directors (or equivalent governing positions) of the Companies. Except as set forth in Section 4.24 of the Disclosure Schedule, the Companies do not have an account or safe deposit box in any bank and no Person has any power, whether solely or jointly, to sign any checks on behalf of the Companies, to withdraw any money or other property from any bank, brokerage or other account of the Companies or to act under any power of attorney granted by the Companies at any time for any such purpose. Section 4.24 of the Disclosure Schedule also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Companies.

4.25  Accounts Receivable. Except as set forth in Section 4.25 of the Disclosure Schedule, all Accounts Receivable arose in the ordinary course of the business and represent or will represent valid obligations due.

4.26  No Other Representations and Warranties. Except for the representations and warranties contained in Article III and this Article IV (including the related portions of the Disclosure Schedule), none of the Sellers, the Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Companies.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND THE PARENT

The Buyer and the Parent, jointly and severally, represent and warrant to the Sellers that each statement contained in this Article V is true and correct as of the date hereof except (i) as set forth in the Disclosure Schedule corresponding to the applicable sections of this Article IV or (ii) as set forth in the SEC Reports.

5.1  Organization. Each of the Buyer and the Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2  Authorization. Each of the Buyer and the Parent has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Buyer and the Parent of this Agreement and the consummation by each of the Buyer and the Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer and the Parent, respectively, and no other action is necessary on the part of the Buyer or the Parent to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and the Parent and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Buyer and the Parent, enforceable against the Buyer and the Parent, respectively, in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3  Noncontravention.

(a)  Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of either of the Buyer or the Parent, (ii) violate any Law applicable to either of the Buyer or the Parent on the date hereof or (iii) violate any Contract to which either the Buyer or the Parent is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b)  The execution and delivery of this Agreement by the each of Buyer and the Parent does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) post-closing securities filings or notifications required to be made under federal securities laws, (ii) filings under the HSR Act, or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer and the Parent and any of their Subsidiaries, taken as a whole.

5.4  Brokers’ Fees. Neither the Buyer nor the Parent has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Companies.

5.5  Capitalization.

(a)  The authorized equity capital of the Parent consists of 200,000,000 shares of Common Stock, of which 6,111,200 shares are issued and outstanding, and 20,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. The Parent has reserved 555,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Parent pursuant to its 2020 Equity Incentive (the “Stock Plan”). Of such reserved shares, options to purchase 263,158 shares of Common Stock have been granted and are currently outstanding, and 291,842 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. Except as aforesaid, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Parent or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.

(b)  Section 5.5(b) of the Disclosure Schedule set forth as of the date of this Agreement (i) each of the Subsidiaries of the Parent and the Parent’s ownership interest in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) Parent’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (other than securities in a publicly traded company held for investment by Parent or any of its Subsidiaries and consisting of less than one percent of the outstanding capital stock of such company). Parent has made available to Seller a copy of the current organizational structure of Parent and its Subsidiaries.

5.6  Valid Issuance of Securities. The Fixed Share Consideration and the Variable Share Consideration, upon issuance in accordance with the terms of this Agreement and the instruments representing such securities for the consideration provided for herein and therein, shall be duly authorized and validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under the Lock-up Agreement, applicable state and federal securities laws, and free and clear of all Liens. Assuming the accuracy of the representations of Seller in Section 3.5 and subject to the filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner, each of the Fixed Share Consideration and the Variable Share Consideration will be issued in compliance with all applicable federal and state securities laws.

5.7  SEC Reports; Financial Statements.

(a)  The Parent has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Parent was required by law to file such material) (the foregoing materials (together with any materials filed by the Parent under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Parent has made available to each Seller true, correct and complete copies of all SEC Reports. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Parent included in the SEC Reports (“Parent Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Parent or any Subsidiary is a party or to which the property or assets of the Parent or any Subsidiary are subject are included as part of or specifically identified in the SEC Reports.

(b)  Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE American.

5.8  Undisclosed Liabilities. Parent has no Liabilities required to be included in a balance sheet under GAAP, except for (i) Liabilities fully reflected or reserved against in the Parent Financial Statements and (ii) Liabilities that have arisen after June 30, 2020 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

5.9  Compliance with Laws and Orders. Neither Parent nor Buyer is in violation of, and neither Parent nor Buyer has received any notice that Buyer or Parent is, or has been, in violation of or in default under, any Law or Order, where such violation or default would have a material adverse effect on Parent and its Subsidiaries taken as a whole.

5.10  Litigation. Section 5.10 of the Disclosure Schedule sets forth each instance in which any of Parent and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge in which the potential loss to Parent or such Subsidiary is valued in excess of $100,000 individually or (ii) is a party to, or to the Knowledge of Parent is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case, if determined adversely to the Company (or to Parent or any Affiliate thereof) would result in a loss to Parent or such Subsidiary in excess of $100,000, individually.

5.11  Environmental Matters. Except for any matter that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of Parent or its Subsidiaries, taken as a whole, to the Knowledge of Parent and Buyer (i) each of Parent and its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) each of Parent and its subsidiaries possess and are in compliance with all Permits required under any applicable Environmental Law for the conduct of their operations and (iii) there are no Actions pending against the Parent or any of its Subsidiaries alleging a violation of any Environmental Law.

5.12       Insurance. Section 5.12 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Parent, its Subsidiaries or their businesses, properties, assets, directors, officers or employees. To the Knowledge of Parent, such insurance policies (a) are in full force and effect in all material respects and neither Parent nor any of its Subsidiaries are in violation or breach of or default under any of its obligations under any such insurance policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of Parent or its Subsidiaries, taken as a whole, (b) are sufficient for compliance in all material respects by the Parent with all requirements of Law and of all agreements to which the Companies are a party, and (c) are valid, outstanding and enforceable policies.

ARTICLE VI
COVENANTS

6.1       Consents

(a)       Parent and the Sellers shall submit any and all filings required under the HSR Act with respect to the Acquisition to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, upon the earlier of (i) fifteen (15) business days of the date hereof, (ii) or two (2) business days of being in a position to certify all such filings. Parent will be responsible for payment of any filing fee required for filings to be made in connection with the Acquisition, and will pay any required fee at the time it submits its filings Parent and Sellers shall use their respective commercially reasonable efforts to determine whether any other filings are necessary or advisable under any other antitrust, competition, foreign investment, or other applicable Laws and, if determined that any such additional filings are necessary or advisable then, to prepare and submit such filings as promptly as practicable following the date hereof.

(b)       Parent and Sellers shall consult and cooperate with one and other in connection with the preparation of all respective filings, and consider in good faith the views of the other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Transactions initiated by any Governmental Entity.

(c)       Parent and Sellers and the Companies shall use their respective commercially reasonable efforts to respond to requests, if any, as may be made by any Government Entity with respect to the Transactions under any antitrust Law. In the context of this Section 6.1(c), “commercially reasonable efforts” shall include the following:

(i)       if Parent, Sellers, or the Companies or any of their respective Affiliates or representatives receives a formal request for additional information or documentary material from a Governmental Entity, Parent or Sellers or the Companies, as the case may be, shall comply at the earliest practicable date with such formal request and in any event no later than by any deadline that is established by Law or as reasonably determined by Parent and Sellers;

(ii)       Parent, Sellers, or the Companies, as the case may be, shall provide the other Party a complete copy of any filing with the Governmental Entity (subject to redaction of any material not reasonably needed by the other party) and each shall promptly respond to any request from the other for information or documentation reasonably requested by the other party in connection with the development and implementation of a strategy and negotiating positions with any Governmental Entity ; provided, that access to any such filing, information or documentation will, at such party’s request be restricted to such other parties’ outside counsel and economists or advisors retained by such counsel;

(iii)       Each of Parent, Sellers, and the Companies shall (A) promptly inform the other of any communication made to, or received by such Party from, any Governmental Entity regarding any of the Transactions and, subject to applicable Law, if practicable, permit the other party to review in advance any material proposed written communication to any such Governmental Entity , and incorporate the other party’s reasonable comments, (B) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, and (C) furnishes the other party with copies of all correspondence, filings, and written communications between them and their Affiliates and their respective representatives, on the one hand, and any such Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the Transactions; and

(iv)       Unless mutually agreed to by the Parties, all filing parties party will request “early termination” of any approval required from any Governmental Entity.

(d)       Notwithstanding anything to the contrary in this Agreement the foregoing, neither Parent, Buyer nor any of their Affiliates shall be required to (i) propose, negotiate, commit to, or effect any divestiture or any other concessions or conditions, or (ii) litigate with any Governmental Entity to oppose any enforcement action, including an enforcement action to prohibit the Transactions from being consummated or to remove any court or regulatory orders impeding the ability to consummate the Transactions.

(e)       Except as expressly provided herein, the Parties shall bear their own costs and expenses incurred with respect to the preparation of their respective filings contemplated in this Section 6.1; provided, however, that Buyer shall bear one hundred percent of any filing fee under the HSR Act with respect to the Acquisition.

6.2       Operation of the Companies’ Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), shall:

(a)       use commercially reasonable efforts to carry on its business in a manner consistent with past practice;

(b)       maintain the properties and other assets of the Companies in good working order (normal wear excepted); and

(c)       use commercially reasonable efforts to maintain its business and employees, customers, assets and operations as a going concern and in accordance with past practice.

6.3       Access.

During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Companies will provide reasonable access to the Companies’ financial, accounting, business records, contracts and other legal documents maintained by the Companies for the purpose of the Buyer completing its due diligence investigation. Buyer shall not contact or communicate with any of the Companies’ employees, customers, suppliers or advisors without the prior written consent of the Companies. The parties hereto will cooperate to complete due diligence in a reasonably expeditious timeframe.

6.4       Notice of Developments.

The Sellers and the Companies will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Sellers and the Companies of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.4 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.5       No Solicitation.

(a)       The Companies will, and will cause each of their Representatives, including, without limitation, the Sellers to, cease immediately any existing discussions regarding a Transaction Proposal.

(b)       During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, without the prior consent of the Buyer, no Companies will, nor will they authorize or permit any of their respective Representatives, including, without limitation, the Sellers to (and the Sellers agree that they shall not), directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by any of the Sellers or the Companies, or any of their Representatives.

6.6       Covenant not to Compete.

For a period of two (2) years from and after the Closing (the “Noncompetition Period”), each Seller, jointly and severally, shall not engage directly or indirectly in any business that is competitive with 1 Stop’s business activities as of the Closing Date operating in or related to the sale of appliances, furniture, home goods, and related products anywhere in the United States (the “Business”); provided, however, that no ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to constitute a breach of the obligations contained in this Section 6.6. During the Noncompetition Period, each Seller, severally and not jointly, shall not induce or attempt to induce any customer or supplier of the Buyer or any Affiliate of the Buyer as of the Closing Date to terminate its relationship with the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, each Seller, severally and not jointly, shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, solicit or attempt to solicit the employment any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer as of the Closing Date, provided, however, that each Seller may undertake such actions directed to the general public (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements) which shall not constitute solicitation under this Section 6.6.

6.7       Preparation of Proxy Statement; Stockholders’ Meeting.

(a)       As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and provide a draft for review by the Sellers and file with the SEC a proxy statement on Schedule 14A of the Exchange Act (the “Proxy Statement”) relating to a special meeting of the stockholders of the Parent (the “Parent Stockholder Meeting”) at which the stockholders of the Parent will vote on, among other things, a proposal to approve (“Parent Stockholder Approval”) the issuance of Parent Common Stock upon conversion of the Parent Preferred Stock and any other proposals necessary to permit the consummation of the Acquisition as required by applicable Law, including the rules and regulations of the NYSE American provided, that each of the Parent and the Sellers shall consult with the other party and provide the other party a reasonable period of time to review such preliminary Proxy Statement and any amendments thereto prior to the filing of such document with the SEC and will reasonably consider any comments from the other party.

(b)       The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such preliminary Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Parent shall notify the Sellers promptly following the receipt of any comments (whether written or oral) from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply the Sellers with copies of all correspondence with the SEC with respect to the Proxy Statement between Parent and any of its representatives, on the one hand, and the SEC on the other hand. The Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law.

(c) Parent shall date the Proxy Statement as of the approximate date of mailing to Parent stockholders and shall use its commercially reasonable efforts to cause Proxy Statement to be mailed to Parent stockholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (A) Parent shall promptly inform the Sellers of such occurrences, (B) Parent shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement, (C) Parent shall use its commercially reasonable efforts to have the Proxy Statement prepared for use at the Parent Stockholder Meeting, and (D) Parent shall use commercially reasonable efforts to have the amendment of or supplement to Proxy Statement cleared by the SEC as quickly as commercially practical.

(d) Parent will, as soon as practicable, following the date on which the preliminary Proxy Statement is cleared by the SEC, duly call, give notice of, and as soon as practicable convene and hold the Parent Stockholder Meeting for the purpose of obtaining the Parent Stockholder Approval. Parent will, through its board of directors, recommend to Parent stockholders that they approve all of the proposals coming before the stockholders of the Parent at the Parent Stockholders Meeting.

(e) If on the date of the Parent Stockholder Meeting, Parent has not received proxies representing a sufficient number voting securities to approve all proposals being voted on at the Parent Stockholder Meeting, Parent shall adjourn its stockholder meeting until such date as shall be mutually agreed upon by Parent and the Sellers, which date shall not be less than 5 days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its commercially reasonable efforts, together with its proxy solicitor (if any), to assist in the solicitation of proxies from stockholders relating to such party’s stockholder approval at its stockholder meeting. Parent shall only be required to adjourn or postpone the Parent Stockholder Meeting one time pursuant to this Section 6.6(e).

(f) The Sellers and the Companies will promptly provide to Parent information that is required to be included in the Proxy Statement with respect to the Sellers and the Companies and supplement such information from time to time until the date of the Parent Stockholder Meeting.

6.8 Voting Agreement; Sellers Approval of Agreement and Acquisition.  The Parent shall use commercially reasonable efforts to cause each holder of 10% or more of the voting power of Parent to enter into a voting agreement in the form of Exhibit D to this Agreement (the “Voting Agreement”) requiring such persons to vote in favor all proposals coming before stockholders of Parent at the Parent Stockholders Meeting. The Sellers acknowledge and agree that they have consented to and approved this Agreement, the Acquisition and that no further action by the board of directors or stockholders or other equity owners of the Companies is required in order to consummate the Acquisition.

6.9 Lock-Up Agreements.  The Sellers shall enter into an agreement (a “Lock-Up Agreement”) that provides that no Seller will transfer or assign or otherwise dispose of the shares of Common Stock or Preferred Stock (or any shares of Common Stock issuable upon conversion of the Preferred Stock) that will be owned by the Sellers at the Closing for a period of 180 days after the Closing and thereafter the Sellers will only sell such shares of Common Stock or Preferred Stock at a rate of no more than one percent of the outstanding stock of the Parent per quarter until the one year anniversary of the Closing in the form set forth in Exhibit E attached to this Agreement.

6.10 Registration Rights.

(a) Demand Registration.

(i) Grant of Right. The Parent, upon written demand (a “Demand Notice”) of the Sellers holding a majority of the Registrable Securities (as defined below), agrees to register on Form S-3 (if available, or Form S-1 or such other form of registration statement that is available and appropriate for the registration of the Registrable Securities), on one occasion, all or any portion of the Parent Common Stock issuable to the Sellers hereunder, including the Parent Common Stock issuable upon conversion of the Parent Preferred Stock issuable to the Sellers hereunder (collectively, the “Registrable Securities”). On such occasion, the Parent will file a registration statement with the SEC covering the Registrable Securities within sixty (60) days after receipt of a Demand Notice and use its reasonable best efforts to have the registration statement declared effective promptly thereafter, subject to compliance with and review by the SEC; provided, however, that the Parent shall not be required to comply with a Demand Notice if the Parent has filed a registration statement with respect to which the Sellers are entitled to piggyback registration rights pursuant to Section 6.10(b) hereof and either: (i) the Sellers have elected to participate in the offering covered by such registration statement or (ii) if such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been withdrawn or until thirty (30) days after such offering is consummated. The demand for registration may be made at any time following the Closing Date.

(ii) Terms. The Parent shall bear all fees and expenses attendant to the registration of the Registrable Securities pursuant to Section 6.9(a) but the Sellers shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Sellers to represent them in connection with the sale of the Registrable Securities. The Parent agrees to use its reasonable commercial efforts to cause the filing required herein to become effective promptly and to qualify or register the Registrable Securities in such States as are reasonably requested by the Sellers; provided, however, that in no event shall the Parent be required to register the Registrable Securities in a State in which such registration would cause: (i) the Parent to be obligated to register or license to do business in such State or submit to general service of process in such State or (ii) the principal shareholders of the Parent to be obligated to escrow their shares of capital stock of the Parent. The Parent shall cause any registration statement filed pursuant to the demand right granted under Section 6.9(a) to remain effective for a period of at least twelve (12) consecutive months after the date that the Sellers of the Registrable Securities covered by such registration statement are first given the opportunity to sell all of such securities. The Sellers shall only use the prospectuses provided by the Parent to sell the Registrable Securities and will immediately cease to use any prospectus furnished by the Parent if the Parent advises the Sellers that such prospectus may no longer be used due to a material misstatement or omission. Notwithstanding the provisions of this Section 6.9(a) the Sellers shall be entitled to a demand registration under this Section 6.9(a) on only one (1) occasion and such demand registration right shall terminate on the second anniversary of the date of this Agreement.

(b) “Piggy-Back” Registration.

(i) Grant of Right. In addition to the demand right of registration described in Section 6.9(a) hereof, the Sellers shall have the right, for a period of no more than two (2) years from the date of this Agreement, to include the Registrable Securities as part of any other registration of securities filed by the Parent (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-8 or any equivalent form); provided, however, that if, solely in connection with any primary underwritten public offering for the account of the Parent, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Parent shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Sellers requested inclusion hereunder as the underwriter shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Sellers seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Sellers; provided, however, that the Parent shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in such Registration Statement or are not entitled to pro rata inclusion with the Registrable Securities.

(ii) Terms. The Parent shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 6.9(b) hereof, but the Sellers shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Sellers to represent them in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Parent shall furnish the Sellers of outstanding Registrable Securities with not less than thirty (30) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Sellers shall continue to be given for each registration statement filed by the Company during the two (2) year period following the date of this Agreement until such time as all of the Registrable Securities have been sold by the Sellers. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice within ten (10) days of the receipt of the Parent’s notice of its intention to file a registration statement. Except as otherwise provided in this Agreement, there shall be no limit on the number of times the Seller may request registration under this Section 6.9; provided, however, that such registration rights shall terminate on the second anniversary of the date of this Agreement.

(c) General Terms.

(i)  Indemnification. The Parent shall indemnify the holders of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such holders within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters in connection with the Parent’s last public offering of its securities. The holders of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Parent, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the Parent is required to indemnify the underwriter in connection with Parent’s last public offering of its securities.

(ii) Underwriting Agreement. The Parent shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Sellers whose Registrable Securities are being registered pursuant to this Section 6.9, which managing underwriter shall be reasonably satisfactory to the Parent. Such agreement shall be reasonably satisfactory in form and substance to the Parent, each Seller and such managing underwriters, and shall contain such representations, warranties and covenants by the Parent and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Sellers whose Registrable Securities are being registered shall be parties to any such underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Parent to or for the benefit of such underwriters shall also be made to and for the benefit of such Sellers. Such Sellers shall not be required to make any representations or warranties to or agreements with the Parent or the underwriters except as they may relate to such Sellers, their Registrable Securities and their intended methods of distribution.

(iii) Documents to be Delivered by Holder(s). Each of the Sellers participating in any of the foregoing offerings shall furnish to the Parent a completed and executed questionnaire provided by the Parent requesting information customarily sought of selling security holders.

6.11 Financial Information.  The Sellers shall reasonably cooperate with the Buyer and the Buyer’s independent certified public accounting firm, at the Buyer’s sole expense, in order to enable the Buyer to create audited financial statements prepared in accordance with GAAP for the two full fiscal years preceding the Closing Date by making available the Companies’ records as they are maintained in the ordinary course of business and answering reasonable questions.

6.12 Taking of Necessary Action; Further Action.  Subject to the terms and conditions of this Agreement, the Sellers, the Companies and Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.13 Tax Matters.

(a) Filing of Tax Returns.

(i) Sellers, at their cost and expense, shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns that are required to be filed by or with respect to each Company for Tax years or periods ending on or before the Closing Date. In each case, the Tax Returns shall be prepared in a manner consistent with past practices unless otherwise required by any applicable Law and the relevant Company shall timely remit (or cause to be timely remitted) any Taxes shown due on such Tax Returns (if any) to the extent payable by the Company filing the Tax Return.

(ii) Except as described in Section 6.13(a)(i), the Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns with respect to each Company that are required to be filed after the Closing Date. With respect to any Tax Return that is required to be filed by or with respect to any Company for any Tax year or period that begins before and ends after the Closing Date (a “Straddle Period”), such Tax Return shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law and (x) the Buyer shall deliver a completed draft of such Tax Return to the Sellers no later than thirty (30) days prior to the due date for filing such Tax Return (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), (y) the Sellers (and their authorized representatives) shall have the right to review such Tax Return prior to the filing thereof, and (z) the Sellers shall be permitted to object to any item(s) on such Tax Return within ten (10) days of receipt of such Tax Returns by written notice of objection to the Buyer stating that they so object, specifying with particularity any such objectionable item(s) and the specific factual or legal basis for such objection. If a notice of objection shall be duly delivered, the Sellers and the Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such item. If the Buyer and the Sellers are unable to reach such agreement within ten (10) days after receipt by the Buyer of such notice, the disputed item shall be resolved by an independent accounting firm (“Independent Accounting Firm”) the Buyer and the Sellers shall appoint by mutual agreement. If the Independent Accounting Firm is unable to resolve any disputed item before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Independent Accounting Firm's resolution. The Buyer shall remit (or cause to be remitted) any Taxes due with respect to such Tax Return. The Sellers or the Buyer, as the case may be, shall pay the other party for the Taxes for which the Sellers or the Buyer, respectively, is liable pursuant to Section 9.2 or Section 9.3, but which are payable with any Tax Return to be filed by the other party pursuant to paragraph (a) or paragraph (b) of this Section 6.13(a) no later than the tenth (10th) day after receipt of written request from the party entitled to payment, setting forth in detail the computation of the amount owed by the Sellers or the Buyer, as the case may be.

The fees and expenses of the Independent Accounting Firm’s review and determination pursuant to this Section 6.13(a)(ii) shall be borne by the Sellers and the Buyer in inverse proportion as they may prevail on all disputed amounts resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time its determination is rendered on the Disputed Amounts submitted. For example, should the disputed amounts total an amount equal to $1,000 and the Independent Accounting Firm awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by the Buyer and 40% of the costs would be borne by the Sellers. During the review by the Independent Accounting Firm, the Buyer, the Sellers and the accountants for the relevant Company will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 6.13(a)(ii); provided, however, that the accountants for the relevant Company shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(iii) After the Closing Date, the Buyer shall not (or shall cause or permit any of the Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Company with respect to any taxable year or period (or portion thereof) ending on or before the Closing Date (or with respect to any Straddle Period) except (i) as required by applicable Law, or (ii) with the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Straddle Periods.

(i)  Unless prohibited by applicable Law, the Sellers and the Buyer shall each cause any relevant taxable year or period of each Company to terminate as of the Closing Date. To the extent any Company’s relevant taxable year or period cannot be so terminated and it is necessary to determine the Buyer’s and the Sellers’ liability for any Company’s Taxes attributable to a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including the Closing Date (the “Pre-Closing Straddle Period”), and the portion of the Straddle Period beginning after the Closing Date (the “Post-Closing Straddle Period”) shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date.

(ii) The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be determined on a per diem basis and be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period); and (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be determined on an interim closing of the books basis and be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. Notwithstanding anything to the contrary in this Agreement, for purposes of determining Taxes on an interim closing of the books basis for which the Sellers shall be responsible in respect of any such short taxable year or period or deemed short taxable year or period, all of the Transaction Expenses and other related party items paid on or prior to the Closing Date shall be accrued as an expense and be treated as having been paid in a Pre-Closing Straddle Period or pre-closing Tax period, as applicable.

(iii)  The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

(c) Tax Proceedings.

(i) An Indemnified Party shall promptly deliver to the Indemnifying Party a copy of any written communication received by the Indemnified Party or any of its Affiliates from a Taxing Authority concerning Taxes for which indemnification may be claimed pursuant to the provisions of this Agreement and shall promptly notify the Indemnifying Party in writing of any pending or threatened audit, claim or demand (a “Tax Claim”) that could give rise to a right of indemnification, and to the extent reasonably estimable, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent the Indemnifying Party is actually prejudiced by such failure.

(ii) After the Closing Date and except as otherwise provided in Sections 6.13(c)(iii), the Buyer shall have the exclusive right to control any Tax Claim or administrative or judicial proceeding with respect to any Tax liability, in each case to the extent that such Tax Claims or administrative or judicial proceedings relate to Tax liability with respect to a Company. The Sellers shall have the right to participate in any such Tax Claim or administrative or judicial proceeding at their own expense; provided that the Buyer may not settle, compromise and/or concede any portion of any such Tax Claim or administrative or judicial proceeding without the prior written consent of the Sellers which shall not be unreasonably withheld, conditioned or delayed.

(iii) The Sellers shall have the exclusive right to control any Tax Claim or administrative or judicial proceeding with respect to any Tax liability, in each case to the extent that such Tax Claims or administrative or judicial proceedings relate to Tax liability with respect to a Company for a taxable period ending on or prior to the Closing Date. Notwithstanding the preceding sentence, the Buyer and such Company shall have the right to participate in such Tax Claim or administrative or judicial proceeding described in the preceding sentence at their own expense, and the Sellers shall not settle, compromise and/or concede any portion of such Tax Claim or administrative or judicial proceeding without the prior written consent of the Buyer and such Company, which shall not be unreasonably withheld, conditioned or delayed; provided that, if the Sellers fail to assume control of the conduct of any such Tax Claim or administrative or judicial proceeding within fifteen (15) days following the receipt by the Sellers of notice of such Tax Claim or administrative or judicial proceeding, the Buyer and such Company shall have the right to assume control of such Tax Claim or administrative or judicial proceeding and shall be entitled to settle, compromise and/or concede any portion of such Tax Claim or administrative or judicial proceeding. In the event of any conflict between the provisions of this Section 6.13(c)(iii) and the provisions of Article IX, the provisions of this Section 6.13(c)(iii) shall control.

(d) Refunds. Any refunds of Taxes (or credits against Taxes in lieu of cash Tax refunds) (including any interest paid or credited with respect thereto) received by, or on behalf of, any Company that are attributable to any Tax Returns filed with respect to any Tax periods ending on or prior to the Closing Date will be for the benefit of the Sellers. Except as otherwise provided in Section 9.8, the Buyer shall pay (or cause to be paid) to the Sellers any such refund actually received in cash, or the value of any credit available to the Buyer or the relevant Company as a result of the Buyer or the Company electing to receive such credit in lieu of a cash Tax refund, promptly and no later than five (5) Business Days after the receipt or availability thereof, (less any expenses, including Taxes, incurred in connection with the receipt of such refunds or credits); provided, however, that this Section 6.13(d) shall not apply to any refund or credit with respect to Taxes of the Company that result from the carryback of losses, credits or similar items from Tax periods (or portions thereof) beginning after the Closing Date. The Buyer shall cooperate in the filing of a claim for refund (including an amendment of a Tax Return for any Tax period ending on or prior to the Closing Date or any portion of a Straddle Period that extends before the Closing Date through the Closing Date, if the Sellers request that the Buyer or the relevant Company, as the case may be, file such claim for refund (or amendment) and all costs related to the preparation of such claim for refund (or amendment) are paid for by the Sellers.

(e) Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Buyer shall be liable for and shall indemnify and hold harmless the Sellers from and against any sales tax, use tax, direct or indirect real property transfer or gains tax, documentary stamp tax, value added tax or similar taxes and related fees attributable to the sale or transfer of the Securities (“Transfer Taxes”). The party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other party’s cooperation, and file such Tax Return. If the Sellers file (or caused to be filed) any such Tax Return, the Buyer shall promptly reimburse the Sellers for any Transfer Taxes paid by the Sellers in connection with the filing of such Tax Return. The Buyer and the Sellers each agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

(f) Tax Cooperation. The Sellers and the Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Companies and their respective assets or businesses (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. The Sellers and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Companies and their respective assets or businesses and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement.

(g) Post-Closing Actions. The Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing Date for the avoidance of doubt, the Companies) to (a) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of any Company relating to any Tax period (or portions of a Straddle Period) ending on or before the Closing Date or (b) after the Closing Date, take any action relating to Taxes, or that could create a liability for Taxes, for any Tax period (or portions of a Straddle Period) ending on or before the Closing Date that is outside the ordinary course of business (other than as expressly contemplated by this Agreement) without the prior written consent of the Sellers (which shall not be unreasonably withheld, conditioned or delayed) to the extent the actions in (a) or (b) could reasonably be expected to result in any Tax liability with respect to which the Sellers have agreed to provide indemnification under this Agreement or (c) relate to Taxes with respect to which a Company is treated as a pass through entity and which Taxes flow through to the Sellers.

(h) Disputes. If the Sellers and the Buyer are unable to resolve any disagreement relating to Sections 6.13(a) through (g), the disagreement shall be referred to the Independent Accounting Firm. The Independent Accounting Firm shall resolve the disagreement within thirty (30) days and the Sellers and the Buyer agree the decision of the Independent Accounting Firm shall be conclusive and binding on both the Sellers and the Buyer. Except as otherwise provided in this Agreement, the fees of the Independent Accounting Firm shall be divided equally between Sellers and the Buyer.

(i) Survival. The indemnity and payment obligations set forth in this Section 6.13 and Article IX with respect to Taxes shall survive until the date that is thirty (30) days following the expiration of the applicable statute of limitations, including any extensions or waivers thereof.

6.14 Confidentiality.  Each of Buyer and Parent acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Parent or Buyer pursuant to this Agreement, except as required by applicable law, including the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as amended. Subject to the terms in this Section 6.14, each of the parties hereto agrees to be bound by the terms and conditions of the Confidentiality Agreement, and such terms and conditions shall apply to the parties hereto, as if the Potential Party (as defined in the Confidentiality Agreement) were defined to include the Companies and the Sellers. If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.14 shall nonetheless continue in full force and effect.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer and the Parent. The obligation of the Buyer and the Parent to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer and the Parent of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Seller and each Company will have performed all covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each Seller and each Company to consummate the Acquisition or perform its other obligations hereunder.

(c) The waiting period applicable to the consummation of the Acquisition and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) The Buyer shall have received an opinion of the Sellers’ counsel in form and substance reasonably satisfactory to the Buyer and its counsel.

(f) The Sellers shall have obtained the consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties required to consummate the Acquisition.

(g) The Sellers shall have obtained pay-off letters and releases of the Liens at the Sellers’ expense from such Persons as Buyer shall have requested.

(h) The Sellers shall have delivered to the Parent and the Buyer the Lock-Up Agreement.

(i) As required by a lock-up agreement currently in effect, the Parent shall have obtained the consent of the underwriter in its initial public offering to issue to the Common Stock and the Preferred Stock to the Sellers as contemplated by this Agreement.

(j) The Buyer shall have received fully executed copies of each of (i) the 1 Stop Lease; (ii) the Gold Coast Lease, and (iii) the Joe’s Appliances Lease.

(k) The Buyer shall have received each of (i) the A. Fouerti Employment Agreement duly executed by Albert Fouerti and (ii) the E. Fouerti Employment Agreement duly executed by Elie Fouerti.

(l) Each Company shall have delivered evidence reasonably satisfactory to the Buyer of such Company’s organization and proceedings and its existence in the jurisdiction in which it is formed, including evidence of such existence as of the Closing.

(m) The Buyer shall have obtained on terms and conditions reasonably satisfactory to it all of the financing necessary to pay the Cash Portion and pay related fees and expenses to consummate the Acquisition and provide reasonably adequate working capital for the Companies after the Closing.

(n) The Companies shall have delivered to Buyer a certificate of each Company, executed by an officer of each such Company, dated as of the Closing Date, certifying on behalf of the Companies that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied in all respects.

7.2 Conditions to Obligation of the Sellers and the Companies. The obligation of the Sellers and the Companies to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) The representations and warranties of the Buyer and the Parent set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer or the Parent to consummate the Acquisition and the other transactions contemplated by this Agreement.

(b) Each of the Buyer and the Parent will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer or the Parent to consummate the Acquisition and the other transactions contemplated by this Agreement.

(c) The waiting period applicable to the consummation of the Acquisition and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all filings with NYSE American shall have been made by Parent and Parent shall have otherwise taken all such actions as may be reasonably necessary for the Parent Common Stock (and the Parent Common Stock underlying the Parent Preferred Stock) to be issued pursuant hereto to be accepted by NYSE American for issuance and approved for listing thereon from and after the time of Closing (or, with respect to the shares of Common Stock underlying the Parent Preferred Stock, from and after the date of the issuance of such shares of underlying Common Stock following Stockholder Approval), subject to official notice of issuance.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) The Buyer and the Parent shall have obtained any consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties required to consummate the Acquisition.

(f) The Parent shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware.

(g) The Buyer and the Parent shall have delivered the Voting Agreement.

(h) The Buyer shall have delivered each of (i) the A. Fouerti Employment Agreement; and (ii) the E. Fouerti Employment Agreement, in each case duly executed by Buyer.

(i) The Buyer and the Parent shall have delivered to the Companies a certificate of the Buyer and the Parent, executed by an officer of the Buyer and the Parent, respectively, dated as of the Closing Date, certifying on behalf of the Buyer and the Parent, respectively, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied in all respects.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement.  This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer, the Parent and the Sellers at any time prior to the Closing;

(b) by either the Buyer and the Parent or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer and the Parent or the Sellers if the Closing does not occur on or before the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of a condition to the consummation of the Acquisition.

(d) by the Buyer and the Parent if any Seller or any Company has breached its respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e) by the Sellers if the Buyer or the Parent has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2 Effect of Termination.

(a) In the event this Agreement is terminated in accordance with Section 8.1(a), Section 8.1(b), or Section 8.1(d), the Seller Representative shall return the Deposit to Buyer within two (2) Business Days.

(b) In the event this Agreement is terminated by Seller pursuant to Section 8.1(c) or Section 8.1(e), Sellers shall retain the Deposit and, if applicable, the Additional Deposit.

(c) In the event of termination of this Agreement as provided in Section 8.1, other than with respect to Section 8.1(b), this Agreement will terminate and all rights and obligations of the parties under this Agreement automatically end without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Parent, the Companies or the Sellers (or any member, stockholder agent, consultant or Representative of any such party); provided, that the provisions of Sections 10.1 through 10.15 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3 Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Parent, the Companies and the Sellers.

8.4 Waiver.  At any time prior to the Closing, the Buyer and the Parent may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Companies or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or the Companies. Any agreement on the part of the Buyer and the Parent to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Companies may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or the Parent or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or the Parent. Any agreement on the part of the Sellers and the Companies to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Companies. Except for any waiver under the preceding sentences of this Section 8.4, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
INDEMNIFICATION

9.1 Survival.  The representations, warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twelve (12) months following the Closing Date, at which time they shall expire; provided, however, that (a) the representations and warranties set forth in Sections 3.1 (Authority and Enforceability), 3.3 (The Securities), 4.1 (Organization; Standing and Power; Authority and Enforceability), 4.3 (Capitalization), 4.6 (Taxes), Section 5.1 (Organization), Section 5.2 (Authorization), and Section 5.5 (Capitalization) of this Agreement (the “Fundamental Representations”) shall survive for a period of ten (10) years, except for the representations and warranties in Section 4.6 (Taxes) which shall survive the Closing until the expiration of the applicable statute of limitation. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), and for covenants that by their terms are to be performed after the Closing Date, all agreements and covenants contained in this Agreement will survive the Closing and remain in effect until thirty (30) days after the expiration of the applicable statutes of limitations. To avoid any doubt, the parties hereto agree that the time limitations herein limit the time in which a claim may be brought even though such time limits may be less than those otherwise afforded under applicable statutes of limitations. In the event that a claim has been brought within such time periods, the running of such time prior to the final adjudication of such claim shall not time bar the continuation of such claim.

9.2 Indemnification by Sellers.  From and after the Closing, each Seller, on a several and not joint basis (on a Pro Rata Basis), hereby agrees to indemnify, defend and save the Buyer and the Parent and, to the extent applicable, its respective Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all direct and actual Liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys and accountants but excluding any special, incidental, indirect, exemplary, punitive or consequential damages (including lost profits, loss of revenue or lost sales, or amounts calculated as a multiple of earnings, profits, revenue, sales or other measure)) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of such Seller or the Companies contained in Article III or IV of this Agreement or (b) the failure of such Seller to perform any of its covenants or obligations contained in this Agreement.

9.3 Indemnification by Buyer.  From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer or Parent contained in Article V of this Agreement or (b) the failure of the Buyer or Parent to perform any of its covenants or obligations contained in this Agreement.

9.4 Third Party Indemnification Procedures; Direct Claim Procedures.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under this Article IX. Such notice shall contain details reasonably sufficient to disclose to the Indemnifying Party the nature and scope of the claim including an estimate of the amount of claimed Losses (if known and quantifiable) and copies of all relevant pleadings, documents and information. Any failure in the delivery of such notice shall not affect the obligations of the Indemnifying Party, except to the extent (and only to the extent) that the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 9.4(b), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, that (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided, further, that the Indemnifying Party shall not have the right to defend against such Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or other equitable relief against any Indemnified Party or any of its Affiliates, or (C) the Indemnified Party shall in good faith determine after consultation with outside counsel that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third Party Claim that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party.

(c) The Indemnifying Party shall notify the Indemnified Party within fifteen (15) days after having received any claim notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party has the right to and elects to assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.4, (i) the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party shall not enter into any settlement agreement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) and (iii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ at its expense separate counsel of its choice for such purpose (in which case the counsel of the Indemnifying Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim).

(d) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(c) within fifteen (15) days after receipt of notice of a Third Party Claim, or the Indemnifying Party is otherwise not entitled to defend the Indemnified Party pursuant to Section 9.4(b), then the Indemnified Party may defend, and be reimbursed by the Indemnifying Party for its reasonable costs and expenses in regard to, the Third Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings. In such circumstances, the Indemnified Party may defend any such Third Party Claim and have full control of such defense and proceedings including the settlement, compromise or discharge thereof; provided, however, that no such Third Party Claim shall be settled, compromised or discharged by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim described in this Section 9.4(d) and to employ one separate counsel of its choice for such purpose (in which case the counsel of the Indemnified Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third Party Claim). The fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(e) Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no Indemnified Party, upon reasonable advice of counsel, shall have any obligation to disclose any information the disclosure of which would reasonably be expected to result in a violation of applicable Law or is subject to attorney-client or any other privilege, and if requested by an Indemnified Party, the Indemnifying Party will enter into an appropriate joint defense agreement (or other privilege-preserving agreement) in connection with obtaining access to such information.

9.5 Direct Claim Procedures.  In the event an Indemnified Party brings a claim for indemnity against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give prompt notice in writing of such Direct Claim to the Indemnifying Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (excluding anything subject to attorney-client or similar privilege) with respect thereto and shall indicate the estimated amount, if reasonably known and quantifiable and assuming the truth of the facts asserted therein, of the Losses that have been or may be sustained by the Indemnified Party; provided, however, that (a) the notice with respect to a Direct Claim (a “Direct Claim Notice”) need only specify such information to the knowledge of such Indemnified Party as of the date of such notice and (b) shall be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Direct Claim Notice. The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim Notice. During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s, the Companies’ and its Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. The Indemnifying Party may object to a claim for indemnification set forth in a Direct Claim Notice by delivering a notice to the Indemnified Party seeking indemnification within sixty (60) days of the delivery of the applicable Direct Claim Notice (the “Direct Claim Objection Deadline”), setting forth in reasonable detail the objections to the Direct Claim. If the Indemnifying Party notifies the applicable Indemnified Party that it objects by the Direct Claim Objection Deadline or fails to object by the Direct Claim Objection Deadline, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.6 Limitation on Indemnification Obligation.

(a) Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2(a) is subject to the following limitations:

(i) The Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations or for actual fraud in the making of representations or warranties of the Sellers in this Agreement (“Fraud”)) that exceed $21,000,000.

(ii) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations) until and unless the aggregate amounts indemnifiable for such breaches exceeds $2,100,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $2,100,000, the Buyer Indemnified Parties shall be entitled to Losses back to the first dollar of such Losses.

(iii) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representation and/or warranty.

(b) Notwithstanding anything in this Agreement to the contrary, Buyer and Parent shall not, in the aggregate, be liable to the Seller Indemnified Parties for Losses arising under Section 9.3(a) (other than with respect to Fundamental Representations or for Fraud) that exceed $21,000,000.

(c) All indemnification payments pursuant to this Article IX shall be deemed to be adjustments to the Purchase Price.

(d) Subject to the limitations contained in this Article IX, each of the Seller’s liability under this Article IX is limited to the amount of cash actually received by such Seller pursuant to this Agreement and allocated among the Sellers on a Pro Rata Basis; provided, however, that in no event shall one Seller be liable for the Fraud of another Seller.

9.7 Payments.  Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the final determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

9.8 Tax Refunds, Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this Article IX will be net of any Tax benefit to which an Indemnified Party is entitled by reason of payment of such Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Buyer and the Parent will use (and will cause their respective Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

9.9 Mitigation.  The Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

ARTICLE X
MISCELLANEOUS

10.1 Press Releases and Public Announcement.  Neither the Buyer or the Parent on the one hand, nor the Sellers or the Companies on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that, the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable Law, including the Securities Act of 1933, as amended and the Exchange Act, as amended.

10.2 No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except that the provisions of Article IX are intended for the benefit of the Buyer Indemnified Parties and the Seller Indemnified Parties.

10.3 Entire Agreement.  This Agreement and the Ancillary Agreements (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4 Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer or the Parent, by the Sellers, and, in the case of assignment by the Sellers or the Companies, the Buyer and the Parent.

10.5 Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6 Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile or electronic mail transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer, Parent or a Company (after the Closing):

c/o 1847 Goedeker Inc.
13850 Manchester Road
Ballwin, MO 63011
Attn: Douglas T. Moore, CEO
Facsimile: 636-207-9345
Email: doug.moore@goedekers.com

with a copy to:	BEVILACQUA PLLC
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
Attn: Louis A. Bevilacqua, Esq.
Facsimile: 202-869-0889
Email: lou@bevilacquapllc.com

If to Sellers or a Company (prior to the Closing):

To the addresses specified on Exhibit A hereto

with a copy to:	MURTHA CULLINA LLP
One Century Tower
265 Church Street
New Haven, CT 06510
Attn: James W. McLaughlin
Facsimile: 860-240-5900
Email: jmclaughlin@murthalaw.com

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7 Governing Law.  This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.8 Consent to Jurisdiction and Service of Process.  EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.9 Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, (d) with respect to the Sellers’ obligations in Section 6.6 of this Agreement, the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision and (e) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.11 Expenses.  Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

10.12 Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13 Limited Recourse.  Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder or in any Ancillary Agreement will be without recourse to any stockholder or member of such party or any of such stockholder’s or member’s Affiliates, or any of their respective Representatives or agents (in each case, in their capacity as such).

10.14 Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or in equity.

10.15 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.16 Disclosure Schedules.  The Disclosure Schedules, attached hereto as Exhibit H, shall be subject to the following terms and conditions: (a) all disclosures in the Financial Statements shall be deemed to be disclosed on all sections of the Disclosure Schedules; (b) any item disclosed on or in any particular part or section of the Disclosure Schedules shall be deemed to be disclosed on and in all parts or sections of the Disclosure Schedules, to the extent such deemed disclosure is reasonably apparent; (c) no disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); (d) any disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document; and (e) headings and introductory language have been inserted in the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

10.17 Conflicts; Privileges.

(a) It is acknowledged by each of the parties that the Sellers and the Companies have retained Murtha Cullina LLP to act as their counsel in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement and that Murtha Cullina LLP has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and that no other party to this Agreement has the status of a client of Murtha Cullina LLP for conflict of interest or any other purposes as a result thereof.

(b) Each of Buyer and Parent hereby agrees that, in the event that a dispute arises among Buyer or any of its Affiliates (including, after the Closing, any Companies) and Sellers or any of their Affiliates (including, prior to the Closing, the Companies), Murtha Cullina LLP may represent Sellers or any such Affiliate in such dispute, even though the interests of Sellers or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Companies), and even though Murtha Cullina LLP may have represented a Company in a manner substantially related to such dispute, or may be handling ongoing matters for Buyer or a Company.

(c) Each of Buyer and Parent hereby waives, on behalf of itself and each of its Affiliates (including, after the Closing, the Companies): (i) any claim that it has or may have that Murtha Cullina LLP has a conflict in interest in connection with or is otherwise prohibited from engaging in such representations; and (ii) agrees that, in the event that a dispute arises after the Closing among Buyer or any of its Affiliates (including the Companies) and Sellers or any Affiliate of Sellers, Murtha Cullina LLP may represent any such party in such dispute, even though the interest of any such party may be directly adverse to Buyer or any of its Affiliates (including the Companies), and even though Murtha Cullina LLP may have represented a Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or a Company.

(d) Each of Buyer and Parent, on behalf of itself and each of its Affiliates (including, after the Closing, the Companies) further agrees that, if, and to the extent that, at any time subsequent to the Closing, each Company shall have the right to assert or waive an attorney-client privilege with respect to any communications between or among it or any of its directors or officers concerning or in contemplation of this Agreement or the transactions contemplated hereby, Sellers shall have the sole right to waive such attorney-client privilege. Further, no Murtha Cullina LLP attorney shall be required to respond to any inquiry concerning such communications without the approval of Sellers.

(e) Notwithstanding any other provision in this Agreement, prior to the Closing, Sellers shall be permitted to remove from the Companies any email, document and other records containing attorney-client privileged information where the attorney-client privilege is held jointly between a Company, on the one hand, and Sellers or any of their Affiliates, on the other hand (“Jointly Privileged Information”). From and after the Closing, Buyer shall cause each Company and its Affiliates to provide to Sellers copies (including electronic, digital or otherwise) of any Jointly Privileged Information that is inadvertently not removed prior to the Closing. Sellers agree that any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this Section 10.17(e) shall be returned to the Company promptly following the completion of such review if it is determined by Sellers that such email, document or other record does not contain Jointly Privileged Information.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

APPLIANCES CONNECTION INC.

By:	/s/ Douglas T. Moore
Name:	Douglas T. Moore
Title:	Chief Executive Officer

PARENT:

1847 GOEDEKER INC.

By:	/s/ Douglas T. Moore
Name:	Douglas T. Moore
Title:	Chief Executive Officer

COMPANIES:

1 STOP ELECTRONICS CENTER, INC.

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	President

GOLD COAST APPLIANCES INC.

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	President

SUPERIOR DEALS INC.

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	President

JOE’S APPLIANCES LLC

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	President

YF LOGISTICS LLC

By:	/s/ Youssef Fouerti
Name:	Youssef Fouerti
Title:	Sole Member

SELLERS:

/s/ Albert Fouerti
Albert Fouerti

/s/ Elie Fouerti
Elie Fouerti

/s/ Youssef Fouerti
Youssef Fouerti

THE 2020 ALBERT FOUERTI TRUST

By:	/s/ David Rosenblatt
David Rosenblatt, Esq., Trustee

THE 2020 ELIE FOUERTI TRUST

By:	/s/ David Rosenblatt
David Rosenblatt, Esq., Trustee

EXHIBIT A

Schedule of Sellers

Name and Address of Seller	Ownership of Companies	Cash Portion (inclusive of the Deposit, and subject to any adjustment pursuant to Section 2.2 and 2.3 hereof)	Pro Rata Cash Basis	Portion of Common Stock included in Fixed Share Consideration	Portion of Series A Preferred Stock included in Fixed Share Consideration	Percentage of Common Stock and Series A-1 Preferred Stock included in Variable Share Consideration (This percentage is also the Pro Rata Share Basis)	Pro Rata Basis
Albert Fouerti Address: 2217 E. 5[h] Street Brooklyn, NY 11223 Email: albert.f@appliancesconnection.com	Eighty (80.0) shares of common stock of 1 Stop (40% of 1 Stop) One hundred (100) shares of common stock of Gold Coast (50% of Gold Coast) One hundred (100) shares of common stock of Superior Deals (50% of Superior Deals) 50% of the membership interests of Joe’s Appliances 0% of the membership interests of YF Logistics	$83,500,000.00	49.70%	0 shares of Common Stock	0 shares of Series A Preferred Stock	0% of the Common Stock and Series A-1 Preferred Stock included in the Variable Share Consideration	39.76%

The 2020 Albert Fouerti Trust Address: Attention: David Rosenblatt, Esq., Trustee One East Broward Blvd Suite 915 Fort Lauderdale, FL 33301	Twenty (20) shares of common stock of 1 Stop (10% of 1 Stop) 0 shares of common stock of Gold Coast (0% of Gold Coast) 0 shares of common stock of Superior Deals (0% of Superior Deals) 0% of the membership interests of Joe’s Appliances 0% of the membership interests of YF Logistics	$0.00	0%	611,119.50 shares of Common Stock	555,547 shares of Series A Preferred Stock	50.00% of the Common Stock and Series A-1 Preferred Stock included in the Variable Share Consideration	10.00%
Elie Fouerti Address: 2215 E. 5[h] Street Brooklyn, NY 11223 Email: elie@appliancesconnection.com	Eighty (80.0) shares of common stock of 1 Stop (40% of 1 Stop) One hundred (100) shares of common stock of Gold Coast (50% of Gold Coast) One hundred (100) shares of common stock of Superior Deals (50% of Superior Deals) 50% of the membership interests of Joe’s Appliances 0% of the membership interests of YF Logistics	$83,500,000.00	49.70%	0 shares of Common Stock	0 shares of Series A Preferred Stock	0.00% of the Common Stock and Series A-1 Preferred Stock included in the Variable Share Consideration	39.76%

The 2020 Elie Fouerti Trust Address: Attention: David Rosenblatt, Esq., Trustee One East Broward Blvd Suite 915 Fort Lauderdale, FL 33301	Twenty (20) shares of common stock of 1 Stop (10% of 1 Stop) 0 shares of common stock of Gold Coast (0% of Gold Coast) 0 shares of common stock of Superior Deals (0% of Superior Deals) 0% of the membership interests of Joe’s Appliances 0% of the membership interests of YF Logistics	$0.00	0%	611,119.50 shares of Common Stock	555,547 shares of Series A Preferred Stock	50.00% of the Common Stock and Series A-1 Preferred Stock included in the Variable Share Consideration	10.00%
Youssef Fouerti Address: 2215 East 5th Street Brooklyn, NY 11223 Email: youssef@yflogistics.com	0 shares of common stock of 1 Stop (0% of 1 Stop) 0 shares of common stock of Gold Coast (0% of Gold Coast) 0 shares of common stock of Superior Deals (0% of Superior Deals) 0% of the membership interests of Joe’s Appliances 100% of the membership interests of YF Logistics	$1,000,000.00	0.60%	0 shares of Common Stock	0 shares of Series A Preferred Stock	0% of the Common Stock and Series A-1 Preferred Stock included in the Variable Share Consideration	0.48%

EXHIBIT B

Illustrative Calculation of Target Net Working Capital

	1/31/2020	2/29/2020	3/31/2020	4/30/2020	5/31/2020	6/30/2020	7/31/2020
Accounts Receivable - 1 Stop	26,489,043.11	25,528,405.55	25,130,102.86	23,819,658.01	26,472,225.71	25,573,624.92	25,860,323.82
Accounts Receivable - Superior Deals	49,803.80	49,803.80	26,711.30	120,076.74	276,076.12	183,012.42	316,414.02
Inventory	13,214,293.66	13,261,988.51	14,005,332.99	15,379,509.24	14,812,547.93	15,710,443.01	14,745,489.34
Prepaid Insurance - 1 Stop	54,568.88	39,158.88	23,748.88	8,338.88	(16,094.91)	249,471.17	225,328.80
Prepaid Insurance - YF	68,913.97	49,224.27	29,534.57	9,844.87	(14,784.68)	310,478.35	280,908.98

Accounts Payable - 1 Stop	(23,957,826.03)	(25,107,255.56)	(25,372,813.15)	(24,856,510.41)	(23,247,437.52)	(21,846,356.02)	(19,389,526.30)
Accounts Payable - YF	(361,429.75)	(397,534.55)	(341,984.40)	(393,277.57)	(279,760.62)	(500,852.93)	(717,288.24)
Credit Cards Payable:
Amex Plum	(552,694.89)	(1,013,345.61)	(304,598.12)	(753,620.17)	(608,083.15)	(670,227.85)	(801,833.24)
Amex Black	(1,052,020.96)	(993,348.43)	(410,098.66)	(745,360.98)	(341,588.96)	(171,990.78)	(1,510,065.83)
Capital One 1 Stop	(282,790.32)	(335,906.98)	(173,695.64)	(390,522.56)	(509,126.17)	(582,582.45)	(499,227.57)
Amex YF	(287,678.84)	(311,518.48)	(409,077.52)	(354,380.65)	(317,473.65)	(142,078.52)	(324,003.38)
Capital One YF	(25,148.93)	(25,000.57)	(30,239.17)	-	-	-	4,403.35
American Express Gold Coast	(8,108.53)	(12,374.26)	(8,154.24)	(2,175.19)	(11,704.01)	(2,575.91)	(1,334.06)
Equipment/Vehicle Loans Payable Current Portion	(297,960.24)	(295,749.32)	(294,185.74)	(292,672.44)	(291,059.39)	(287,993.17)	(284,922.87)
Customer Deposits and deferred revenue from current sales	(9,897,299.31)	(9,638,544.03)	(8,769,654.04)	(9,762,182.52)	(16,701,088.74)	(15,099,061.83)	(14,697,298.00)
Payroll Liabilities - 1 Stop	(11,526.79)	(12,932.22)	(15,134.84)	(16,771.82)	(18,975.70)	295,586.33	(29,401.98)
Payroll Liabilities - YF	(16,923.07)	(13,354.89)	(18,107.90)	(18,437.94)	(18,767.98)	135,806.04	(19,444.48)
Payroll Liabilities - Gold Coast	(5,219.91)	(4,563.99)	(3,874.97)	(3,905.94)	(3,406.94)	(19.18)	(5,186.93)
Payroll Liabilities - Joe’s Appliances	(4,120.07)	(3,791.77)	(3,895.37)	(1,733.88)	(2,482.73)	318.47	4,156.03
Sales tax payable - 1 Stop	(155,821.26)	(213,074.19)	(325,593.74)	(319,394.99)	(390,821.24)	(672,910.60)	(428,707.19)
Sales tax Payable - Gold Coast		(13,472.28)			(8,691.69)	(7,808.54)	(12,443.85)
Sales tax Payable - Joe’s Appliances		(11,074.36)			(5,168.70)	(5,295.01)	(11,319.09)
Sales tax Payable - Superior Deals	-	-	-	-		(868.51)	(1,974.16)
Deferred Revenue from projects, builders, etc.	(16,048,723.10)	(14,293,281.10)	(14,152,302.33)	(15,212,276.99)	(17,442,222.10)	(16,057,517.70)	(16,057,202.31)
Outstanding Checks - Bridgehamton 3270	(1,016,877.02)	(971,126.63)	(770,921.13)	(1,090,926.76)	(1,486,610.60)	(1,374,598.69)	(2,560,164.45)
Outstanding Checks - Capital One 6547	-	-	(32,390.38)	(25,894.88)	(43,024.88)	(63,257.16)	(89,503.63)
Outstanding Checks - Popular Community Gold Coast	(67,208.99)	(63,398.23)	(64,629.78)	(65,646.98)	(65,498.53)	(65,948.53)	(65,948.53)
Outstanding Checks - Capital One 4661 closed	(40,446.22)	(81,165.82)	(171,402.51)	-	-	-	-
Outstanding Checks - Popular Community 6753	-	-	-	-	-	-	-
Outstanding Checks - Bridgehamton 0664 closed	(390,571.06)	-	-	-	-	-	-

Total	(14,603,771.87)	(14,883,232.26)	(12,457,323.03)	(14,968,264.93)	(20,263,023.13)	(15,093,202.67)	(16,069,771.75)

Sum							(108,338,589.64)
Number of periods							7
Average over 7 months = Target Net Working Capital							$(15,476,941.38)

B-1

EXHIBIT C

Form of Certificate of Designations

(See Attached)

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

OF

1847 GOEDEKER INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned duly authorized officer of 1847 Goedeker Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board”) by the Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board on ________ adopted a resolution which creates a series of Preferred Stock of the Corporation designated as Series A Preferred Stock as follows:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation (which authorizes 20,000,000 shares of Preferred Stock), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Certificate of Incorporation and this Certificate of Designation, as it may be amended from time to time, as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or any of its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” means the date on which approval from the stockholders of the Corporation with respect to the Securities Purchase Agreement and the transactions contemplated thereby, including the issuance of the Conversion Shares, has been obtained.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Holder” means a holder of shares of Series A Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means holders of a majority of the outstanding shares of Series A Preferred Stock.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated October 20, 2020, among the Corporation, Appliances Connection Inc., 1 Stop Electronics Center, Inc., Gold Coast Appliances Inc., Superior Deals Inc., Joe’s Appliances LLC, YF Logistics LLC and the other parties set forth in Exhibit A thereto.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the NYSE, NYSE American, NASDAQ, the OTC Bulletin Board system, the OTCQX market or OTCQB market operated by OTC Markets Group Inc., or any other market on which the Common Stock may be listed or quoted for trading on the date in question.

Section 2. Designation, Amount and Stated Value. The series of preferred stock shall be designated as Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and the number of shares so designated shall be One Hundred Eleven Thousand Ninety Four (1,111,094) (which shall not be subject to increase without the written consent of the Requisite Holders). Each share of Series A Preferred Stock shall have a stated value of $9.00 per share (the “Stated Value”).

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Preferred Stock.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Preferred Stock were fully converted to Common Stock immediately prior to such Liquidation, which amount shall be paid to the Holders of the Series A Preferred Stock pari passu with all holders of the Corporation’s outstanding Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 5. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A Preferred Stock shall have no voting rights.

Section 6. Automatic Conversion.

(a) Trigger Event. On the Conversion Date, each share of Series A Preferred Stock shall be automatically converted (without the payment of additional consideration by the Holder thereof), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect on the Conversion Date. The “Conversion Price” shall initially be equal to $9.00. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Except as aforesaid, the Series A Preferred Stock is not convertible into Common Stock or any other securities of the Corporation.

(b) Mechanics of Conversion. Within two (2) Trading Days of the Conversion Date, if the shares of Series A Preferred Stock are held in book entry form, or upon such Holder’s surrender of certificated shares of Series A Preferred Stock (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and an indemnity or security reasonably acceptable to the Corporation or its transfer agent to indemnify the Corporation or its transfer agent against any claim that may be made against the Corporation or its transfer agent on account of the alleged loss, theft or destruction of such certificate), the Corporation shall deliver, or cause to be delivered, to each Holder the number of Conversion Shares issuable upon conversion of such Holder’s Series A Preferred Stock; provided that, any failure by the Holder to return certificated shares of Series A Preferred Stock, if any, will have no effect on the mandatory conversion pursuant to Section 6(a), which conversion will be deemed to occur on the Conversion Date. The Conversion Shares issuable hereunder shall be transmitted by the Corporation’s transfer agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with Depository Trust Company (“DTC”) through its Deposit or Withdrawal at Custodian system (DWAC) if the Corporation is then a participant in such system, or shall otherwise be issued in book entry form by the Corporation’s transfer agent; provided that, if requested by a Holder, the Corporation shall issue a physical certificate registered in the name of the Holder or its designee in lieu of issuance in book entry form. The Corporation agrees to maintain a transfer agent that is a participant in the DTC’s FAST program so long as any shares of Series A Preferred Stock remain outstanding. All rights with respect to the Series A Preferred Stock converted pursuant to Section 6(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Conversion Date (notwithstanding the failure of the Holder or Holders to surrender the certificates, if any, at or prior to such time), except only for the rights of the Holders to receive the Conversion Shares.

(c) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(d) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

(f) Transfer Taxes and Expenses. The issuance of the Conversion Shares on conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series A Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase.

(c) Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series A Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(c) pursuant to written agreements entered into prior to such Fundamental Transaction and shall deliver to the Holder in exchange for the Series A Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series A Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series A Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series A Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, nonpublic information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert its Series A Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Redemption. The Series A Preferred Stock is not redeemable other than as otherwise expressly authorized herein.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 13850 Manchester Rd., Ballwin, MO 63011, Attention: Secretary, email address bob.barry@goedekers.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of such Holder appearing on the books of the Corporation, or if no such email address or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(c) Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. Any action that is required or permitted to be taken by the Requisite Holders may be taken at any meeting called by any Holder or Holders or by a written consent or action by such Holders in lieu of any such meeting. With respect to any meeting of Holders, unless otherwise specified in this Certificate of Designation, the procedures for calling and holding a meeting of the holder of Common Stock of the Corporation shall be applicable with respect to a meeting of the Holders, mutatis mutandis. The Corporation shall promptly provide to any Holder a list of the other Holders upon the request of any Holder, and otherwise provide such cooperation and assistance to any Holder for the purposes of calling and holding a meeting of the Holders as from time to time reasonably requested by a Holder.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this _____ day of ______________, ______.

By:
Douglas T. Moore
Chief Executive Officer

CERTIFICATE OF DESIGNATION OF

SERIES A-1 PREFERRED STOCK

OF

1847 GOEDEKER INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned duly authorized officer of 1847 Goedeker Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board”) by the Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board on _______ adopted a resolution which creates a series of Preferred Stock of the Corporation designated as Series A-1 Preferred Stock as follows:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation (which authorizes 20,000,000 shares of Preferred Stock), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Certificate of Incorporation and this Certificate of Designation, as it may be amended from time to time, as follows:

Section 10. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or any of its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” means the date on which approval from the stockholders of the Corporation with respect to the Securities Purchase Agreement and the transactions contemplated thereby, including the issuance of the Conversion Shares, has been obtained.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A-1 Preferred Stock in accordance with the terms hereof.

“Holder” means a holder of shares of Series A-1 Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means holders of a majority of the outstanding shares of Series A-1 Preferred Stock.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated October 20, 2020, among the Corporation, Appliances Connection Inc., 1 Stop Electronics Center, Inc., Gold Coast Appliances Inc., Superior Deals Inc., Joe’s Appliances LLC, YF Logistics LLC and the other parties set forth in Exhibit A thereto.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the NYSE, NYSE American, NASDAQ, the OTC Bulletin Board system, the OTCQX market or OTCQB market operated by OTC Markets Group Inc., or any other market on which the Common Stock may be listed or quoted for trading on the date in question.

Section 11. Designation, Amount and Stated Value. The series of preferred stock shall be designated as Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”), and the number of shares so designated shall be _______ (which shall not be subject to increase without the written consent of the Requisite Holders). Each share of Series A-1 Preferred Stock shall have a stated value of $___ per share (the “Stated Value”).1

Section 12. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A-1 Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A-1 Preferred Stock.

[1]	The Stated value shall be a “Trailing 20 Day Trading Price” which means the average of the closing price of the shares of Corporation’s Common Stock (as reported on the NYSE American) for the twenty (20) Trading Days immediately preceding the third (3rd) Trading Day prior to the Closing Date.

Section 13. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A-1 Preferred Stock were fully converted to Common Stock immediately prior to such Liquidation, which amount shall be paid to the Holders of the Series A-1 Preferred Stock pari passu with all holders of the Corporation’s outstanding Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 14. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A-1 Preferred Stock shall have no voting rights.

Section 15. Automatic Conversion.

(a) Trigger Event. On the Conversion Date, each share of Series A-1 Preferred Stock shall be automatically converted (without the payment of additional consideration by the Holder thereof), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect on the Conversion Date. The “Conversion Price” shall initially be $[same as the Stated Value]. Such initial Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Except as aforesaid, the Series A-1 Preferred Stock is not convertible into Common Stock or any other securities of the Corporation.

(b) Mechanics of Conversion. Within two (2) Trading Days of the Conversion Date, if the shares of Series A-1 Preferred Stock are held in book entry form, or upon such Holder’s surrender of certificated shares of Series A-1 Preferred Stock (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and an indemnity or security reasonably acceptable to the Corporation or its transfer agent to indemnify the Corporation or its transfer agent against any claim that may be made against the Corporation or its transfer agent on account of the alleged loss, theft or destruction of such certificate), the Corporation shall deliver, or cause to be delivered, to each Holder the number of Conversion Shares issuable upon conversion of such Holder’s Series A-1 Preferred Stock; provided that, any failure by the Holder to return certificated shares of Series A-1 Preferred Stock, if any, will have no effect on the mandatory conversion pursuant to Section 6(a), which conversion will be deemed to occur on the Conversion Date. The Conversion Shares issuable hereunder shall be transmitted by the Corporation’s transfer agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with Depository Trust Company (“DTC”) through its Deposit or Withdrawal at Custodian system (DWAC) if the Corporation is then a participant in such system, or shall otherwise be issued in book entry form by the Corporation’s transfer agent; provided that, if requested by a Holder, the Corporation shall issue a physical certificate registered in the name of the Holder or its designee in lieu of issuance in book entry form. The Corporation agrees to maintain a transfer agent that is a participant in the DTC’s FAST program so long as any shares of Series A-1 Preferred Stock remain outstanding. All rights with respect to the Series A-1 Preferred Stock converted pursuant to Section 6(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Conversion Date (notwithstanding the failure of the Holder or Holders to surrender the certificates, if any, at or prior to such time), except only for the rights of the Holders to receive the Conversion Shares.

(c) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A-1 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(d) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A-1 Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A-1 Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

(f) Transfer Taxes and Expenses. The issuance of the Conversion Shares on conversion of the Series A-1 Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A-1 Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 16. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A-1 Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series A-1 Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A-1 Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase.

(c) Fundamental Transaction. If, at any time while the Series A-1 Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A-1 Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series A-1 Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A-1 Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(c) pursuant to written agreements entered into prior to such Fundamental Transaction and shall deliver to the Holder in exchange for the Series A-1 Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series A-1 Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series A-1 Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series A-1 Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A-1 Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, nonpublic information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert its Series A-1 Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 17. Redemption. The Series A-1 Preferred Stock is not redeemable other than as otherwise expressly authorized herein.

Section 18. Miscellaneous.

(g) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 13850 Manchester Rd., Ballwin, MO 63011, Attention: Secretary, email address bob.barry@goedekers.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of such Holder appearing on the books of the Corporation, or if no such email address or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(h) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(i) Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. Any action that is required or permitted to be taken by the Requisite Holders may be taken at any meeting called by any Holder or Holders or by a written consent or action by such Holders in lieu of any such meeting. With respect to any meeting of Holders, unless otherwise specified in this Certificate of Designation, the procedures for calling and holding a meeting of the holder of Common Stock of the Corporation shall be applicable with respect to a meeting of the Holders, mutatis mutandis. The Corporation shall promptly provide to any Holder a list of the other Holders upon the request of any Holder, and otherwise provide such cooperation and assistance to any Holder for the purposes of calling and holding a meeting of the Holders as from time to time reasonably requested by a Holder.

(j) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(k) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(l) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this _____ day of ______________, _____.

By:
Douglas T. Moore
Chief Executive Officer

EXHIBIT D

Form of Voting Agreement

(See Attached)

VOTING SUPPORT AND CONFIDENTIALITY AGREEMENT

VOTING SUPPORT AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of ________, 2020, by and among Albert Fouerti, Elie Fouerti and Youssef Fouerti (each, a “Seller” and collectively, the “Sellers”), and those holders of securities of 1847 Goedeker Inc., a Delaware corporation (the “Company”), listed on Schedule I attached hereto (each, a “Securityholder” and collectively, the “Securityholders”).

RECITALS

The Company, the Sellers, Appliances Connection Inc. (the “Buyer”), and 1 Stop Electronics Center, Inc., Gold Coast Appliances Inc., Superior Deals Inc., Joe’s Appliances LLC and YF Logistics LLC (collectively, the “Subject Companies”) have entered into a securities purchase agreement, dated _________, 2020 (the “Securities Purchase Agreement”), pursuant to which the Buyer has agreed to purchase all of the Securities of the Subject Companies in exchange for, among other things, shares of the Company’s Common Stock and Preferred Stock. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

As of the date hereof, each Securityholder is the record owner of the number and type of securities of the Company set forth opposite the name of such Securityholder on Schedule I hereto.

As a condition to the willingness of the Subject Companies and the Sellers to enter into the Securities Purchase Agreement and as an inducement and in consideration therefor, each Securityholder has agreed to enter into this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. Stockholder Meetings; Voting. Each Securityholder hereby agrees that from and after the date hereof and until this Agreement is terminated in accordance with Section 8, such Securityholder shall exercise all of his, her or its rights as a holder of securities of the Company to vote as follows to the extent that the following are approved by the board of directors of the Company and recommended to the stockholders of the Company: (i) in favor of the adoption of the Securities Purchase Agreement and the approval of the transactions contemplated by the Securities Purchase Agreement; (ii) in favor of any proposal seeking approval for the issuance to the Sellers or their designees of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Company’s issued and outstanding Common Stock or 20% or more of the voting power outstanding before the issuance, in order that any shares of Preferred Stock issued by the Company to the Sellers or their designees under the Securities Purchase Agreement can be immediately converted into Common Stock (the “20% Proposal”); (iii) against any proposal made in opposition to, or in competition with, the matters set forth in (i) or (ii) above; and (iv) against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the adoption of the Securities Purchase Agreement, the approval of the transactions contemplated by the Securities Purchase Agreement, or the approval of the 20% Proposal at any meeting of the stockholders of the Company. It is the intention of this paragraph that each Securityholder shall be obligated to vote in accordance with the above regardless of the particular wording of any proposal put forth to the stockholders of the Company, in a manner consistent with the purpose of authorizing the Securities Purchase Agreement and the issuance to the Sellers or their designees of shares of Common Stock of the Company having the maximum voting power as is contemplated by the Securities Purchase Agreement.

2. Restriction on Transfer.

(a) Except as provided by Section 2(c), each Securityholder agrees that he, she or it will not directly or indirectly, prior to the termination of this Agreement: (i) transfer, assign, sell, lend, sell short, gift-over, pledge, encumber, hypothecate, exchange or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution), or offer or solicit to do any of the foregoing, of any or all of the equity securities and/or any debt or similar securities that are convertible into equity securities of the Company held by him, her or it, including any additional equity securities and/or any debt or similar securities that are convertible into equity securities of the Company which Securityholder may subsequently acquire, including all additional equity securities which may be issued to Securityholder upon the exercise of any options, warrants or other securities convertible into or exchangeable for securities of the Company (all such securities of such Securityholder, “Subject Securities”) or any right or interest therein, or consent to any of the foregoing (any such action, a “Transfer”), (ii) enter or offer to enter into any derivative arrangement with respect to, or create or suffer to exist any liens or encumbrances with respect to, any or all of the Subject Securities or any right or interest therein, in either case that would reasonably be expected to prevent or delay such Securityholder’s compliance with his, her or its obligations hereunder; (iii) enter of offer to enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iv) grant any proxy, power-of-attorney or other authorization or consent with respect to any Subject Securities with respect to any matter that is, or that could be exercised in a manner, inconsistent with the transactions contemplated by the Securities Purchase Agreement and this Agreement or the provisions thereof and hereof; (v) deposit any Subject Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any Subject Securities; or (vi) enter or offer to enter into any contract or agreement that would be breached by, or take any other action that would reasonably be expected to prevent or delay such Securityholder’s compliance with its obligations hereunder.

(b) Each Securityholder hereby acknowledges and agrees that the Company shall be entitled, during the term of this Agreement, to cause any transfer agent for the Subject Securities to decline to effect any Transfer and to note stop transfer restrictions on the stock register and other records relating to Subject Securities, and each Securityholder agrees to execute and deliver any further documents reasonably requested by the Company in furtherance of the same.

(c) Notwithstanding the foregoing, the restrictions set forth in this Section 2 shall not apply (A) to the exercise of any option, warrant or other securities convertible or exchangeable for securities of the Company, or (B) to the following Transfers of Subject Securities by the Securityholder:

(i) if such Securityholder is an individual (A) for nominal consideration or as a gift to any member of such Securityholder’s “immediate family” (defined for purposes of this Agreement as the spouse, parent, lineal descendants, the spouse of any lineal descendant, and brothers and sisters) or a trust for the benefit of such Securityholder or any member of such Securityholder’s immediate family, (B) in connection with estate or tax planning, including but not limited to, dispositions from any grantor retained annuity trust established for the direct benefit of the Securityholder and/or a member of the immediate family (defined as aforesaid) of the Securityholder, or (C) upon the death of such Securityholder pursuant to a will or other instrument taking effect upon the death of such Securityholder, or pursuant to the applicable laws of descent and distribution to such Securityholder’s estate, heirs or distributees; and

(ii) if the Securityholder is a corporation, partnership, limited liability company or other entity, any Transfer to an Affiliate of the Securityholder if such Transfer is not for value;

provided, however, that in the case of any Transfer described in clauses (i) or (ii), it shall be a condition to the Transfer that (x) the transferee executes and delivers to the Company and the Sellers, not later than one Business Day prior to such Transfer, a written agreement that is reasonably satisfactory in form and substance to the Company and the Sellers to be bound by all of the terms of this Agreement (any references to immediate family in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee) and (y) if the Securityholder is required to file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of the Subject Securities or any securities convertible into or exercisable or exchangeable for the Subject Securities, the Securityholder shall include a statement in such report to the effect that, in the case of any Transfer pursuant to Section 2(c)(i) above, such Transfer is being made as a gift or by will or intestate succession or, in the case of any Transfer pursuant to Section 2(c)(ii) above, such Transfer is being made to a shareholder, partner or member of, or owner of a similar equity interest in, the Securityholder and is not a Transfer for value.

(d) For purposes hereof, “Affiliate” shall mean, with respect to any entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such entity. For purposes hereof, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any entity or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity or person, whether through the ownership of voting securities or otherwise.

3. Representations and Warranties of the Securityholders. Each of the Securityholders, severally, but not jointly, hereby represents and warrants to the Sellers as follows:

(a) The Securityholder is the record owner of the Subject Securities set forth opposite the name of the Securityholder on Schedule I to this Agreement. As of the date of this Agreement, the Subject Securities set forth opposite the name of the Securityholder on Schedule I to this Agreement represent all of the shares of equity securities and/or any debt or similar securities that are convertible into equity securities of the Company owned of record by the Securityholder.

(b) If the Securityholder is a corporation, partnership, limited liability company or other entity, such Securityholder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction, and has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.

(c) If the Securityholder is an individual, such Securityholder has the valid capacity to execute and deliver this Agreement and has duly executed and delivered this Agreement.

(d) This Agreement constitutes a valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally.

(e) The execution, delivery and performance by the Securityholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any governmental authority or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Securities Purchase Agreement or the Securityholder’s ability to observe and perform its material obligations hereunder (a “Securityholder Material Adverse Effect”).

(f) The execution, delivery and performance by the Securityholder of this Agreement will not (i) result in a violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under any (A) contract, trust, commitment, agreement, understanding or arrangement of any kind (a “Contract”) or (B) permit, concession, franchise, right or license binding upon the Securityholder, (ii) result in the creation of any pledges, liens, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrance or restriction whatsoever on title transfer (collectively, “Encumbrances”), other than Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”), upon any of the properties or assets of the Securityholder, (iii) if the Securityholder is a corporation, partnership, limited liability company or other entity, conflict with or result in any violation of any provision of the organizational documents of such Securityholder, or (iv) conflict with or violate any applicable laws, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, be reasonably expected to have a Securityholder Material Adverse Effect. The consummation by the Securityholder of the transactions contemplated by this Agreement will not (y) violate any provision of any judgment, order or decree applicable to the Securityholder or (z) require any consent, approval, or notice under any statute, law, rule or regulation applicable to such Securityholder.

(g) The Securityholder’s Subject Securities are now, and at all times during the term hereof will be, held by the Securityholder or by a nominee or custodian for the benefit of the Securityholder, free and clear of all Encumbrances, except for (i) any such Encumbrances arising hereunder, (ii) Permitted Encumbrances and (iii) any Encumbrance imposed by any margin account in with the Subject Securities may be held (provided, that the Securityholder retains voting and dispositional control of any such Subject Securities).

(h) The Securityholder understands and acknowledges that the Sellers are entering into the Securities Purchase Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement.

(i) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Securityholder.

4. Representations and Warranties of the Sellers. Each of the Sellers, severally, but not jointly, hereby represents and warrants to the Securityholders as follows:

(a) The Seller has the valid capacity to execute and deliver this Agreement and has duly executed and delivered this Agreement.

(b) This Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally.

(c) The execution, delivery and performance by the Seller of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any governmental authority or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Securities Purchase Agreement or the Seller’s ability to observe and perform its material obligations hereunder (a “Seller Material Adverse Effect”).

(d) The execution, delivery and performance by the Seller of this Agreement will not (i) result in a violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under any (A) Contract or (B) permit, concession, franchise, right or license binding upon the Seller, (ii) result in the creation of Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of the Seller, (iii) conflict with or violate any applicable laws, other than, in the case of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to have a Seller Material Adverse Effect. The consummation by the Seller of the transactions contemplated by this Agreement will not (y) violate any provision of any judgment, order or decree applicable to the Seller or (z) require any consent, approval, or notice under any statute, law, rule or regulation applicable to such Seller.

5. Confidentiality.

(a) Except as otherwise required by applicable law, each Securityholder agrees to treat and hold as confidential, any confidential or proprietary information of the Sellers and the Subject Companies relating, except for any such information which is generally known to the public or becomes generally known to the public, other than as a result of a disclosure by such Securityholder and not due to the breach of this Agreement (“Confidential Information”), and to refrain from disclosing any Confidential Information, except in accordance with the provisions of this Section 5. Unless otherwise public information, the existence of any business negotiations, discussions, consultations or agreements in progress between the parties hereto, or between the Sellers, the Subject Companies and certain third parties, shall not be released to any form of public media without the prior written consent of the Sellers. Each Securityholder agrees that it shall treat all Confidential Information with at least the same degree of care as it accords to its own information of like nature, and each Securityholder represents that it exercises at least reasonable care to protect its own confidential information. Each Securityholder may disclose Confidential Information only to those of its employees, officers, directors, shareholders, partners, members, or owners of a similar equity interest in such Securityholder, or any of such Securityholder’s agents or representatives (all such persons or entities, collectively, “Securityholder Representatives”) who (i) need to know such information for the purposes of advising such Securityholder with respect to the Securities Purchase Agreement and the consummation of the transactions contemplated by the Securities Purchase Agreement and (ii) are informed by such Securityholder of the confidential nature of the Confidential Information and the obligations under this Agreement with respect to such Confidential Information. Each Securityholder also agrees to be responsible for enforcing the terms of this Agreement as to its Securityholder Representatives and maintaining the confidentiality of the Confidential Information and to take such action, legal or otherwise, to the extent necessary to cause them to comply with the terms and conditions of this Agreement and thereby prevent any disclosure or prohibited use of Confidential Information by any of its Securityholder Representatives.

(b) Notwithstanding the foregoing, each Securityholder or any of the Securityholder’s Representatives may disclose Confidential Information without the consent of the Sellers to the extent required by law or legal process (provided that, unless prohibited by law, it first provides prompt notice to the Sellers so that they may seek a protective order or other appropriate remedy or consent to the disclosure). In the event a Securityholder or any of the Securityholder’s Representatives are required to so disclose Confidential Information, such Securityholder or such Representative may furnish that portion (and only that portion) of the Confidential Information that such person or entity has been advised by legal counsel that it is legally compelled or otherwise required to disclose, and such person or entity shall use all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed and, if requested by any Seller, shall use reasonable efforts to assist such Seller in obtaining an order or other assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company may disclose the terms and conditions of this Agreement as required by the rules and regulations of any national securities exchange or other market on which its securities are listed or qualified, the SEC or other applicable governmental or regulatory body. If the Company discloses the terms and conditions of this Agreement as provided in the immediately preceding sentence it shall use best efforts to give the other parties reasonable advance notice of such disclosure.

(c) Each Securityholder also acknowledges and agrees that it is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person or entity in possession of material non-public information about a public company and that such Securityholder will comply with such laws.

6. Fiduciary Responsibilities. No Securityholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Securityholder signs solely in his or her capacity as the record owner of such Securityholder’s Subject Securities and nothing herein shall limit or affect any actions taken by such Securityholder (or a designee of such Securityholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company’s Board of Directors’ rights in connection with the Securities Purchase Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.

7. Power of Attorney.  Each Securityholder hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act on such Securityholder’s behalf to execute any proxy relating to any meeting of the Securityholders of the Company called for the purposes set forth herein and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by such Securityholder.

8. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following: (i) the first Business Day following the date of the approval of the 20% Proposal by the Company’s stockholders; (ii) the date of the termination of the Securities Purchase Agreement in accordance with its terms; or (iii) the mutual written consent of the Sellers and the Securityholders.

(b) Except as set forth in Section 8(c), upon termination of this Agreement, except in the case of liability for any willful breach by any party to this Agreement prior to termination from which liability termination shall not relieve any such party, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person or entity in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise.

(c) Section 5 of this Agreement shall survive the termination of this Agreement until the second anniversary of the date of this Agreement. Section 8 of this Agreement shall survive the termination of this Agreement indefinitely.

9. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the Securities Purchase Agreement are consummated.

10. Miscellaneous.

(a) All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service; or (ii) transmitted by telecopy or e-mail (with confirmation of transmission) by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, telecopy number, e-mail address or person as a party may designate by notice to the other parties).

If to a Seller: To the address specified on Exhibit A attached to the Securities Purchase Agreement

With a copy (which shall not constitute notice) to:

MURTHA CULLINA LLP

One Century Tower

265 Church Street

New Haven, CT 06510

Attn: James W. McLaughlin, Esq.

Facsimile: 860-240-5900

Email: jmclaughlin@murthalaw.com

If to a Securityholder: To the address set forth on Schedule I attached hereto with a copy to:

1847 Goedeker Inc.

13850 Manchester Road

Ballwin, MO 63011

Attn: Douglas T. Moore, CEO

Facsimile: 636-207-9345

Email: doug.moore@goedekers.com

With a copy (which shall not constitute notice) to:

BEVILACQUA PLLC

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Attention: Louis A. Bevilacqua, Esq.

Facsimile: 202-869-0889

Email: lou@bevilacquapllc.com

(b) This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer, nor shall it confer, upon any person other than the parties hereto any legal or equitable rights or remedies or benefits of any nature whatsoever.

(c) No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(d) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (in whole or in part) by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns.

(e) This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

(i) This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

SELLERS:

Albert Fouerti

Elie Fouerti

Youssef Fouerti

[ALBERT FOUERTI TRUST]

By:
Albert Fouerti, Trustee

[ELIE FOUERTI TRUST]

By:
Elie Fouerti, Trustee

SECURITYHOLDERS:

Ellery W. Roberts

Edward J. Tobin

SCHEDULE I

Name and Address	Company Securities
Ellery W. Roberts	1,527,203 shares of Common Stock
Edward J. Tobin	975,654 shares of Common Stock
TOTAL	2,502,857

EXHIBIT E

Form of Lock-Up Agreement

(See Attached)

LOCK-UP and resale restriction AGREEMENT

This Lock-Up and Resale Restriction Agreement (the “Agreement”) is made and entered into as of _____________, 2020 by and among 1847 Goedeker Inc., a Delaware corporation (“1847 Goedeker”), and the persons executing this Agreement (each a “Holder” and, collectively, the “Holders”).

RECITALS

A.   On October 20, 2020, 1847 Goedeker entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Buyer Inc., a Delaware corporation and a wholly owned subsidiary of 1847 Goedeker (the “Buyer”), 1 Stop Electronics Center, Inc., a New York corporation (“1 Stop”), Gold Coast Appliances Inc., a New York corporation (“Gold Coast”), Superior Deals Inc., a New York corporation (“Superior Deals”), Joe’s Appliances LLC, a New York limited liability company (“Joe’s Appliances”), and YF Logistics LLC, a New Jersey limited liability company (“YF Logistics” and collectively with 1 Stop, Gold Coast, Superior Deals and Joe’s Appliances, the “Companies”), and the other party or parties set forth therein (such other parties collectively, the “Sellers”).

B.   The Sellers collectively own 100% of the issued and outstanding the capital stock or other equity securities of the Companies (the “Securities”).

C.   The Sellers desire to sell all of the Securities to the Buyer, and Buyer desires to purchase all of the Securities from the Sellers, upon the terms and subject to the conditions set forth in the Purchase Agreement (such sale and purchase of the Securities, the “Acquisition”).

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Transfer.

a. For a period of 180 days after the Closing (the “Lock-Up Period”), no Holder shall, directly or indirectly: (i) transfer, assign, sell, lend, sell short, gift-over, pledge, encumber, hypothecate, exchange or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution), or offer or solicit to do any of the foregoing, of any or all of the shares of the common stock, $0.0001 par value per share (the “Common Stock”), Series A Preferred Stock or Series A-1 Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), or any shares of Common Stock issuable upon conversion of the Preferred Stock, of 1847 Goedeker held by such Holder (all such securities of such Holder, “Subject Securities”) or any right or interest therein, or consent to any of the foregoing (any such action, a “Transfer”), (ii) enter or offer to enter into any derivative arrangement with respect to, or create or suffer to exist any liens or encumbrances with respect to, any or all of the Subject Securities or any right or interest therein, in either case that would reasonably be expected to prevent or delay such Holder’s compliance with its obligations hereunder; or (iii) enter of offer to enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer.

b. After the expiration of the Lock Period, until the one year anniversary of the Closing, Holder shall only be permitted to sell the Subject Securities at a rate of no more than one percent of the outstanding stock of 1847 Goedeker per quarter as shown by the most recent report or statement published by 1847 Goedeker filed with the Securities and Exchange Commission.

2. Stop Transfer Orders. Each Holder hereby acknowledges and agrees that 1847 Goedeker shall be entitled, during the term of this Agreement, to cause any transfer agent for the Subject Securities to decline to effect any Transfer and to note stop transfer restrictions on the stock register and other records relating to Subject Securities, and each Holder agrees to execute and deliver any further documents reasonably requested by 1847 Goedeker in furtherance of the same.

3. Permitted Transfers. Notwithstanding the foregoing, the restrictions set forth herein shall not apply to the following permitted transfers:

a. A Holder shall be permitted to Transfer Subject Securities to an Affiliate of the Holder if such Transfer is not for value; provided, however, that it shall be a condition to the Transfer that (a) the transferee executes and delivers to 1847 Goedeker, not later than one business day prior to such Transfer, a written agreement that is reasonably satisfactory in form and substance to 1847 Goedeker to be bound by all of the terms of this Agreement and (b) if the Holder is required to file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of the Subject Securities or any securities convertible into or exercisable or exchangeable for the Subject Securities, the Holder shall include a statement in such report to the effect that such Transfer is being made to a shareholder, partner or member of, or owner of a similar equity interest in, the Holder and is not a Transfer for value. For purposes hereof, “Affiliate” shall mean, with respect to any entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such entity. For purposes hereof, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any entity or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity or person, whether through the ownership of voting securities or otherwise.

b. A Holder shall be permitted to Transfer Subject Securities (i) for estate planning or philanthropic purposes or upon such Holder’s death pursuant to law or such Holder’s estate plan; provided, however, that it shall be a condition to the Transfer that (a) the transferee executes and delivers to 1847 Goedeker, not later than one business day prior to such Transfer, a written agreement that is reasonably satisfactory in form and substance to 1847 Goedeker to be bound by all of the terms of this Agreement and (b) if the Holder is required to file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of the Subject Securities or any securities convertible into or exercisable or exchangeable for the Subject Securities, the Holder shall include a statement in such report to the effect that such Transfer is being made to for estate planning or philanthropic purposes or as the result of the death of such Holder.

4. Transfers in Violation Void. Any attempted sale, transfer or other disposition in violation of this Agreement shall be null and void.

5. Binding Effect; Waiver. This Agreement shall be binding upon the Holder, its agents, heirs, successors, assigns and beneficiaries. Any waiver by 1847 Goedeker of any of the terms and conditions of this Agreement in any instance must be in writing and must be duly executed by 1847 Goedeker and the Holder and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

6. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the one year anniversary of the Closing.

7. Miscellaneous. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Each arty acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

COMPANY:

1847 GOEDEKER INC.

By:
Name:
Title:

HOLDERS:

EXHIBIT F-1

1 Stop Lease

(See Attached)

F-1-1

LEASE

Agreement of Lease, made as of this _____ day of ___________, 2021, between 1870 Bath Ave. LLC, whose address is 1870 Bath Avenue, Brooklyn, NY 11214, (“Landlord”), and 1 Stop Electronics Center, Inc., whose address is 1870 Bath Avenue, Brooklyn, NY 11214, (“Tenant”).

WITNESSETH:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord on the terms hereinafter set forth, the entire real property with all improvements thereon known as 1870 Bath Avenue, Brooklyn, NY 11214, consisting of approximately 21,000 rentable square feet (the “Demised Premises”).

NOW THEREFORE, the parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

ARTICLE 1

Demised Premises; Term; Use

1.01  Demise. (a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this lease, the Demised Premises.

1.02  Term. (a) The term of this Lease (the "Term”) shall commence on ____________, 2021, (the “Commencement Date”), and shall end, unless sooner terminated as herein provided, on ______________, 2031, (such date is called the "Expiration Date”).

1.03  Intentionally Omitted.

1.04  Intentionally Omitted.

1.05  Use. The Demised Premises shall be used and occupied by Tenant solely as a store for the sale of electronics and appliances (“Permitted Use”), and for no other purpose. All use of the Demised Premises must be in compliance with rules and regulations promulgated for the Demised Premises by Landlord which may now or hereafter be in effect and of which Tenant has notice.

ARTICLE 2

Rent

2.01  Rent "Rent" shall consist of Fixed Rent (as hereinafter defined) and Additional Rent (as hereinafter defined).

F-1-2

2.02  Fixed Rent. Tenant covenants to pay to Landlord as a net minimum rent (“Fixed Rent”), as follows:

Lease Period	Rate PSF	Monthly Fixed Rent	Annual Fixed Rent

__/__/2021 – __/__/2022	$42.436	$74,263.00	$891,156.00

__/__/2022 – __/__/2023	$43.709	$76,490.89	$917,890.68

__/__/2023 – __/__/2024	$45.020	$78,785.62	$945,427.44

__/__/2024 – __/__/2025	$46.371	$81,149.19	$973,790.28

__/__/2025 – __/__/2026	$47.762	$83,583.66	$1,003,003.93

__/__/2026 – __/__/2027	$49.195	$86,091.17	$1,033,094.04

__/__/2027 – __/__/2028	$50.671	$88,673.91	$1,064,086.92

__/__/2028 – __/__/2029	$52.191	$91,334.12	$1,096,009.44

__/__/2029 – __/__/2030	$53.757	$94,074.15	$1,128,889.76

__/__/2030 – __/__/2031	$55.369	$96,896.37	$1,162,756.45

Tenant shall pay the Annual Fixed Rent in advance in equal monthly installments of the monthly Fixed Rent on the 1st day of each calendar month.

2.03  Additional Rent. Tenant also covenants to pay to Landlord, all amounts and obligations, other than Fixed Rent, which Tenant assumes or agrees to pay under this lease, ("Additional Rent"), all of which Additional Rent shall be deemed to be rent.

In the event of any failure on the part of Tenant to pay any Additional Rent, Landlord shall have all the rights, powers and remedies provided for in this lease, at law, in equity or otherwise, in the case of nonpayment of Fixed Rent.

2.04  Manner of Payment. Tenant shall pay all Fixed Rent and Additional Rent as the same shall become due and payable under this lease by wire transfer or by check (subject to collection) drawn on a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at the following address:

1870 Bath Ave. LLC

1870 Bath Avenue

Brooklyn, NY 11214

or such other place as Landlord may from time to time designate.

Any Additional Rent for which no due date is specified in this lease shall be due and payable on the 30th day after receipt of invoice for same from Landlord. All bills, invoices and statements rendered to Tenant with respect to this lease shall be binding and conclusive on Tenant unless, within sixty (60) days after receipt of same, Tenant notifies Landlord that it is disputing same.

F-1-3

Nothing herein shall be construed to extend the due dates of Tenant's payments under this lease, or to waive any rights or remedies of Landlord in the event of Tenant's late payment. Tenant's obligations to pay Fixed Rent and Additional Rent shall survive the expiration of the lease term or earlier termination of this lease.

2.05  Intentionally Omitted.

2.06  Application. If Landlord receives from Tenant any payment less than the sum of the Fixed Rent and Additional Rent due and owing pursuant to this Lease, Tenant hereby waives its right, if any, to designate the items to which such payment shall be applied and agrees that Landlord in its sole discretion may apply such payment in whole or in part to any Fixed Rent, any Additional Rent or to any combination thereof then due and payable hereunder.

2.07  Unconditional Obligations. THIS LEASE IS A NET LEASE AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE LANDLORD SHALL HAVE NO RESPONSIBILITY (OPERATIONALLY OR FINANCIALLY) IN RESPECT OF THE USE OR OPERATION OF THE DEMISED PREMISES. THE TENANT'S OBLIGATION TO PAY ALL RENT AND ALL OTHER AMOUNTS DUE HEREUNDER AND TO PERFORM ALL THE TERMS HEREOF SHALL BE ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE AFFECTED OR REDUCED BY ANY CIRCUMSTANCES, INCLUDING ANY SETOFF, COUNTERCLAIM, RECOUPMENT, DEFENSE, OR OTHER RIGHT WHICH THE TENANT MAY HAVE AGAINST THE LANDLORD OR ANY OTHER PERSON.

2.08  Interest. If Tenant shall fail to pay (1) any installment of Fixed Rent or any amount of Additional Rent or (2) any other sum of money which shall become due and payable by Tenant to Landlord pursuant to the terms of this Lease or by reason of Tenant’s occupancy of the Demised Premises within ten (10) days after the date on which such installment or payment is due, Tenant shall pay (i) a late payment charge of Five Hundred and 00/100 ($500.00) Dollars and (ii) interest on the amount overdue at a rate of fifteen percent (15%) per annum (or, if less, the maximum rate permitted by applicable law), from the date on which such installment or payment is due to the date of payment thereof (but in no event shall such interest be calculated and payable for less than a full calendar month), and such late payment charge and interest shall be deemed to be Additional Rent.

ARTICLE 3

Utility Services; Waste Removal; Real Estate Taxes and Water and Sewer Charges

3.01  Utility Services. Tenant shall pay all charges for gas and electric services serving the Demised Premises.

Landlord shall not be liable or responsible for charges for electricity at the Demised Premises, or any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant's requirements. Tenant covenants and agrees that its use of electric current shall never exceed the capacity of the existing conductors, feeders, risers, wiring installations or other equipment servicing the Demised Premises. Tenant shall not alter or make any addition to the electrical equipment without the prior written consent of Landlord. If Landlord grants such consent, all additional risers and other equipment shall be provided by Landlord, and the reasonable costs and expenses thereof shall be paid by Tenant to Landlord on demand, as Additional Rent, without setoff or deduction. Tenant will not use or cause to be used equipment which will overload the existing service and installations or interfere with other tenants’ electrical service. Any change in the character or nature of electrical service to the Demised Premises which does not result from acts or omissions of Landlord, shall not impose liability on the Landlord for any loss or damage sustained by Tenant as a result thereof.

F-1-4

3.02  Waste Removal. Tenant shall pay all charges for the garbage removal and collection imposed against the Demised Premises. Landlord shall not be responsible for any cleaning, waste removal, janitorial or similar services for the Demised Premises.

3.03  Real Estate Taxes and Water and Sewer Charges. As used herein, the following terms shall have the meanings set forth below:

"Real Estate Taxes" shall mean all real estate taxes, assessments, water charges and sewer rents, and other taxes and charges of every nature and kind whatsoever, whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character, which at any time may be assessed, levied, charged, confirmed or imposed on or in respect of or be a lien upon the Demised Premises. "Real Estate Taxes" shall exclude income, franchise, inheritance or similar taxes; provided, however, that if the method of taxation or assessment shall be changed so that the whole or any part of the Real Estate Taxes theretofore payable with respect to the building instead shall be levied, charged, assessed or imposed in whole or in part on the income or rents received by Landlord from the Building or shall otherwise be imposed against Landlord in the form of a franchise tax or otherwise, then the same shall be deemed Real Estate Taxes for purposes of this Article 3.

Tenant shall pay to Landlord, as additional rent, an amount equal to all Real Estate Taxes, irrespective of whether such excess is due to higher tax rates, increases in assessed valuation or other cause. Such additional rent may be billed by Landlord at or about the dates on which installments of Real Estate Taxes are due and payable by Landlord, or at any time thereafter, and such additional rent shall be payable by Tenant to Landlord within ten days after being billed therefor. An ordinary tax bill shall be conclusive evidence of the amount of Real Estate Taxes for purposes of computing the amount to be paid by Tenant.

The Real Estate Taxes actually payable by Landlord shall be used in computing the additional rent hereunder. If the amount of Real Estate Taxes is reduced by final determination of legal proceedings, settlement or otherwise, the additional rent theretofore paid or payable hereunder shall be recomputed on the basis of such reduced amount, and Tenant shall pay to Landlord as additional rent, within thirty days after being billed therefor, any deficiency between the additional rent theretofore paid and the amount due as the result of such re-computation. If Landlord receives a refund of any Real Estate Taxes on which additional rent shall have been based, as a result of a reduction of Real Estate Taxes by final determination of legal proceedings, settlement or otherwise, the additional rent shall be recomputed based on the net refund, after deducting Landlord's expenses, and Tenant shall receive a credit for or refund of any overpayment of additional rent.

F-1-5

Landlord shall not be obligated to contest the levy or assessment of any Real Estate Taxes, and it shall be at Landlord's sole discretion whether any such contest shall be undertaken. Landlord hereby reserves the exclusive right to take and prosecute all such proceedings, and if so taken, Landlord may proceed without notice to Tenant and may prosecute the proceeding, including settlement and discontinuance, in such manner as Landlord may determine in its sole discretion.

In no event shall the annual Fixed Rent under this lease be reduced by virtue of this Article 3.

3.04.  Apportionment. The Additional Rent provided herein shall be apportioned as of the expiration of the lease term or earlier termination of this lease. The obligations of Tenant to pay Additional Rent as provided for herein shall survive the expiration of the lease term or earlier termination of this lease. If Tenant continues in possession of the Demised Premises after the expiration of the lease term or earlier termination of this lease, as a month to month tenant or otherwise, the provisions of this Article 3 shall continue in full force and effect for so long as Tenant remains in possession of the Demised Premises.

The Additional Rent provided for herein shall be collectible by Landlord in the same manner as the regular installments of fixed rent due under this lease. No delay or failure by Landlord in preparing or delivering any statement or demand for any additional rent shall constitute a waiver of, or impair Landlord's rights to collect, such additional rent.

ARTICLE 4

Leasehold Improvements; Tenant Covenants

4.01  Condition of Premises. Tenant represents that it has thoroughly inspected the Demised Premises and is fully familiar with the condition thereof. The Tenant agrees to accept the Demised Premises in its “as is” condition.

4.02  Alterations.

(a)  Tenant shall make no material structural additions, changes or alterations in or to the Demised Premises ("Material Alterations”) without Landlord's prior approval, which approval may be granted or withheld in Landlord’s sole discretion. Landlord shall not need to approve an Alteration that is not a Material Alteration.

"Material Alteration" means an Alteration that: (i) is not limited to the interior of the Demised Premises or which affects the exterior (including the appearance) of the Building; (ii) is structural or affects the strength of the Building; (iii) affects the usage or the proper functioning of any of the Building systems; (iv) has a cost of more than $100,000.00; (v) intentionally omitted or (vi) requires a change to the Building's certificate of occupancy.

F-1-6

(b)  Tenant, in connection with any Alteration, shall comply with any and all rules and regulations as may be required by the New York City Department of Buildings, (“DOB”), and any other agency having jurisdiction thereof. Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant's plans and specifications therefor which shall not be unreasonably withheld, conditioned or delayed. If Landlord does not object to Tenant’s plans within fifteen (15) business days, then these plans are deemed to be approved by Landlord. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord's benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c)  Tenant shall pay to Landlord upon demand Landlord's reasonable costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Material Alterations. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be responsible to reimburse Landlord for or to pay for any costs incurred by Landlord for the review of Tenant’s plans relative to the initial alteration made by Tenant at the Premises. Tenant or any of its contractors or subcontractors shall be required to post a bond or other security in connection with the performance of any alterations.

(d)  Upon the completion of the Alteration in accordance with the terms of this Section 4.02; Tenant shall provide landlord with:

(i)	proof evidencing the payment in full for said Alteration; and

(ii)	written unconditional lien waivers of mechanics' liens and other liens on the Building from all contractors performing said Alteration; and

(iii)	all other submissions as may be, from time to time reasonably required by Landlord.

(e)  Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and, with the plans and specifications approved by Landlord. Alterations shall be diligently performed in a good and workmanlike manner, using new or high-quality materials and equipment at least equal in quality and class to the then standards for the Building established by the DOB and any other agency having jurisdiction thereof. Alterations shall be performed by architects, engineers and contractors first approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). The performance of any Alteration shall not be done in a manner which would violate Landlord's union contracts affecting the Building, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alteration if Landlord notifies Tenant that continuing such Alteration would violate Landlord's union contracts affecting the Building, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be obligated to use union labor in the performance of its alterations or in the daily operation of its business. Tenant shall not resume the performance of such Alteration until such time as such Alteration may be performed in a manner which shall not violate such union contracts or create such work stoppage, picketing, labor disruption, disharmony or dispute or interference. Landlord hereby consents to Tenant obtaining, at Tenant’s sole cost and expense, any required permits and approvals for any alterations based upon Tenant’s architect’s and engineer’s self-certification of the approved plans.

F-1-7

(f)  Throughout the performance of Alterations, Tenant or its contractor(s) shall carry worker's compensation insurance in statutory limits, Builder’s Risk Completed Value Non-Reporting Form coverage and a policy of commercial general liability providing coverage of the latest version of ISO form CG0001 or its equivalent, covering Tenant’s indemnity obligations under this Lease, subject to the terms and conditions of the policy, against claims for bodily injury and property damage, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and its agent and any Superior Mortgagee whose name and address have been furnished to Tenant shall be named as additional insured, with minimum limits of liability under such policy, including products liability and completed operations, shall be a combined single limit with respect to each occurrence in an amount of not less than Three Million ($3,000,000.00), per occurrence and aggregate, it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability policy in conjunction with an umbrella liability or excess liability policy; such policy is to be written by an authorized insurance company by the State of New York rated A-/XII or better by AM Best Company. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(g)  Tenant shall indemnify and hold Landlord harmless from and against any and all bills for labor performed or equipment, fixtures and materials furnished to or for Tenant, and from and against any and all violations, liens or claims therefor or against the Demised Premises or the Building of which it forms a part, and from and against any and all liability, claim, loss, damage or expense, including reasonable attorneys' fees, in connection with any work performed by or for Tenant. The Demised Premises and the Building shall at all times be free of violations and liens for labor and materials supplied or claimed to have been supplied to or on behalf of Tenant, and no financing statements or other security instruments shall be filed against the Demised Premises or the building or the contents thereof.

Tenant shall not directly or indirectly create or permit to be created any mortgage, lien, security interest, pledge, conditional sale, or other encumbrance on the Demised Premises or any part thereof, any fixtures or materials therein, Tenant's interest under this Lease, or any Rent hereunder. The foregoing shall not apply to liens for impositions not yet due, or liens of mechanics, materialmen, suppliers or vendors, incurred in the ordinary course of business for sums which are not yet due, provided that adequate provision for the payment thereof shall have been made and the following paragraph is complied with.

F-1-8

If, in connection with any work being performed by or for Tenant or any subtenant, or in connection with any materials being furnished to Tenant or any subtenant, any mechanic's lien or other lien or charge or violation shall be filed or made against the Demised Premises or any part thereof, or if any such lien or charge or violation shall be filed or made against Landlord as owner, then Tenant, at Tenant's expense, within forty-five (45) days after written notice to Tenant of such lien or charge or violation shall have been filed or made, shall cause the same to be canceled and discharged of record by payment thereof or filing a bond or otherwise. Tenant promptly and diligently shall defend any suit, action or proceeding which may be brought for the enforcement of such lien or charge or violation; shall satisfy and discharge any judgment entered therein within thirty (30) days after the entry of such judgment by payment thereof or filing a bond or otherwise; and on demand shall pay any and all liability, claim, loss, damage or expense, including reasonable attorneys' fees, suffered or incurred by Landlord in connection therewith.

Nothing in this Lease shall constitute any consent or request by Landlord, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Demised Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in any fashion that would permit the filing or making of any lien or claim against Landlord, the Demised Premises or the Building.

(h)  Tenant shall deliver to Landlord, within thirty (30) days after the completion of an Alteration, "as-built" drawings thereof. During the Term, Tenant shall keep records of Alterations costing in excess of $25,000.00 including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within thirty (30) days after demand by Landlord, furnish to Landlord copies of such records.

(i)  All Alterations to and Fixtures installed by Tenant in the Demised Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

4.03  Landlord's and Tenant's Property. (a) All fixtures, improvements and appurtenances attached to or built into the Demised Premises as permitted by the terms hereof, whether or not at the expense of Tenant (collectively, "Fixtures”), shall be and remain a part of the Demised Premises and shall not be removed by Tenant and Tenant has no accountability for same. All Fixtures constituting Improvements and Betterments (as hereinafter defined) shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord. All Fixtures other than Improvements and Betterments shall, upon installation, be the property of Landlord.

"Improvements and Betterments" means: (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance); and (ii) all carpeting in the Demised Premises.

F-1-9

(b)  Notwithstanding anything to the contrary in Section 4.03(a), all movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Demised Premises (collectively, "Tenant's Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any of Tenant's Property is removed, Tenant shall repair any damage to the Demised Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property identified in this Lease or in any leasehold improvement agreement as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant's Property and shall be and remain a part of the Demised Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

(c)  At or before the Expiration Date, or within ten (10) business days after any earlier termination of this Lease, Tenant, at Tenant's expense, shall remove all of Tenant's Property from the Demised Premises. Tenant shall repair any damage to the Demised Premises or the Building resulting from any installation and/or removal of Tenant's Property. Any items of Tenant's Property which remain in the Demised Premises after the Expiration Date, or more than ten (10) business days after an earlier termination of this Lease shall be deemed to have been abandoned, and may be retained by Landlord as Landlord's property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant's expense.

4.04  Access and Changes to Building. (a) Landlord reserves the right, at any time, to make such changes in or to the Building as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not unreasonably deprive Tenant and/or Tenant’s customers, vendors, suppliers, employees, directors, officers, agents, invitees and licensees of easy access to the Demised Premises or any loss of signage or visibility. Landlord may install and maintain concealed pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Demised Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize interference with Tenant's use of the Demised Premises for the ordinary conduct of Tenant's business. Landlord agrees that except in the event of an emergency, it will not perform any work in the Demised Premises which adversely affects Tenant’s business during its ordinary business hours. Landlord will, at its sole cost and expense, promptly repair any damages to the Demised Premises existing as of the date hereof. Tenant shall not have any easement for light, views or air, or any other easement or right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b)  Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Demised Premises, all of the Building, including, without limitation, the Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Demised Premises, and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Demised Premises, are reserved to Landlord and are not part of the Demised Premises provided same does not unreasonably interview with Tenant’s use of the Premises. Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.

F-1-10

(c)  Landlord shall have no liability to Tenant if at any time any windows of the Demised Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Demised Premises, is temporarily or permanently closed or inoperable.

(d)  Landlord and persons authorized by Landlord shall have the right, outside of Tenant’s normal business hours upon reasonable prior written or telephonic notice to Tenant (except in an emergency), to enter the Demised Premises (together with any necessary materials and/or equipment), to inspect, clean or perform such work or repairs as Landlord may reasonably deem necessary or to exhibit the Demised Premises to prospective lenders or purchasers. Landlord shall have no liability to Tenant by reason of any such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Demised Premises during the Term. Landlord shall operate, maintain and make all necessary repairs (both structural and nonstructural) to the Premises and Building (including the without limitation, the foundation, the exterior walls and any load-bearing interior walls, the roof, roof membrane, roof), the Building Systems which provide service to the Demised Premises (but not to the distribution portions of such Building Systems located within the Demised Premises), the public portions of the Building, both exterior and interior (but excluding storefront and doors of the Demised Premises). Landlord agrees to use commercially reasonable to minimize interference with any such access/work.

4.05  Maintenance of Demised Premises. (a) Tenant, at Tenant’s expense, shall repair and maintain the interior of the Demised Premises, HVAC serving the Demised Premises and fixtures of the Demised Premises (but not common areas), all plumbing, electrical, and heating lines, conduits, and risers serving the Demised Premises from the point where they enter the interior of the Demised Premises; shall repair and maintain all water, sewer, electric, gas, and other utility lines that service the Demised Premises from the point where they enter the interior of the Demised Premises and, upon expiration or earlier termination of the Term, Tenant shall surrender the same to Landlord in the working condition as when first occupied, reasonable wear and tear excepted. Without limiting the foregoing, Tenant shall keep the Demised Premises clean in a manner commensurate with the standards of first-class office buildings located in the neighborhood of the Building. Tenant's obligation shall include, without limitation: the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Demised Premises or anywhere in the Building.

(b)  Tenant shall not commit or allow to be committed any waste or damage to any portion of the Demised Premises or the Building.

(c)  Tenant, at Tenant's sole cost and expense, shall maintain (but not be obligated to repair) the sidewalk adjacent to the Demised Premises and keep it free from obstruction, garbage, refuse, rubbish, trash, snow and ice. However, Tenant, at Tenant’s sole cost and expense, shall repair the sidewalk if it is damaged by Tenant’s activities or negligence.

F-1-11

4.06  Compliance with Laws. Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time in force (collectively "Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Demised Premises or any part thereof. Nothing contained in this Section 4.06 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant's performance of any Alterations, Tenant's manner of use of the Demised Premises or the use by Tenant of the Demised Premises for purposes other than normal and customary ordinary for the Permitted Use. Tenant shall procure and maintain all licenses and permits required for its business. Tenant shall be permitted to contest all municipal, governmental or other regulatory violations, where permitted by law.

4.07  Tenant Advertising and Signage. Tenant shall have the right to use the name or likeness of the Building in any advertising (by whatever medium) without Landlord's consent.

Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant, at its sole cost and expense, may install identification signage on the façade of the Building (collectively, “Tenant’s Signage”). All such signage shall be subject to Tenant’s obtaining all required governmental approvals. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense and repair any damage caused by such removal. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location and size of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms of this Lease shall be unaffected. If Landlord elects to install a multi-tenant identification sign at the entrance to the Building, Tenant shall be entitled to install its name on such sign (subject to availability on a pro-rata basis based on the relative square footages leased by the tenants of the Building), at Tenant’s sole cost and expense. Where the erection of scaffolding and/or protective barriers are required for work performed by the Landlord or Landlord’s agents, Landlord shall provide signage for Tenant’s business, at Landlord’s sole cost and expense and any scaffold shall be double height and erected only for shortest period necessary to perform any work. Landlord represents that all local law work has been completed and no anticipated scaffolding is to be erected in the next 12 months. Landlord’s consent is not required for interior or window signage.

F-1-12

4.08  Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease beyond the expiration of any grace period or applicable notice and cure period, Landlord, any Superior Lessor or any Superior Mortgagee (each, a "Curing Party”) may perform the same at the expense of Tenant: (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord; and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant's obligations under this Lease, Tenant shall pay to Landlord (as Additional Rent) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within fifteen (15) days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party's bond and shall reimburse the Curing Party for the cost of the Curing Party's bond.

ARTICLE 5

Assignment and Subletting

5.01  Assignment; Etc. (a) Subject to the further provisions of this Article 5, neither this lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Demised Premises, nor any part thereof, shall be subleased, licensed, used or occupied by any person or entity other than Tenant or encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Demised Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord, which consent shall not be unreasonably withheld. The dissolution or direct or indirect transfer of a majority of the interest in, or control of, Tenant (however accomplished including, by way of example, the addition of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this lease regardless of whether the transfer is made in or by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant's obligations under this lease shall be deemed an assignment of this lease. No assignment or other transfer of this lease and the term and estate hereby granted, and no subletting of all or any portion of the Demised Premises shall relieve Tenant of its liability under this lease or of the obligation to obtain Landlord's prior consent to any further assignment, other transfer or subletting. Any attempt to assign this lease or sublet all or any portion of the Demised Premises in violation of this Article 5 shall be null and void.

F-1-13

5.02  Intentionally Omitted.

5.03  Assignment and Subletting Procedures. (a) If Tenant desires to assign this lease or sublet the Demised Premises, Tenant shall notify Landlord (a "Transfer Notice”) of such desire, which notice shall be accompanied by: (i) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least 30 days after the giving of the Transfer Notice; (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Demised Premises; (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements; and (iv) such other information as Landlord may reasonably request. Landlord's consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided that:

(i)	in Landlord's judgment the proposed assignee or subtenant will use the Demised Premises in a manner that: (A) is in keeping with the then standards of the Demised Premises; and (B) is limited to the use expressly permitted under this lease;

(ii)	the proposed assignee or subtenant is, in Landlord's judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved;

(iii)	intentionally omitted;

(iv)	intentionally omitted;

(v)	the form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5;

(vi)	the aggregate rent to be paid by the proposed subtenant is not less than the greater of: (A) the fair rental value of the sublet space as sublet space; or (B) 90% of the fair rental value of the sublet space if such space were being leased directly by Landlord (in each case as reasonably determined by Landlord);

(vii)	Tenant shall reimburse Landlord on demand for any costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

(b)  If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this lease or subletting all or part of the Demised Premises.

5.04  General Provisions. (a) If this lease is assigned, whether or not in violation of this lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this lease, Landlord may, after default by Tenant, and expiration of Tenant's time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant's obligations under this lease.

F-1-14

(b)  No assignment or transfer shall be effective until the assignee delivers to Landlord: (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03; and (ii) an agreement in form and substance satisfactory to Landlord whereby the assignee assumes Tenant's obligations under this lease.

(c)  Notwithstanding any assignment or transfer, whether or not in violation of this lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant's other obligations under this lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this lease.

(d)  Each subletting by Tenant shall be subject to the following:

(i)	No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(ii)	No sublease shall be valid, and no subtenant shall take possession of the Demised Premises or any part thereof, until there has been delivered to Landlord, both: (A) an executed counterpart of such sublease; and (B) a certificate of insurance evidencing that: (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Demised Premises pursuant to Section 7.02; and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

(iii)	Each sublease shall provide that it is subject and subordinate to this lease, and that in the event of termination, reentry or dispossess by Landlord under this lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e)  Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord's consent and without complying with all of the terms and conditions of this Article 5, including, without limitation, Section 5.04, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.

F-1-15

(f)  Tenant shall not publicly advertise the availability of the Demised Premises or any portion thereof as sublet space or by way of an assignment of this lease, without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise the rental rate or any description thereof.

ARTICLE 6

Subordination; Default; Indemnity

6.01  Subordination. (a) This lease is subject and subordinate to each mortgage (a "Superior Mortgage”) and each underlying lease (a "Superior lease”) which may now or hereafter affect all or any portion of the Demised Premises or any interest therein. The lessor under a Superior lease is called a "Superior Lessor" and the mortgagee under a Superior Mortgage is called a "Superior Mortgagee." Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Tenant shall execute any amendment of this lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in a material increase in Tenant's obligations under this lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a "Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this lease (it being understood that Tenant shall, if requested, enter into a new lease on terms materially the same as the terms of this Lease); provided that Successor Landlord shall not be:

(i)	liable for any act, omission or default of any prior landlord (including, without limitation, Landlord);

(ii)	liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord;

(iii)	subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord);

(iv)	bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord;

(v)	bound by any covenant to perform or complete any construction in connection with the Demised Premises or to pay any sums to Tenant in connection therewith; or

(vi)	bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this lease made without the consent of such Successor Landlord.

F-1-16

Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b)  Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this lease or any other right or remedy, except as may be otherwise expressly provided for in this lease.

(c)  Without limiting Tenant's obligations under Section 6.01(a), Tenant covenants and agrees that if by reason of a default under any underlying lease through which Landlord derives its leasehold estate in the Demised Premises (an "Underlying lease”), the Underlying lease and the leasehold estate of the Landlord in the Demised Premises is terminated, Tenant will attorn to the then holder of the reversionary interest in the Demised Premises (the "Underlying Landlord”) and will recognize the Underlying Landlord as Tenant's landlord under this lease, at the election of such Underlying Landlord. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of the Landlord or of the Underlying Landlord any instrument which may be necessary or appropriate to evidence such attornment and Tenant hereby irrevocably appoints the Landlord or the Underlying Landlord under such Underlying lease the attorney-in-fact of Tenant to execute and deliver for and on behalf of Tenant any such instrument. Tenant further waives the provisions of any statute or rule or law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this lease or to surrender possession of the Demised Premises in the event any proceeding is brought by the Underlying Landlord to terminate the Underlying lease, and agrees that unless and until the Underlying Landlord, in connection with any such proceeding, shall elect to terminate this lease and the rights of the Tenant hereunder, this lease shall not be affected in any way whatsoever by any such proceeding.

6.02  Estoppel Certificate. Tenant shall, at any time and from time to time, within 10 days after request by Landlord, execute and deliver to Landlord (or to such person or entity as Landlord may designate) a statement certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Commencement Date, Expiration Date and the dates to which the Fixed Rent and Additional Rent have been paid and stating whether or not, to the best knowledge of Tenant, Landlord is in default in performance of any of its obligations under this lease, and, if so, specifying each such default of which Tenant has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by Landlord. Tenant also shall include or confirm in any such statement such other information concerning this lease as Landlord may reasonably request.

F-1-17

6.03  Default. This lease and the term and estate hereby granted are subject to the limitation that:

(a)	if Tenant defaults in the payment of any Rent, Fixed or Additional, and such default continues for 5 days after Landlord gives to Tenant a notice specifying such default;

(b)	if Tenant defaults in the keeping, observance or performance of any covenant or agreement, (other than a default of the character referred to in Sections 6.03(a), (c), (d), (e), (f) or (g)) and if such default continues and is not cured within 15 days after Landlord gives to Tenant a written notice specifying the same, or, in the case of a default which for causes beyond Tenant's reasonable control cannot with due diligence be cured within such period of 15 days, if Tenant shall not immediately upon the receipt of such notice: (i) notify Landlord of Tenant's intention duly to institute all steps necessary to cure such default; and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same;

(c)	if this lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as permitted by Article 5;

(d)	if Tenant shall abandon the Demised Premises (and the fact that any of Tenant's Property remains in the Demised Premises shall not be evidence that Tenant has not abandoned the Demised Premises);

(e)	if Tenant or any Affiliate of Tenant defaults under any other lease with Landlord or any Affiliate of Landlord, which default shall continue beyond any applicable grace period provided under such other lease;

(f)	if a default of the kind set forth in Section 6.03(a) or (b) shall occur and have been cured, and if a similar default shall occur more than once within the next 365 days, whether or not such similar defaults are cured within the applicable grace period; or

(g)	if Tenant fails to deliver to Landlord any Security Deposit within the time period required.

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a written notice of intention to end the Term or a renewal thereof at the expiration of 5 days from the date of the giving of such notice, and, in the event such notice is given, this lease and the term and estate hereby granted shall terminate upon the expiration of such 5 days with the same effect as if the last of such 5 days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

F-1-18

6.04  Re-entry by Landlord. If Tenant defaults in the payment of any Rent and such default continues for 5 days, or if this lease shall terminate as in Section 6.03 provided, Landlord or Landlord's agents and servants may immediately or at any time thereafter re-enter into or upon the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The words "re-enter" and "re-entering" as used in this lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05  Damages. If this lease is terminated under Section 6.03, or if Landlord re-enters the Demised Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)	a sum which, at the time of such termination, represents the then value of the excess, if any, of: (1) the aggregate of the Rent which, had this lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date; over (2) the aggregate fair rental value of the Demised Premises for the same period (for the purposes of this clause (a) the amount of Additional Rent which would have been payable by Tenant under Sections 2.02 and 2.03 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to 105% of the amount of such Additional Rent payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur in the case of the first such calendar year and the immediately prior calendar year in the case of each succeeding calendar year); or

(b)	sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this lease not terminated or had Landlord not re-entered the Demised Premises, payable upon the due dates therefor specified in this lease; provided, that if Landlord shall relet all or any part of the Demised Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this lease and of re-entering the Demised Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers' commissions, and all other expenses properly chargeable against the Demised Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that: (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this lease; (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit; (iii) if the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting; and (iv) Landlord shall have no obligation to so relet the Demised Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Demised Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term or a renewal thereof would have expired but for such termination or re-entry.

6.06  Other Remedies. Nothing contained in this lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this lease.

6.07  Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08  Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Demised Premises or to have a continuance of this lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this lease or after any termination of this lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this lease.

6.09  No Waiver. Failure by Landlord to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but Landlord shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord's discretion, to any items then owing by Tenant to Landlord under this lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant's obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent. Landlord’s receipt of Fixed Rent and Additional Rent at a time when Landlord has knowledge or should have knowledge of any default or violation shall not be deemed a waiver thereof.

F-1-19

6.10  Holding Over. If Tenant holds over without the consent of Landlord after expiration or termination of this lease, Tenant shall:

(a)	pay as a use and occupancy charge for each month of the holdover tenancy an amount equal to 200% multiplied by the greater of: (i) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord); or (ii) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term or a renewal thereof; and

(b)	be liable to Landlord for and indemnify Landlord against: (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Demised Premises (a "New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant's holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant; (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant; and (iii) any claim for damages by any New Tenant.

No holding over by Tenant after the Term or a renewal thereof shall operate to extend the Term or a renewal thereof. Notwithstanding the foregoing, the acceptance of any use and occupancy charges paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

6.11  Attorneys' Fees. If Landlord places the enforcement of this lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Demised Premises, in the hands of an attorney, or files suit upon the same, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, upon demand, pay Landlord for any attorneys' fees and disbursements and court costs incurred by Landlord.

F-1-20

6.12 Nonliability and Indemnification. (a) None of Landlord, any Superior Lessor, any Superior Mortgagee or any direct or indirect member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for:

(i)	any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the gross negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Demised Premises;

(ii)	any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Demised Premises, or caused by operations in construction of any private, public or quasi-public work; or

(iii)	even if negligent, consequential damages arising out of any loss of use of the Demised Premises or any equipment, facilities or other Tenant’s Property therein or otherwise.

(b) Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective direct and indirect members, partners, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with:

(i)	the conduct or management of the Demised Premises or of any business therein, or any work or thing done, or any condition created, in or about the Demised Premises;

(ii)	any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective direct or indirect members, partners, shareholders, directors, officers, agents, employees or contractors;

(iii)	any accident, injury or damage occurring in, at or upon the Demised Premises;

(iv)	any default by Tenant in the performance of Tenant’s obligations under this lease; and

(v)	any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant; together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the gross negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

F-1-21

ARTICLE 7

Insurance; Casualty; Condemnation

7.01 Compliance with Insurance Standards. (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Demised Premises and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Demised Premises, which would subject Landlord or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Demised Premises over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Demised Premises in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Demised Premises.

(b) If, by reason of any failure of Tenant to comply with this lease, the premiums on Landlord’s insurance on the Demised Premises shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Demised Premises issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Demised Premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Demised Premises.

7.02 Tenant’s Insurance. Tenant shall maintain at all times during the Term or a renewal thereof:

(a)	general liability providing coverage of the latest version of ISO form CG0001 or its equivalent, covering Tenant’s indemnity obligations under this Lease, subject to the terms and conditions of the policy, against claims for bodily injury and property damage, with completed operation endorsement, for any occurrence in or about the Building, including any sidewalk contiguous to or abutting the Demised Premises, under which Landlord and its agent and any Superior Mortgagee whose name and address have been furnished to Tenant shall be named as additional insured, with minimum limits of liability under such policy, including products liability and completed operations, shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million ($5,000,000.00), per occurrence and aggregate, it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability policy in conjunction with an umbrella liability or excess liability policy;

(b)	insurance against loss or damage by fire and such other risks and hazards (including, burglary, theft and breakage of glass within the premises) as are insurable under a Special Cause of Loss form or its equivalent, to Tenant’s property and Alterations, for the full replacement cost value thereof (including an “agreed amount” endorsement);

F-1-22

(c)	business Interruption covering base Rent and Additional Rent for a period of at least one (1) year;

(d)	worker’s compensation insurance and disability benefits insurance in statutory limits;

(e)	when Alterations are in process, the insurance specified in Section 4.02(f).

The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A/XII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 30 days prior written notice of such cancellation, lapse or modification. Tenant shall cooperate with Landlord in connection with the collection of any insurance moneys that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance moneys. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased, so that the amount thereof adequately protects Landlord’s interest.

7.03 Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Demised Premises in case of Landlord, and insuring Tenant’s Property, Fixtures and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or a renewal thereof or, if such waiver should be unobtainable or unenforceable:

(a)	an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty; or

(b)	any other form of permission for the release of the other party.

Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term or a renewal thereof to the extent to which it is insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this lease.

F-1-23

7.04 Condemnation. (a) If there shall be a total taking of the Demised Premises in condemnation proceedings or by any right of eminent domain, this lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Demised Premises, then Landlord may terminate this lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Demised Premises of such scope (but in no event less than 20% thereof) that the untaken part of the Demised Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Demised Premises which does not result in the termination of this lease:

(i)	the term and estate hereby granted with respect to the taken part of the Demised Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date; and

(ii)	Landlord shall with reasonable diligence restore the remaining portion of the Demised Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

(b) In the event of any taking of all or a part of the Demised Premises, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this lease in Tenant or any value attributable to the unexpired portion of the Term or a renewal thereof, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property or moving expenses, provided the same do not include any value of the estate vested by this lease in Tenant or of the unexpired portion of the Term or a renewal thereof and do not reduce the amount available to Landlord or delay the payment thereof.

(c) If all or any part of the Demised Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Demised Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Demised Premises. This lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Demised Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

F-1-24

(d) In the event of any taking which does not result in termination of this lease:

(i)	Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Demised Premises (other than those parts of the Demised Premises which constitute Tenant’s Property, Fixtures and Improvements and Betterments) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable building; and

(ii)	Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Demised Premises which constitute Tenant’s Property, Fixtures and Improvements and Betterments, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05 Casualty. (a) If the Demised Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”), then Tenant, at Tenant’s sole cost and expense, shall promptly repair and restore the Demised Premises, including Landlords’ Work, Tenant’s Improvements and Betterments, Tenant’s Property and Fixtures with or without the collection of the insurance proceeds attributable to such Casualty.

(b) If all or part of the Demised Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Rent under Sections 2.02 and 2.03 shall be abated in the proportion that the untenantable area of the Demised Premises bears to the total area of the Demised Premises, for the period from the date of the Casualty to the earlier of:

(i)	the date the Demised Premises is made tenantable (provided, that if the Demised Premises would have been tenantable at an earlier date but for Tenant having failed diligently to prosecute repairs or restoration, then the Demised Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease); or

(ii)	the date Tenant or any subtenant reoccupies a portion of the Demised Premises for the ordinary conduct of business (in which case the Fixed Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy).

Landlord’s determination of the date the Demised Premises is tenantable shall be controlling unless Tenant disputes same by written notice to Landlord within 10 days after such determination by Landlord and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available to Landlord, there shall be no abatement of Rent. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

F-1-25

(c) Intentionally Omitted.

(d) Landlord shall not carry any insurance on Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures and shall not be obligated to repair or replace the Demised Premises, Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures. Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures. Tenant shall notify Landlord promptly of any Casualty in or affecting the Demised Premises.

(e) This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Demised Premises by fire or other casualty, and Real Property Law §227 providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

7.06 Risk of Loss. Tenant and all those claiming by, through or under Tenant shall store their property in and shall occupy and use the Demised Premises and any improvements therein and appurtenances thereto solely at their risk and Tenant and all those claiming by, through or under Tenant hereby release Landlord and any fee owner or ground or underlying lessors of the Demised Premises, to the full extent permitted by law, from all claims, of every kind, including loss of life, bodily or personal injury, damage to merchandise, furniture, fixtures, equipment or other property, or damage to business or for business interruption, arising directly or indirectly out of or from or on account of such occupancy and use or resulting from any present or future condition or state of repair of the Demised Premises.

7.07 Indemnity. Tenant shall not do or permit any act or thing to be done upon the Demised Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any legal requirement of public authority, but shall exercise such control over the Demised Premises as to fully protect Landlord against any such liability. Tenant agrees to indemnify, defend and save harmless Landlord from and against (1) all claims of whatever nature against Landlord arising from any act, omission or negligence of Tenant, its subtenants, contractors, licensees, agents, servants, employees, invitees or visitors, including any claims arising from any act, omission or negligence of Landlord or Landlord and Tenant, (2) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term or a renewal thereof in or about the Demised Premises, (3) all claims against Landlord arising from any accident, injury or damage to any person, entity or property, occurring outside of the Demised Premises but anywhere within or about the Real Property, where such accident, injury or damage resulted or is claimed to have resulted from an act or omission of Tenant or Tenant’s subtenants, agents, employees, invitees or visitors, including any claims arising from any act, omission or negligence of Landlord or Landlord and Tenant, (4) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed and (5) any claim, loss or liability arising or claimed to arise from Tenant, or any of Tenant’s subtenants, contractors, licensees, agents, servants, employees, invitees or visitors causing or permitting any Hazardous Substance to be brought upon, kept or used in or about the Demised Premises or the Real Property or any seepage, escape or release of such Hazardous Substances (including, without limitation, the costs and expenses of any remediation required as a result thereof). As used herein, the term “Hazardous Substances” shall mean, collectively, (a) asbestos and polychlorinated biphenyls and (b) hazardous or toxic materials, wastes and substances which are defined, determined and identified as such pursuant to any law. As used herein and in all other provisions in this Lease containing indemnities made for the benefit of Landlord, the term “Landlord” shall mean Landlord and Landlord’s managing agent and their respective parent companies and/or corporations, their respective controlled, associated, affiliated and subsidiary companies and/or corporations and their respective members, officers, partners, agents, consultants, servants, employees, sub-lessees and assigns. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. The indemnity contained in this Section 7.07 shall survive the expiration or earlier termination of this lease.

F-1-26

ARTICLE 8

Miscellaneous Provisions

8.01 Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this lease (each, “Notice”) shall be in writing and shall be delivered by:

(a)	personal delivery;

(b)	the United States Postal Service, certified or registered, postage prepaid, return receipt requested; or

(c)	a nationally recognized overnight courier, in each case addressed to the party to be notified at the address for such party specified in the first paragraph of this lease.

Notices from Landlord may be given by Landlord’s managing agent, if any, or attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

8.02 Intentionally Omitted.

F-1-27

8.03 Severability. If any term or provision of this lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this lease shall be valid and shall be enforceable to the extent permitted by law.

8.04 Certain Definitions. (a) “Landlord” means only the owner, at the time in question, of the Demised Premises or of a lease of the Demised Premises, so that in the event of any transfer or transfers of title to the Demised Premises or of Landlord’s interest in a lease of the Demised Premises, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this lease.

(b) “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this lease or with respect to Tenant’s use or occupancy of the Demised Premises.

8.05 Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises, subject to the other terms of this lease and to the Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Rent to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this lease.

8.06 Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Demised Premises, for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, members, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this lease.

8.07 Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Demised Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.08 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this lease, and with respect to Real Estate Tax Escalations and any other amounts payable under this lease, shall survive the expiration or other termination of this lease.

F-1-28

8.09 Certain Remedies. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this lease or the relationship of Landlord and Tenant under this lease shall be resolved by arbitration unless this lease expressly provides for such dispute to be resolved by arbitration.

8.10 No Offer. The submission by Landlord of this lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

8.11 Captions; Construction. The table of contents, captions, headings and titles in this lease are solely for convenience of reference and shall not affect its interpretation. This lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this lease to be drafted. Each covenant, agreement, obligation or other provision of this lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this lease.

8.12 Amendments. This lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.13 Broker. Each party represents to the other that such party has dealt with no broker other than None, (“Broker”) in connection with this lease, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than Broker) who has dealt with the indemnifying party in connection with this lease. Landlord and Tenant shall enter into a separate agreement with Broker which provides that, if this lease is executed and delivered by both Landlord and Tenant, Landlord and Tenant shall equally pay to Broker a commission to be agreed upon between Landlord, Tenant and Broker, subject to, and in accordance with, the terms and conditions of such agreement.

8.14 Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this lease. This lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this lease.

F-1-29

Tenant has made investigation into the Demised Premises and acknowledges that the Demised Premises are fit for their intended use under this lease.

Landlord has not made and does not make any representations that Demised Premises are fit for their intended use under this lease. Landlord has not made and does not make any representations as to the rents, leases, expenses, operation or any other matter or thing affecting or related to the Demised Premises, except as herein specifically set forth, and Tenant hereby expressly acknowledges that no such representations have been made.

8.15 Successors. This lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.

8.16 Applicable Law. This lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.17 No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Demised Premises, and consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments, which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a party in interest in the Demised Premises.

F-1-30

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease as of the day and year first written above.

1870 Bath Ave. LLC

By:

1 Stop Electronics Center, Inc.

By:

F-1-31

EXHIBIT F-2

Gold Coast Lease

(See Attached)

F-2-1

LEASE

Agreement of Lease, made as of this _____ day of ___________, 2021, between 54 Glen Cove Realty, LLC, whose address is 1870 Bath Avenue, Brooklyn, NY 11214, (“Landlord”), and Gold Coast Appliances, Inc., whose address is 54 Glen Cove Road, Glen Cove, NY 11542, (“Tenant”).

WITNESSETH:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord on the terms hereinafter set forth, the entire real property with all improvements thereon known as 54 Glen Cove Road, Glen Cove, NY 11542, consisting of approximately 2,000 rentable square feet (the “Demised Premises”).

NOW THEREFORE, the parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

ARTICLE 1

Demised Premises; Term; Use

1.01 Demise. (a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this lease, the Demised Premises.

1.02 Term. (a) The term of this Lease (the “Term”) shall commence on ____________, 2021, (the “Commencement Date”), and shall end, unless sooner terminated as herein provided, on ______________, 2031, (such date is called the “Expiration Date”).

1.03 Use. The Demised Premises shall be used and occupied by Tenant solely as a store for the sale of electronics and appliances (“Permitted Use”), and for no other purpose. All use of the Demised Premises must be in compliance with rules and regulations promulgated for the Demised Premises by Landlord which may now or hereafter be in effect and of which Tenant has notice.

F-2-2

ARTICLE 2

Rent

2.01 Rent “Rent” shall consist of Fixed Rent (as hereinafter defined) and Additional Rent (as hereinafter defined).

2.02 Fixed Rent. Tenant covenants to pay to Landlord as a net minimum rent (“Fixed Rent”), as follows:

Lease Period	Rate PSF	Monthly Fixed Rent	Annual Fixed Rent
__/__/2021 – __/__/2022	$31.827	$5,304.50	$63,654.00
__/__/2022 – __/__/2023	$32.782	$5,463.64	$65,563.62
__/__/2023 – __/__/2024	$33.765	$5,627.54	$67,530.53
__/__/2024 – __/__/2025	$34.778	$5,796.37	$69,556.44
__/__/2025 – __/__/2026	$35.822	$5,970.26	$71,643.14
__/__/2026 – __/__/2027	$36.896	$6,149.37	$73,792.43
__/__/2027 – __/__/2028	$38.003	$6,333.85	$76,006.20
__/__/2028 – __/__/2029	$39.143	$6,523.87	$78,286.39
__/__/2029 – __/__/2030	$40.317	$6,719.58	$80,634.98
__/__/2030 – __/__/2031	$41.527	$6,921.17	$83,054.03

Tenant shall pay the Annual Fixed Rent in advance in equal monthly installments of the monthly Fixed Rent on the 1st day of each calendar month.

2.03 Additional Rent. Tenant also covenants to pay to Landlord, all amounts and obligations, other than Fixed Rent, which Tenant assumes or agrees to pay under this lease, (“Additional Rent”), all of which Additional Rent shall be deemed to be rent.

In the event of any failure on the part of Tenant to pay any Additional Rent, Landlord shall have all the rights, powers and remedies provided for in this lease, at law, in equity or otherwise, in the case of nonpayment of Fixed Rent.

2.04 Manner of Payment. Tenant shall pay all Fixed Rent and Additional Rent as the same shall become due and payable under this lease by wire transfer or by check (subject to collection) drawn on a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at the following address:

54 Glen Cove Realty, LLC

1870 Bath Avenue

Brooklyn, NY 11214

or such other place as Landlord may from time to time designate.

Any Additional Rent for which no due date is specified in this lease shall be due and payable on the 30th day after receipt of invoice for same from Landlord. All bills, invoices and statements rendered to Tenant with respect to this lease shall be binding and conclusive on Tenant unless, within sixty (60) days after receipt of same, Tenant notifies Landlord that it is disputing same.

Nothing herein shall be construed to extend the due dates of Tenant’s payments under this lease, or to waive any rights or remedies of Landlord in the event of Tenant’s late payment. Tenant’s obligations to pay Fixed Rent and Additional Rent shall survive the expiration of the lease term or earlier termination of this lease.

F-2-3

2.05 Application. If Landlord receives from Tenant any payment less than the sum of the Fixed Rent and Additional Rent due and owing pursuant to this Lease, Tenant hereby waives its right, if any, to designate the items to which such payment shall be applied and agrees that Landlord in its sole discretion may apply such payment in whole or in part to any Fixed Rent, any Additional Rent or to any combination thereof then due and payable hereunder.

2.06 Unconditional Obligations. THIS LEASE IS A NET LEASE AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE LANDLORD SHALL HAVE NO RESPONSIBILITY (OPERATIONALLY OR FINANCIALLY) IN RESPECT OF THE USE OR OPERATION OF THE DEMISED PREMISES. THE TENANT’S OBLIGATION TO PAY ALL RENT AND ALL OTHER AMOUNTS DUE HEREUNDER AND TO PERFORM ALL THE TERMS HEREOF SHALL BE ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE AFFECTED OR REDUCED BY ANY CIRCUMSTANCES, INCLUDING ANY SETOFF, COUNTERCLAIM, RECOUPMENT, DEFENSE, OR OTHER RIGHT WHICH THE TENANT MAY HAVE AGAINST THE LANDLORD OR ANY OTHER PERSON.

2.07 Interest. If Tenant shall fail to pay (1) any installment of Fixed Rent or any amount of Additional Rent or (2) any other sum of money which shall become due and payable by Tenant to Landlord pursuant to the terms of this Lease or by reason of Tenant’s occupancy of the Demised Premises within ten (10) days after the date on which such installment or payment is due, Tenant shall pay (i) a late payment charge of Five Hundred and 00/100 ($500.00) Dollars and (ii) interest on the amount overdue at a rate of fifteen percent (15%) per annum (or, if less, the maximum rate permitted by applicable law), from the date on which such installment or payment is due to the date of payment thereof (but in no event shall such interest be calculated and payable for less than a full calendar month), and such late payment charge and interest shall be deemed to be Additional Rent.

ARTICLE 3

Utility Services; Waste Removal; Real Estate Taxes and Water and Sewer Charges

3.01 Utility Services. Tenant shall pay all charges for gas and electric services serving the Demised Premises.

Landlord shall not be liable or responsible for charges for electricity at the Demised Premises, or any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants and agrees that its use of electric current shall never exceed the capacity of the existing conductors, feeders, risers, wiring installations or other equipment servicing the Demised Premises. Tenant shall not alter or make any addition to the electrical equipment without the prior written consent of Landlord. If Landlord grants such consent, all additional risers and other equipment shall be provided by Landlord, and the reasonable costs and expenses thereof shall be paid by Tenant to Landlord on demand, as Additional Rent, without setoff or deduction. Tenant will not use or cause to be used equipment which will overload the existing service and installations or interfere with other tenants’ electrical service. Any change in the character or nature of electrical service to the Demised Premises which does not result from acts or omissions of Landlord, shall not impose liability on the Landlord for any loss or damage sustained by Tenant as a result thereof.

F-2-4

3.02 Waste Removal. Tenant shall pay all charges for the garbage removal and collection imposed against the Demised Premises. Landlord shall not be responsible for any cleaning, waste removal, janitorial or similar services for the Demised Premises.

3.03 Real Estate Taxes and Water and Sewer Charges. As used herein, the following terms shall have the meanings set forth below:

“Real Estate Taxes” shall mean all real estate taxes, assessments, water charges and sewer rents, and other taxes and charges of every nature and kind whatsoever, whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character, which at any time may be assessed, levied, charged, confirmed or imposed on or in respect of or be a lien upon the Demised Premises. “Real Estate Taxes” shall exclude income, franchise, inheritance or similar taxes; provided, however, that if the method of taxation or assessment shall be changed so that the whole or any part of the Real Estate Taxes theretofore payable with respect to the building instead shall be levied, charged, assessed or imposed in whole or in part on the income or rents received by Landlord from the Building or shall otherwise be imposed against Landlord in the form of a franchise tax or otherwise, then the same shall be deemed Real Estate Taxes for purposes of this Article 3.

Tenant shall pay to Landlord, as additional rent, an amount equal to all Real Estate Taxes, irrespective of whether such excess is due to higher tax rates, increases in assessed valuation or other cause. Such additional rent may be billed by Landlord at or about the dates on which installments of Real Estate Taxes are due and payable by Landlord, or at any time thereafter, and such additional rent shall be payable by Tenant to Landlord within ten days after being billed therefor. An ordinary tax bill shall be conclusive evidence of the amount of Real Estate Taxes for purposes of computing the amount to be paid by Tenant.

The Real Estate Taxes actually payable by Landlord shall be used in computing the additional rent hereunder. If the amount of Real Estate Taxes is reduced by final determination of legal proceedings, settlement or otherwise, the additional rent theretofore paid or payable hereunder shall be recomputed on the basis of such reduced amount, and Tenant shall pay to Landlord as additional rent, within thirty days after being billed therefor, any deficiency between the additional rent theretofore paid and the amount due as the result of such re-computation. If Landlord receives a refund of any Real Estate Taxes on which additional rent shall have been based, as a result of a reduction of Real Estate Taxes by final determination of legal proceedings, settlement or otherwise, the additional rent shall be recomputed based on the net refund, after deducting Landlord’s expenses, and Tenant shall receive a credit for or refund of any overpayment of additional rent.

F-2-5

Landlord shall not be obligated to contest the levy or assessment of any Real Estate Taxes, and it shall be at Landlord’s sole discretion whether any such contest shall be undertaken. Landlord hereby reserves the exclusive right to take and prosecute all such proceedings, and if so taken, Landlord may proceed without notice to Tenant and may prosecute the proceeding, including settlement and discontinuance, in such manner as Landlord may determine in its sole discretion.

In no event shall the annual Fixed Rent under this lease be reduced by virtue of this Article 3.

3.04. Apportionment. The Additional Rent provided herein shall be apportioned as of the expiration of the lease term or earlier termination of this lease. The obligations of Tenant to pay Additional Rent as provided for herein shall survive the expiration of the lease term or earlier termination of this lease. If Tenant continues in possession of the Demised Premises after the expiration of the lease term or earlier termination of this lease, as a month to month tenant or otherwise, the provisions of this Article 3 shall continue in full force and effect for so long as Tenant remains in possession of the Demised Premises.

The Additional Rent provided for herein shall be collectible by Landlord in the same manner as the regular installments of fixed rent due under this lease. No delay or failure by Landlord in preparing or delivering any statement or demand for any additional rent shall constitute a waiver of, or impair Landlord’s rights to collect, such additional rent.

ARTICLE 4

Leasehold Improvements; Tenant Covenants

4.01 Condition of Premises. Tenant represents that it has thoroughly inspected the Demised Premises and is fully familiar with the condition thereof. The Tenant agrees to accept the Demised Premises in its “as is” condition.

4.02 Alterations.

(a) Tenant shall make no material structural additions, changes or alterations in or to the Demised Premises (“Material Alterations”) without Landlord’s prior approval, which approval may be granted or withheld in Landlord’s sole discretion. Landlord shall not need to approve an Alteration that is not a Material Alteration.

“Material Alteration” means an Alteration that: (i) is not limited to the interior of the Demised Premises or which affects the exterior (including the appearance) of the Building; (ii) is structural or affects the strength of the Building; (iii) affects the usage or the proper functioning of any of the Building systems; (iv) has a cost of more than $100,000.00; or (v) requires a change to the Building’s certificate of occupancy.

F-2-6

(b) Tenant, in connection with any Alteration, shall comply with any and all rules and regulations as may be required by the New York City Department of Buildings, (“DOB”), and any other agency having jurisdiction thereof. Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant’s plans and specifications therefor which shall not be unreasonably withheld, conditioned or delayed. If Landlord does not object to Tenant’s plans within fifteen (15) business days, then these plans are deemed to be approved by Landlord. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c) Tenant shall pay to Landlord upon demand Landlord’s reasonable costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Material Alterations. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be responsible to reimburse Landlord for or to pay for any costs incurred by Landlord for the review of Tenant’s plans relative to the initial alteration made by Tenant at the Premises. Tenant or any of its contractors or subcontractors shall be required to post a bond or other security in connection with the performance of any alterations.

(d) Upon the completion of the Alteration in accordance with the terms of this Section 4.02; Tenant shall provide landlord with:

(iv)	proof evidencing the payment in full for said Alteration; and

(v)	written unconditional lien waivers of mechanics’ liens and other liens on the Building from all contractors performing said Alteration; and

(vi)	all other submissions as may be, from time to time reasonably required by Landlord.

(e) Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and, with the plans and specifications approved by Landlord. Alterations shall be diligently performed in a good and workmanlike manner, using new or high-quality materials and equipment at least equal in quality and class to the then standards for the Building established by the DOB and any other agency having jurisdiction thereof. Alterations shall be performed by architects, engineers and contractors first approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). The performance of any Alteration shall not be done in a manner which would violate Landlord’s union contracts affecting the Building, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alteration if Landlord notifies Tenant that continuing such Alteration would violate Landlord’s union contracts affecting the Building, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be obligated to use union labor in the performance of its alterations or in the daily operation of its business. Tenant shall not resume the performance of such Alteration until such time as such Alteration may be performed in a manner which shall not violate such union contracts or create such work stoppage, picketing, labor disruption, disharmony or dispute or interference. Landlord hereby consents to Tenant obtaining, at Tenant’s sole cost and expense, any required permits and approvals for any alterations based upon Tenant’s architect’s and engineer’s self-certification of the approved plans.

F-2-7

(f) Throughout the performance of Alterations, Tenant or its contractor(s) shall carry worker’s compensation insurance in statutory limits, Builder’s Risk Completed Value Non-Reporting Form coverage and a policy of commercial general liability providing coverage of the latest version of ISO form CG0001 or its equivalent, covering Tenant’s indemnity obligations under this Lease, subject to the terms and conditions of the policy, against claims for bodily injury and property damage, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and its agent and any Superior Mortgagee whose name and address have been furnished to Tenant shall be named as additional insured, with minimum limits of liability under such policy, including products liability and completed operations, shall be a combined single limit with respect to each occurrence in an amount of not less than Three Million ($3,000,000.00), per occurrence and aggregate, it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability policy in conjunction with an umbrella liability or excess liability policy; such policy is to be written by an authorized insurance company by the State of New York rated A-/XII or better by AM Best Company. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(g) Tenant shall indemnify and hold Landlord harmless from and against any and all bills for labor performed or equipment, fixtures and materials furnished to or for Tenant, and from and against any and all violations, liens or claims therefor or against the Demised Premises or the Building of which it forms a part, and from and against any and all liability, claim, loss, damage or expense, including reasonable attorneys’ fees, in connection with any work performed by or for Tenant. The Demised Premises and the Building shall at all times be free of violations and liens for labor and materials supplied or claimed to have been supplied to or on behalf of Tenant, and no financing statements or other security instruments shall be filed against the Demised Premises or the building or the contents thereof.

Tenant shall not directly or indirectly create or permit to be created any mortgage, lien, security interest, pledge, conditional sale, or other encumbrance on the Demised Premises or any part thereof, any fixtures or materials therein, Tenant’s interest under this Lease, or any Rent hereunder. The foregoing shall not apply to liens for impositions not yet due, or liens of mechanics, materialmen, suppliers or vendors, incurred in the ordinary course of business for sums which are not yet due, provided that adequate provision for the payment thereof shall have been made and the following paragraph is complied with.

If, in connection with any work being performed by or for Tenant or any subtenant, or in connection with any materials being furnished to Tenant or any subtenant, any mechanic’s lien or other lien or charge or violation shall be filed or made against the Demised Premises or any part thereof, or if any such lien or charge or violation shall be filed or made against Landlord as owner, then Tenant, at Tenant’s expense, within forty-five (45) days after written notice to Tenant of such lien or charge or violation shall have been filed or made, shall cause the same to be canceled and discharged of record by payment thereof or filing a bond or otherwise. Tenant promptly and diligently shall defend any suit, action or proceeding which may be brought for the enforcement of such lien or charge or violation; shall satisfy and discharge any judgment entered therein within thirty (30) days after the entry of such judgment by payment thereof or filing a bond or otherwise; and on demand shall pay any and all liability, claim, loss, damage or expense, including reasonable attorneys’ fees, suffered or incurred by Landlord in connection therewith.

F-2-8

Nothing in this Lease shall constitute any consent or request by Landlord, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Demised Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in any fashion that would permit the filing or making of any lien or claim against Landlord, the Demised Premises or the Building.

(h) Tenant shall deliver to Landlord, within thirty (30) days after the completion of an Alteration, “as-built” drawings thereof. During the Term, Tenant shall keep records of Alterations costing in excess of $25,000.00 including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within thirty (30) days after demand by Landlord, furnish to Landlord copies of such records.

(i) All Alterations to and Fixtures installed by Tenant in the Demised Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

4.03 Landlord’s and Tenant’s Property. (a) All fixtures, improvements and appurtenances attached to or built into the Demised Premises as permitted by the terms hereof, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Demised Premises and shall not be removed by Tenant and Tenant has no accountability for same. All Fixtures constituting Improvements and Betterments (as hereinafter defined) shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord. All Fixtures other than Improvements and Betterments shall, upon installation, be the property of Landlord.

“Improvements and Betterments” means: (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance); and (ii) all carpeting in the Demised Premises.

(b) Notwithstanding anything to the contrary in Section 4.03(a), all movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Demised Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any of Tenant’s Property is removed, Tenant shall repair any damage to the Demised Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property identified in this Lease or in any leasehold improvement agreement as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Demised Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

F-2-9

(c) At or before the Expiration Date, or within ten (10) business days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove all of Tenant’s Property from the Demised Premises. Tenant shall repair any damage to the Demised Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Demised Premises after the Expiration Date, or more than ten (10) business days after an earlier termination of this Lease shall be deemed to have been abandoned, and may be retained by Landlord as Landlord’s property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

4.04 Access and Changes to Building. (a) Landlord reserves the right, at any time, to make such changes in or to the Building as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not unreasonably deprive Tenant and/or Tenant’s customers, vendors, suppliers, employees, directors, officers, agents, invitees and licensees of easy access to the Demised Premises or any loss of signage or visibility. Landlord may install and maintain concealed pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Demised Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Demised Premises for the ordinary conduct of Tenant’s business. Landlord agrees that except in the event of an emergency, it will not perform any work in the Demised Premises which adversely affects Tenant’s business during its ordinary business hours. Landlord will, at its sole cost and expense, promptly repair any damages to the Demised Premises existing as of the date hereof. Tenant shall not have any easement for light, views or air, or any other easement or right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b) Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Demised Premises, all of the Building, including, without limitation, the Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Demised Premises, and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Demised Premises, are reserved to Landlord and are not part of the Demised Premises provided same does not unreasonably interview with Tenant’s use of the Premises. Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.

(c) Landlord shall have no liability to Tenant if at any time any windows of the Demised Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Demised Premises, is temporarily or permanently closed or inoperable.

F-2-10

(d) Landlord and persons authorized by Landlord shall have the right, outside of Tenant’s normal business hours upon reasonable prior written or telephonic notice to Tenant (except in an emergency), to enter the Demised Premises (together with any necessary materials and/or equipment), to inspect, clean or perform such work or repairs as Landlord may reasonably deem necessary or to exhibit the Demised Premises to prospective lenders or purchasers. Landlord shall have no liability to Tenant by reason of any such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Demised Premises during the Term. Landlord shall operate, maintain and make all necessary repairs (both structural and nonstructural) to the Premises and Building (including the without limitation, the foundation, the exterior walls and any load-bearing interior walls, the roof, roof membrane, roof), the Building Systems which provide service to the Demised Premises (but not to the distribution portions of such Building Systems located within the Demised Premises), the public portions of the Building, both exterior and interior (but excluding storefront and doors of the Demised Premises). Landlord agrees to use commercially reasonable to minimize interference with any such access/work.

4.05 Maintenance of Demised Premises. (a) Tenant, at Tenant’s expense, shall repair and maintain the interior of the Demised Premises, HVAC serving the Demised Premises and fixtures of the Demised Premises (but not common areas), all plumbing, electrical, and heating lines, conduits, and risers serving the Demised Premises from the point where they enter the interior of the Demised Premises; shall repair and maintain all water, sewer, electric, gas, and other utility lines that service the Demised Premises from the point where they enter the interior of the Demised Premises and, upon expiration or earlier termination of the Term, Tenant shall surrender the same to Landlord in the working condition as when first occupied, reasonable wear and tear excepted. Without limiting the foregoing, Tenant shall keep the Demised Premises clean in a manner commensurate with the standards of first-class office buildings located in the neighborhood of the Building. Tenant’s obligation shall include, without limitation: the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Demised Premises or anywhere in the Building.

(b) Tenant shall not commit or allow to be committed any waste or damage to any portion of the Demised Premises or the Building.

(c) Tenant, at Tenant’s sole cost and expense, shall maintain (but not be obligated to repair) the sidewalk adjacent to the Demised Premises and keep it free from obstruction, garbage, refuse, rubbish, trash, snow and ice. However, Tenant, at Tenant’s sole cost and expense, shall repair the sidewalk if it is damaged by Tenant’s activities or negligence.

F-2-11

4.06 Compliance with Laws. Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Demised Premises or any part thereof. Nothing contained in this Section 4.06 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant’s performance of any Alterations, Tenant’s manner of use of the Demised Premises or the use by Tenant of the Demised Premises for purposes other than normal and customary ordinary for the Permitted Use. Tenant shall procure and maintain all licenses and permits required for its business. Tenant shall be permitted to contest all municipal, governmental or other regulatory violations, where permitted by law.

4.07 Tenant Advertising and Signage. Tenant shall have the right to use the name or likeness of the Building in any advertising (by whatever medium) without Landlord’s consent.

Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant, at its sole cost and expense, may install identification signage on the façade of the Building (collectively, “Tenant’s Signage”). All such signage shall be subject to Tenant’s obtaining all required governmental approvals. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense and repair any damage caused by such removal. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location and size of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms of this Lease shall be unaffected. If Landlord elects to install a multi-tenant identification sign at the entrance to the Building, Tenant shall be entitled to install its name on such sign (subject to availability on a pro-rata basis based on the relative square footages leased by the tenants of the Building), at Tenant’s sole cost and expense. Where the erection of scaffolding and/or protective barriers are required for work performed by the Landlord or Landlord’s agents, Landlord shall provide signage for Tenant’s business, at Landlord’s sole cost and expense and any scaffold shall be double height and erected only for shortest period necessary to perform any work. Landlord represents that all local law work has been completed and no anticipated scaffolding is to be erected in the next 12 months. Landlord’s consent is not required for interior or window signage.

4.08 Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease beyond the expiration of any grace period or applicable notice and cure period, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant: (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord; and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Rent) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within fifteen (15) days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond.

F-2-12

ARTICLE 5

Assignment and Subletting

5.01 Assignment; Etc. (a) Subject to the further provisions of this Article 5, neither this lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Demised Premises, nor any part thereof, shall be subleased, licensed, used or occupied by any person or entity other than Tenant or encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Demised Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord, which consent shall not be unreasonably withheld. The dissolution or direct or indirect transfer of a majority of the interest in, or control of, Tenant (however accomplished including, by way of example, the addition of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this lease regardless of whether the transfer is made in or by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this lease shall be deemed an assignment of this lease. No assignment or other transfer of this lease and the term and estate hereby granted, and no subletting of all or any portion of the Demised Premises shall relieve Tenant of its liability under this lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting. Any attempt to assign this lease or sublet all or any portion of the Demised Premises in violation of this Article 5 shall be null and void.

5.02 Assignment and Subletting Procedures. (a) If Tenant desires to assign this lease or sublet the Demised Premises, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by: (i) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least 30 days after the giving of the Transfer Notice; (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Demised Premises; (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements; and (iv) such other information as Landlord may reasonably request. Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided that:

(viii)	in Landlord’s judgment the proposed assignee or subtenant will use the Demised Premises in a manner that: (A) is in keeping with the then standards of the Demised Premises; and (B) is limited to the use expressly permitted under this lease;

F-2-13

(ix)	the proposed assignee or subtenant is, in Landlord’s judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved;

(x)	the form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5;

(xi)	the aggregate rent to be paid by the proposed subtenant is not less than the greater of: (A) the fair rental value of the sublet space as sublet space; or (B) 90% of the fair rental value of the sublet space if such space were being leased directly by Landlord (in each case as reasonably determined by Landlord);

(xii)	Tenant shall reimburse Landlord on demand for any costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

(b) If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this lease or subletting all or part of the Demised Premises.

5.03 General Provisions. (a) If this lease is assigned, whether or not in violation of this lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this lease.

(b) No assignment or transfer shall be effective until the assignee delivers to Landlord: (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03; and (ii) an agreement in form and substance satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this lease.

(c) Notwithstanding any assignment or transfer, whether or not in violation of this lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this lease.

F-2-14

(d) Each subletting by Tenant shall be subject to the following:

(iv)	No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(v)	No sublease shall be valid, and no subtenant shall take possession of the Demised Premises or any part thereof, until there has been delivered to Landlord, both: (A) an executed counterpart of such sublease; and (B) a certificate of insurance evidencing that: (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Demised Premises pursuant to Section 7.02; and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

(vi)	Each sublease shall provide that it is subject and subordinate to this lease, and that in the event of termination, reentry or dispossess by Landlord under this lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e) Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent and without complying with all of the terms and conditions of this Article 5, including, without limitation, Section 5.04, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.

(f) Tenant shall not publicly advertise the availability of the Demised Premises or any portion thereof as sublet space or by way of an assignment of this lease, without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise the rental rate or any description thereof.

F-2-15

ARTICLE 6

Subordination; Default; Indemnity

6.01 Subordination. (a) This lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior lease”) which may now or hereafter affect all or any portion of the Demised Premises or any interest therein. The lessor under a Superior lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee.” Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Tenant shall execute any amendment of this lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in a material increase in Tenant’s obligations under this lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this lease (it being understood that Tenant shall, if requested, enter into a new lease on terms materially the same as the terms of this Lease); provided that Successor Landlord shall not be:

(vii)	liable for any act, omission or default of any prior landlord (including, without limitation, Landlord);

(viii)	liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord;

(ix)	subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord);

(x)	bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord;

(xi)	bound by any covenant to perform or complete any construction in connection with the Demised Premises or to pay any sums to Tenant in connection therewith; or

(xii)	bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this lease made without the consent of such Successor Landlord.

Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b) Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this lease or any other right or remedy, except as may be otherwise expressly provided for in this lease.

F-2-16

(c) Without limiting Tenant’s obligations under Section 6.01(a), Tenant covenants and agrees that if by reason of a default under any underlying lease through which Landlord derives its leasehold estate in the Demised Premises (an “Underlying lease”), the Underlying lease and the leasehold estate of the Landlord in the Demised Premises is terminated, Tenant will attorn to the then holder of the reversionary interest in the Demised Premises (the “Underlying Landlord”) and will recognize the Underlying Landlord as Tenant’s landlord under this lease, at the election of such Underlying Landlord. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of the Landlord or of the Underlying Landlord any instrument which may be necessary or appropriate to evidence such attornment and Tenant hereby irrevocably appoints the Landlord or the Underlying Landlord under such Underlying lease the attorney-in-fact of Tenant to execute and deliver for and on behalf of Tenant any such instrument. Tenant further waives the provisions of any statute or rule or law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this lease or to surrender possession of the Demised Premises in the event any proceeding is brought by the Underlying Landlord to terminate the Underlying lease, and agrees that unless and until the Underlying Landlord, in connection with any such proceeding, shall elect to terminate this lease and the rights of the Tenant hereunder, this lease shall not be affected in any way whatsoever by any such proceeding.

6.02 Estoppel Certificate. Tenant shall, at any time and from time to time, within 10 days after request by Landlord, execute and deliver to Landlord (or to such person or entity as Landlord may designate) a statement certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Commencement Date, Expiration Date and the dates to which the Fixed Rent and Additional Rent have been paid and stating whether or not, to the best knowledge of Tenant, Landlord is in default in performance of any of its obligations under this lease, and, if so, specifying each such default of which Tenant has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by Landlord. Tenant also shall include or confirm in any such statement such other information concerning this lease as Landlord may reasonably request.

6.03 Default. This lease and the term and estate hereby granted are subject to the limitation that:

(h)	if Tenant defaults in the payment of any Rent, Fixed or Additional, and such default continues for 5 days after Landlord gives to Tenant a notice specifying such default;

F-2-17

(i)	if Tenant defaults in the keeping, observance or performance of any covenant or agreement, (other than a default of the character referred to in Sections 6.03(a), (c), (d), (e), (f) or (g)) and if such default continues and is not cured within 15 days after Landlord gives to Tenant a written notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 15 days, if Tenant shall not immediately upon the receipt of such notice: (i) notify Landlord of Tenant’s intention duly to institute all steps necessary to cure such default; and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same;

(j)	if this lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as permitted by Article 5;

(k)	if Tenant shall abandon the Demised Premises (and the fact that any of Tenant’s Property remains in the Demised Premises shall not be evidence that Tenant has not abandoned the Demised Premises);

(l)	if Tenant or any Affiliate of Tenant defaults under any other lease with Landlord or any Affiliate of Landlord, which default shall continue beyond any applicable grace period provided under such other lease;

(m)	if a default of the kind set forth in Section 6.03(a) or (b) shall occur and have been cured, and if a similar default shall occur more than once within the next 365 days, whether or not such similar defaults are cured within the applicable grace period; or

(n)	if Tenant fails to deliver to Landlord any Security Deposit within the time period required. then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a written notice of intention to end the Term or a renewal thereof at the expiration of 5 days from the date of the giving of such notice, and, in the event such notice is given, this lease and the term and estate hereby granted shall terminate upon the expiration of such 5 days with the same effect as if the last of such 5 days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04 Re-entry by Landlord. If Tenant defaults in the payment of any Rent and such default continues for 5 days, or if this lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The words “re-enter” and “re-entering” as used in this lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

F-2-18

6.05 Damages. If this lease is terminated under Section 6.03, or if Landlord re-enters the Demised Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(c)	a sum which, at the time of such termination, represents the then value of the excess, if any, of: (1) the aggregate of the Rent which, had this lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date; over (2) the aggregate fair rental value of the Demised Premises for the same period (for the purposes of this clause (a) the amount of Additional Rent which would have been payable by Tenant under Sections 2.02 and 2.03 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to 105% of the amount of such Additional Rent payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur in the case of the first such calendar year and the immediately prior calendar year in the case of each succeeding calendar year); or

(d)	sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this lease not terminated or had Landlord not re-entered the Demised Premises, payable upon the due dates therefor specified in this lease; provided, that if Landlord shall relet all or any part of the Demised Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this lease and of re-entering the Demised Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Demised Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that: (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this lease; (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit; (iii) if the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting; and (iv) Landlord shall have no obligation to so relet the Demised Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Demised Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term or a renewal thereof would have expired but for such termination or re-entry.

F-2-19

6.06 Other Remedies. Nothing contained in this lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this lease.

6.07 Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08 Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Demised Premises or to have a continuance of this lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this lease or after any termination of this lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this lease.

6.09 No Waiver. Failure by Landlord to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but Landlord shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent. Landlord’s receipt of Fixed Rent and Additional Rent at a time when Landlord has knowledge or should have knowledge of any default or violation shall not be deemed a waiver thereof.

F-2-20

6.10 Holding Over. If Tenant holds over without the consent of Landlord after expiration or termination of this lease, Tenant shall:

(c)	pay as a use and occupancy charge for each month of the holdover tenancy an amount equal to 200% multiplied by the greater of: (i) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord); or (ii) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term or a renewal thereof; and

(d)	be liable to Landlord for and indemnify Landlord against: (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Demised Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant; (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant; and (iii) any claim for damages by any New Tenant.

No holding over by Tenant after the Term or a renewal thereof shall operate to extend the Term or a renewal thereof. Notwithstanding the foregoing, the acceptance of any use and occupancy charges paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

6.11 Attorneys’ Fees. If Landlord places the enforcement of this lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Demised Premises, in the hands of an attorney, or files suit upon the same, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, upon demand, pay Landlord for any attorneys’ fees and disbursements and court costs incurred by Landlord.

6.12 Nonliability and Indemnification. (a) None of Landlord, any Superior Lessor, any Superior Mortgagee or any direct or indirect member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for:

(i)	any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the gross negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Demised Premises;

(ii)	any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Demised Premises, or caused by operations in construction of any private, public or quasi-public work; or

F-2-21

(iii)	even if negligent, consequential damages arising out of any loss of use of the Demised Premises or any equipment, facilities or other Tenant’s Property therein or otherwise.

(b) Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective direct and indirect members, partners, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with:

(i)	the conduct or management of the Demised Premises or of any business therein, or any work or thing done, or any condition created, in or about the Demised Premises;

(vi)	any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective direct or indirect members, partners, shareholders, directors, officers, agents, employees or contractors;

(vii)	any accident, injury or damage occurring in, at or upon the Demised Premises;

(viii)	any default by Tenant in the performance of Tenant’s obligations under this lease; and

(ix)	any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant;

together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the gross negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

ARTICLE 7

Insurance; Casualty; Condemnation

7.01 Compliance with Insurance Standards. (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Demised Premises and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Demised Premises, which would subject Landlord or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Demised Premises over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Demised Premises in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Demised Premises.

F-2-22

(b) If, by reason of any failure of Tenant to comply with this lease, the premiums on Landlord’s insurance on the Demised Premises shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Demised Premises issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Demised Premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Demised Premises.

7.02 Tenant’s Insurance. Tenant shall maintain at all times during the Term or a renewal thereof:

(f)	general liability providing coverage of the latest version of ISO form CG0001 or its equivalent, covering Tenant’s indemnity obligations under this Lease, subject to the terms and conditions of the policy, against claims for bodily injury and property damage, with completed operation endorsement, for any occurrence in or about the Building, including any sidewalk contiguous to or abutting the Demised Premises, under which Landlord and its agent and any Superior Mortgagee whose name and address have been furnished to Tenant shall be named as additional insured, with minimum limits of liability under such policy, including products liability and completed operations, shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million ($5,000,000.00), per occurrence and aggregate, it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability policy in conjunction with an umbrella liability or excess liability policy;

(g)	insurance against loss or damage by fire and such other risks and hazards (including, burglary, theft and breakage of glass within the premises) as are insurable under a Special Cause of Loss form or its equivalent, to Tenant’s property and Alterations, for the full replacement cost value thereof (including an “agreed amount” endorsement);

(h)	business Interruption covering base Rent and Additional Rent for a period of at least one (1) year;

(i)	worker’s compensation insurance and disability benefits insurance in statutory limits;

(j)	when Alterations are in process, the insurance specified in Section 4.02(f).

The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A/XII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 30 days prior written notice of such cancellation, lapse or modification. Tenant shall cooperate with Landlord in connection with the collection of any insurance moneys that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance moneys. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased, so that the amount thereof adequately protects Landlord’s interest.

F-2-23

7.03 Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Demised Premises in case of Landlord, and insuring Tenant’s Property, Fixtures and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or a renewal thereof or, if such waiver should be unobtainable or unenforceable:

(c)	an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty; or

(d)	any other form of permission for the release of the other party.

Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term or a renewal thereof to the extent to which it is insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this lease.

7.04 Condemnation. (a) If there shall be a total taking of the Demised Premises in condemnation proceedings or by any right of eminent domain, this lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Demised Premises, then Landlord may terminate this lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Demised Premises of such scope (but in no event less than 20% thereof) that the untaken part of the Demised Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Demised Premises which does not result in the termination of this lease:

(i)	the term and estate hereby granted with respect to the taken part of the Demised Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date; and

F-2-24

(ii)	Landlord shall with reasonable diligence restore the remaining portion of the Demised Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

(b) In the event of any taking of all or a part of the Demised Premises, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this lease in Tenant or any value attributable to the unexpired portion of the Term or a renewal thereof, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property or moving expenses, provided the same do not include any value of the estate vested by this lease in Tenant or of the unexpired portion of the Term or a renewal thereof and do not reduce the amount available to Landlord or delay the payment thereof.

(c) If all or any part of the Demised Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Demised Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Demised Premises. This lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Demised Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d) In the event of any taking which does not result in termination of this lease:

(i)	Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Demised Premises (other than those parts of the Demised Premises which constitute Tenant’s Property, Fixtures and Improvements and Betterments) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable building; and

F-2-25

(ii)	Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Demised Premises which constitute Tenant’s Property, Fixtures and Improvements and Betterments, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05 Casualty. (a) If the Demised Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”), then Tenant, at Tenant’s sole cost and expense, shall promptly repair and restore the Demised Premises, including Landlords’ Work, Tenant’s Improvements and Betterments, Tenant’s Property and Fixtures with or without the collection of the insurance proceeds attributable to such Casualty.

(b) If all or part of the Demised Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Rent under Sections 2.02 and 2.03 shall be abated in the proportion that the untenantable area of the Demised Premises bears to the total area of the Demised Premises, for the period from the date of the Casualty to the earlier of:

(i)	the date the Demised Premises is made tenantable (provided, that if the Demised Premises would have been tenantable at an earlier date but for Tenant having failed diligently to prosecute repairs or restoration, then the Demised Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease); or

(ii)	the date Tenant or any subtenant reoccupies a portion of the Demised Premises for the ordinary conduct of business (in which case the Fixed Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy).

Landlord’s determination of the date the Demised Premises is tenantable shall be controlling unless Tenant disputes same by written notice to Landlord within 10 days after such determination by Landlord and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available to Landlord, there shall be no abatement of Rent. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

(c) Landlord shall not carry any insurance on Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures and shall not be obligated to repair or replace the Demised Premises, Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures. Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures. Tenant shall notify Landlord promptly of any Casualty in or affecting the Demised Premises.

F-2-26

(d) This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Demised Premises by fire or other casualty, and Real Property Law §227 providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

7.06 Risk of Loss. Tenant and all those claiming by, through or under Tenant shall store their property in and shall occupy and use the Demised Premises and any improvements therein and appurtenances thereto solely at their risk and Tenant and all those claiming by, through or under Tenant hereby release Landlord and any fee owner or ground or underlying lessors of the Demised Premises, to the full extent permitted by law, from all claims, of every kind, including loss of life, bodily or personal injury, damage to merchandise, furniture, fixtures, equipment or other property, or damage to business or for business interruption, arising directly or indirectly out of or from or on account of such occupancy and use or resulting from any present or future condition or state of repair of the Demised Premises.

7.07 Indemnity. Tenant shall not do or permit any act or thing to be done upon the Demised Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any legal requirement of public authority, but shall exercise such control over the Demised Premises as to fully protect Landlord against any such liability. Tenant agrees to indemnify, defend and save harmless Landlord from and against (1) all claims of whatever nature against Landlord arising from any act, omission or negligence of Tenant, its subtenants, contractors, licensees, agents, servants, employees, invitees or visitors, including any claims arising from any act, omission or negligence of Landlord or Landlord and Tenant, (2) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term or a renewal thereof in or about the Demised Premises, (3) all claims against Landlord arising from any accident, injury or damage to any person, entity or property, occurring outside of the Demised Premises but anywhere within or about the Real Property, where such accident, injury or damage resulted or is claimed to have resulted from an act or omission of Tenant or Tenant’s subtenants, agents, employees, invitees or visitors, including any claims arising from any act, omission or negligence of Landlord or Landlord and Tenant, (4) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed and (5) any claim, loss or liability arising or claimed to arise from Tenant, or any of Tenant’s subtenants, contractors, licensees, agents, servants, employees, invitees or visitors causing or permitting any Hazardous Substance to be brought upon, kept or used in or about the Demised Premises or the Real Property or any seepage, escape or release of such Hazardous Substances (including, without limitation, the costs and expenses of any remediation required as a result thereof). As used herein, the term “Hazardous Substances” shall mean, collectively, (a) asbestos and polychlorinated biphenyls and (b) hazardous or toxic materials, wastes and substances which are defined, determined and identified as such pursuant to any law. As used herein and in all other provisions in this Lease containing indemnities made for the benefit of Landlord, the term “Landlord” shall mean Landlord and Landlord’s managing agent and their respective parent companies and/or corporations, their respective controlled, associated, affiliated and subsidiary companies and/or corporations and their respective members, officers, partners, agents, consultants, servants, employees, sub-lessees and assigns. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. The indemnity contained in this Section 7.07 shall survive the expiration or earlier termination of this lease.

F-2-27

ARTICLE 8

Miscellaneous Provisions

8.01 Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this lease (each, “Notice”) shall be in writing and shall be delivered by:

(d)	personal delivery;

(e)	the United States Postal Service, certified or registered, postage prepaid, return receipt requested; or

(f)	a nationally recognized overnight courier,

in each case addressed to the party to be notified at the address for such party specified in the first paragraph of this lease.

Notices from Landlord may be given by Landlord’s managing agent, if any, or attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

8.02 Severability. If any term or provision of this lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this lease shall be valid and shall be enforceable to the extent permitted by law.

8.03 Certain Definitions. (a) “Landlord” means only the owner, at the time in question, of the Demised Premises or of a lease of the Demised Premises, so that in the event of any transfer or transfers of title to the Demised Premises or of Landlord’s interest in a lease of the Demised Premises, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this lease.

(b) “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this lease or with respect to Tenant’s use or occupancy of the Demised Premises.

F-2-28

8.04 Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises, subject to the other terms of this lease and to the Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Rent to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this lease.

8.05 Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Demised Premises, for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, members, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this lease.

8.06 Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Demised Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.07 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this lease, and with respect to Real Estate Tax Escalations and any other amounts payable under this lease, shall survive the expiration or other termination of this lease.

8.08 Certain Remedies. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this lease or the relationship of Landlord and Tenant under this lease shall be resolved by arbitration unless this lease expressly provides for such dispute to be resolved by arbitration.

8.09 No Offer. The submission by Landlord of this lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

F-2-29

8.10 Captions; Construction. The table of contents, captions, headings and titles in this lease are solely for convenience of reference and shall not affect its interpretation. This lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this lease to be drafted. Each covenant, agreement, obligation or other provision of this lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this lease.

8.11 Amendments. This lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.12 Broker. Each party represents to the other that such party has dealt with no broker other than None, (“Broker”) in connection with this lease, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than Broker) who has dealt with the indemnifying party in connection with this lease. Landlord and Tenant shall enter into a separate agreement with Broker which provides that, if this lease is executed and delivered by both Landlord and Tenant, Landlord and Tenant shall equally pay to Broker a commission to be agreed upon between Landlord, Tenant and Broker, subject to, and in accordance with, the terms and conditions of such agreement.

8.13 Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this lease. This lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this lease.

Tenant has made investigation into the Demised Premises and acknowledges that the Demised Premises are fit for their intended use under this lease.

Landlord has not made and does not make any representations that Demised Premises are fit for their intended use under this lease. Landlord has not made and does not make any representations as to the rents, leases, expenses, operation or any other matter or thing affecting or related to the Demised Premises, except as herein specifically set forth, and Tenant hereby expressly acknowledges that no such representations have been made.

8.14 Successors. This lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.

8.15 Applicable Law. This lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.16 No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Demised Premises, and consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments, which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.16 shall be construed as an express waiver by Tenant of any interest Tenant may have as a party in interest in the Demised Premises.

F-2-30

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease as of the day and year first written above.

54 Glen Cove Realty, LLC

By:

Gold Coast Appliances, Inc.

By:

F-2-31

EXHIBIT F-3

Joe’s Appliances Lease

(See Attached)

F-3-1

LEASE

Agreement of Lease, made as of this _____ day of ___________, 2021, between 7812 5th Ave Realty LLC, whose address is 1870 Bath Avenue, Brooklyn, NY 11214, (“Landlord”), and Joe’s Appliances LLC, whose address is 7812 5th Avenue, Brooklyn, NY 11209, (“Tenant”).

WITNESSETH:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord on the terms hereinafter set forth, certain premises on the 1st floor and the basement in the building known as 7812 5th Avenue, Brooklyn, NY 11209, (the “Building”), consisting of approximately 3,800 rentable square feet (2,000 rentable square feet on the 1st floor and 1,800 rentable square feet in basement) (the “Demised Premises”).

NOW THEREFORE, the parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

ARTICLE 1

Demised Premises; Term; Use

1.01 Demise. (a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this lease, the Demised Premises.

1.02 Term. (a) The term of this Lease (the “Term”) shall commence on ____________, 2021, (the “Commencement Date”), and shall end, unless sooner terminated as herein provided, on ______________, 2031, (such date is called the “Expiration Date”).

1.03 Use. The Demised Premises shall be used and occupied by Tenant solely as a store for the sale of electronics and appliances (“Permitted Use”), and for no other purpose. All use of the Demised Premises must be in compliance with rules and regulations promulgated for the Demised Premises by Landlord which may now or hereafter be in effect and of which Tenant has notice.

ARTICLE 2

Rent

2.01 Rent “Rent” shall consist of Fixed Rent (as hereinafter defined) and Additional Rent (as hereinafter defined).

F-3-2

2.02 Fixed Rent. Tenant covenants to pay to Landlord as a net minimum rent (“Fixed Rent”), as follows:

Lease Period	Rate PSF	Monthly Fixed Rent	Annual Fixed Rent

__/__/2021 – __/__/2022	$20.101	$6,365.40	$76,384.80
__/__/2022 – __/__/2023	$20.704	$6,556.36	$78,676.34
__/__/2023 – __/__/2024	$21.325	$6,753.05	$81,036.63
__/__/2024 – __/__/2025	$21.965	$6,995.64	$83,467.73
__/__/2025 – __/__/2026	$22.624	$7,164.31	$85,971.77
__/__/2026 – __/__/2027	$23.303	$7,379.24	$88,550.92
__/__/2027 – __/__/2028	$24.002	$7,600.62	$91,207.45
__/__/2028 – __/__/2029	$24.722	$7,828.64	$93,943.67
__/__/2029 – __/__/2030	$25.464	$8,063.50	$96,761.98
__/__/2030 – __/__/2031	$26.228	$8,305.40	$99,664.84

Tenant shall pay the Annual Fixed Rent in advance in equal monthly installments of the monthly Fixed Rent on the 1st day of each calendar month.

2.03 Additional Rent. Tenant also covenants to pay to Landlord, all amounts and obligations, other than Fixed Rent, which Tenant assumes or agrees to pay under this lease, (“Additional Rent”), all of which Additional Rent shall be deemed to be rent.

In the event of any failure on the part of Tenant to pay any Additional Rent, Landlord shall have all the rights, powers and remedies provided for in this lease, at law, in equity or otherwise, in the case of nonpayment of Fixed Rent.

2.04 Manner of Payment. Tenant shall pay all Fixed Rent and Additional Rent as the same shall become due and payable under this lease by wire transfer or by check (subject to collection) drawn on a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at the following address:

7812 5th Ave Realty LLC

1870 Bath Avenue

Brooklyn, NY 11214

or such other place as Landlord may from time to time designate.

Any Additional Rent for which no due date is specified in this lease shall be due and payable on the 30th day after receipt of invoice for same from Landlord. All bills, invoices and statements rendered to Tenant with respect to this lease shall be binding and conclusive on Tenant unless, within sixty (60) days after receipt of same, Tenant notifies Landlord that it is disputing same.

Nothing herein shall be construed to extend the due dates of Tenant’s payments under this lease, or to waive any rights or remedies of Landlord in the event of Tenant’s late payment. Tenant’s obligations to pay Fixed Rent and Additional Rent shall survive the expiration of the lease term or earlier termination of this lease.

F-3-3

2.05 Application. If Landlord receives from Tenant any payment less than the sum of the Fixed Rent and Additional Rent due and owing pursuant to this Lease, Tenant hereby waives its right, if any, to designate the items to which such payment shall be applied and agrees that Landlord in its sole discretion may apply such payment in whole or in part to any Fixed Rent, any Additional Rent or to any combination thereof then due and payable hereunder.

2.06 Unconditional Obligations. THIS LEASE IS A NET LEASE AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE LANDLORD SHALL HAVE NO RESPONSIBILITY (OPERATIONALLY OR FINANCIALLY) IN RESPECT OF THE USE OR OPERATION OF THE DEMISED PREMISES. THE TENANT’S OBLIGATION TO PAY ALL RENT AND ALL OTHER AMOUNTS DUE HEREUNDER AND TO PERFORM ALL THE TERMS HEREOF SHALL BE ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE AFFECTED OR REDUCED BY ANY CIRCUMSTANCES, INCLUDING ANY SETOFF, COUNTERCLAIM, RECOUPMENT, DEFENSE, OR OTHER RIGHT WHICH THE TENANT MAY HAVE AGAINST THE LANDLORD OR ANY OTHER PERSON.

2.07 Interest. If Tenant shall fail to pay (1) any installment of Fixed Rent or any amount of Additional Rent or (2) any other sum of money which shall become due and payable by Tenant to Landlord pursuant to the terms of this Lease or by reason of Tenant’s occupancy of the Demised Premises within ten (10) days after the date on which such installment or payment is due, Tenant shall pay (i) a late payment charge of Five Hundred and 00/100 ($500.00) Dollars and (ii) interest on the amount overdue at a rate of fifteen percent (15%) per annum (or, if less, the maximum rate permitted by applicable law), from the date on which such installment or payment is due to the date of payment thereof (but in no event shall such interest be calculated and payable for less than a full calendar month), and such late payment charge and interest shall be deemed to be Additional Rent.

ARTICLE 3

Utility Services; Waste Removal; Real Estate Taxes and Water and Sewer Charges

3.01 Utility Services. Tenant shall pay all charges for gas and electric services serving the Demised Premises.

Landlord shall not be liable or responsible for charges for electricity at the Demised Premises, or any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants and agrees that its use of electric current shall never exceed the capacity of the existing conductors, feeders, risers, wiring installations or other equipment servicing the Demised Premises. Tenant shall not alter or make any addition to the electrical equipment without the prior written consent of Landlord. If Landlord grants such consent, all additional risers and other equipment shall be provided by Landlord, and the reasonable costs and expenses thereof shall be paid by Tenant to Landlord on demand, as Additional Rent, without setoff or deduction. Tenant will not use or cause to be used equipment which will overload the existing service and installations or interfere with other tenants’ electrical service. Any change in the character or nature of electrical service to the Demised Premises which does not result from acts or omissions of Landlord, shall not impose liability on the Landlord for any loss or damage sustained by Tenant as a result thereof.

F-3-4

3.02 Waste Removal. Tenant shall pay all charges for the garbage removal and collection imposed against the Demised Premises. Landlord shall not be responsible for any cleaning, waste removal, janitorial or similar services for the Demised Premises.

3.03 Real Estate Taxes and Water and Sewer Charges. As used herein, the following terms shall have the meanings set forth below:

“Real Estate Taxes” shall mean all real estate taxes, assessments, water charges and sewer rents, and other taxes and charges of every nature and kind whatsoever, whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character, which at any time may be assessed, levied, charged, confirmed or imposed on or in respect of or be a lien upon the Demised Premises. “Real Estate Taxes” shall exclude income, franchise, inheritance or similar taxes; provided, however, that if the method of taxation or assessment shall be changed so that the whole or any part of the Real Estate Taxes theretofore payable with respect to the building instead shall be levied, charged, assessed or imposed in whole or in part on the income or rents received by Landlord from the Building or shall otherwise be imposed against Landlord in the form of a franchise tax or otherwise, then the same shall be deemed Real Estate Taxes for purposes of this Article 3.

Tenant shall pay to Landlord, as additional rent, an amount equal to all Real Estate Taxes, irrespective of whether such excess is due to higher tax rates, increases in assessed valuation or other cause. Such additional rent may be billed by Landlord at or about the dates on which installments of Real Estate Taxes are due and payable by Landlord, or at any time thereafter, and such additional rent shall be payable by Tenant to Landlord within ten days after being billed therefor. An ordinary tax bill shall be conclusive evidence of the amount of Real Estate Taxes for purposes of computing the amount to be paid by Tenant.

The Real Estate Taxes actually payable by Landlord shall be used in computing the additional rent hereunder. If the amount of Real Estate Taxes is reduced by final determination of legal proceedings, settlement or otherwise, the additional rent theretofore paid or payable hereunder shall be recomputed on the basis of such reduced amount, and Tenant shall pay to Landlord as additional rent, within thirty days after being billed therefor, any deficiency between the additional rent theretofore paid and the amount due as the result of such re-computation. If Landlord receives a refund of any Real Estate Taxes on which additional rent shall have been based, as a result of a reduction of Real Estate Taxes by final determination of legal proceedings, settlement or otherwise, the additional rent shall be recomputed based on the net refund, after deducting Landlord’s expenses, and Tenant shall receive a credit for or refund of any overpayment of additional rent.

F-3-5

Landlord shall not be obligated to contest the levy or assessment of any Real Estate Taxes, and it shall be at Landlord’s sole discretion whether any such contest shall be undertaken. Landlord hereby reserves the exclusive right to take and prosecute all such proceedings, and if so taken, Landlord may proceed without notice to Tenant and may prosecute the proceeding, including settlement and discontinuance, in such manner as Landlord may determine in its sole discretion.

In no event shall the annual Fixed Rent under this lease be reduced by virtue of this Article 3.

3.04. Apportionment. The Additional Rent provided herein shall be apportioned as of the expiration of the lease term or earlier termination of this lease. The obligations of Tenant to pay Additional Rent as provided for herein shall survive the expiration of the lease term or earlier termination of this lease. If Tenant continues in possession of the Demised Premises after the expiration of the lease term or earlier termination of this lease, as a month to month tenant or otherwise, the provisions of this Article 3 shall continue in full force and effect for so long as Tenant remains in possession of the Demised Premises.

The Additional Rent provided for herein shall be collectible by Landlord in the same manner as the regular installments of fixed rent due under this lease. No delay or failure by Landlord in preparing or delivering any statement or demand for any additional rent shall constitute a waiver of, or impair Landlord’s rights to collect, such additional rent.

ARTICLE 4

Leasehold Improvements; Tenant Covenants

4.01 Condition of Premises. Tenant represents that it has thoroughly inspected the Demised Premises and is fully familiar with the condition thereof. The Tenant agrees to accept the Demised Premises in its “as is” condition.

4.02 Alterations.

(a) Tenant shall make no material structural additions, changes or alterations in or to the Demised Premises (“Material Alterations”) without Landlord’s prior approval, which approval may be granted or withheld in Landlord’s sole discretion. Landlord shall not need to approve an Alteration that is not a Material Alteration.

“Material Alteration” means an Alteration that: (i) is not limited to the interior of the Demised Premises or which affects the exterior (including the appearance) of the Building; (ii) is structural or affects the strength of the Building; (iii) affects the usage or the proper functioning of any of the Building systems; (iv) has a cost of more than $100,000.00; or (v) requires a change to the Building’s certificate of occupancy.

F-3-6

(b) Tenant, in connection with any Alteration, shall comply with any and all rules and regulations as may be required by the New York City Department of Buildings, (“DOB”), and any other agency having jurisdiction thereof. Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant’s plans and specifications therefor which shall not be unreasonably withheld, conditioned or delayed. If Landlord does not object to Tenant’s plans within fifteen (15) business days, then these plans are deemed to be approved by Landlord. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c) Tenant shall pay to Landlord upon demand Landlord’s reasonable costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Material Alterations. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be responsible to reimburse Landlord for or to pay for any costs incurred by Landlord for the review of Tenant’s plans relative to the initial alteration made by Tenant at the Premises. Tenant or any of its contractors or subcontractors shall be required to post a bond or other security in connection with the performance of any alterations.

(d) Upon the completion of the Alteration in accordance with the terms of this Section 4.02; Tenant shall provide landlord with:

(vii)	proof evidencing the payment in full for said Alteration; and

(viii)	written unconditional lien waivers of mechanics’ liens and other liens on the Building from all contractors performing said Alteration; and

(ix)	all other submissions as may be, from time to time reasonably required by Landlord.

(e) Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and, with the plans and specifications approved by Landlord. Alterations shall be diligently performed in a good and workmanlike manner, using new or high-quality materials and equipment at least equal in quality and class to the then standards for the Building established by the DOB and any other agency having jurisdiction thereof. Alterations shall be performed by architects, engineers and contractors first approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). The performance of any Alteration shall not be done in a manner which would violate Landlord’s union contracts affecting the Building, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alteration if Landlord notifies Tenant that continuing such Alteration would violate Landlord’s union contracts affecting the Building, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be obligated to use union labor in the performance of its alterations or in the daily operation of its business. Tenant shall not resume the performance of such Alteration until such time as such Alteration may be performed in a manner which shall not violate such union contracts or create such work stoppage, picketing, labor disruption, disharmony or dispute or interference. Landlord hereby consents to Tenant obtaining, at Tenant’s sole cost and expense, any required permits and approvals for any alterations based upon Tenant’s architect’s and engineer’s self-certification of the approved plans.

F-3-7

(f) Throughout the performance of Alterations, Tenant or its contractor(s) shall carry worker’s compensation insurance in statutory limits, Builder’s Risk Completed Value Non-Reporting Form coverage and a policy of commercial general liability providing coverage of the latest version of ISO form CG0001 or its equivalent, covering Tenant’s indemnity obligations under this Lease, subject to the terms and conditions of the policy, against claims for bodily injury and property damage, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and its agent and any Superior Mortgagee whose name and address have been furnished to Tenant shall be named as additional insured, with minimum limits of liability under such policy, including products liability and completed operations, shall be a combined single limit with respect to each occurrence in an amount of not less than Three Million ($3,000,000.00), per occurrence and aggregate, it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability policy in conjunction with an umbrella liability or excess liability policy; such policy is to be written by an authorized insurance company by the State of New York rated A-/XII or better by AM Best Company. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(g) Tenant shall indemnify and hold Landlord harmless from and against any and all bills for labor performed or equipment, fixtures and materials furnished to or for Tenant, and from and against any and all violations, liens or claims therefor or against the Demised Premises or the Building of which it forms a part, and from and against any and all liability, claim, loss, damage or expense, including reasonable attorneys’ fees, in connection with any work performed by or for Tenant. The Demised Premises and the Building shall at all times be free of violations and liens for labor and materials supplied or claimed to have been supplied to or on behalf of Tenant, and no financing statements or other security instruments shall be filed against the Demised Premises or the building or the contents thereof.

Tenant shall not directly or indirectly create or permit to be created any mortgage, lien, security interest, pledge, conditional sale, or other encumbrance on the Demised Premises or any part thereof, any fixtures or materials therein, Tenant’s interest under this Lease, or any Rent hereunder. The foregoing shall not apply to liens for impositions not yet due, or liens of mechanics, materialmen, suppliers or vendors, incurred in the ordinary course of business for sums which are not yet due, provided that adequate provision for the payment thereof shall have been made and the following paragraph is complied with.

If, in connection with any work being performed by or for Tenant or any subtenant, or in connection with any materials being furnished to Tenant or any subtenant, any mechanic’s lien or other lien or charge or violation shall be filed or made against the Demised Premises or any part thereof, or if any such lien or charge or violation shall be filed or made against Landlord as owner, then Tenant, at Tenant’s expense, within forty-five (45) days after written notice to Tenant of such lien or charge or violation shall have been filed or made, shall cause the same to be canceled and discharged of record by payment thereof or filing a bond or otherwise. Tenant promptly and diligently shall defend any suit, action or proceeding which may be brought for the enforcement of such lien or charge or violation; shall satisfy and discharge any judgment entered therein within thirty (30) days after the entry of such judgment by payment thereof or filing a bond or otherwise; and on demand shall pay any and all liability, claim, loss, damage or expense, including reasonable attorneys’ fees, suffered or incurred by Landlord in connection therewith.

F-3-8

Nothing in this Lease shall constitute any consent or request by Landlord, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Demised Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in any fashion that would permit the filing or making of any lien or claim against Landlord, the Demised Premises or the Building.

(h) Tenant shall deliver to Landlord, within thirty (30) days after the completion of an Alteration, “as-built” drawings thereof. During the Term, Tenant shall keep records of Alterations costing in excess of $25,000.00 including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within thirty (30) days after demand by Landlord, furnish to Landlord copies of such records.

(i) All Alterations to and Fixtures installed by Tenant in the Demised Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

4.03 Landlord’s and Tenant’s Property. (a) All fixtures, improvements and appurtenances attached to or built into the Demised Premises as permitted by the terms hereof, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Demised Premises and shall not be removed by Tenant and Tenant has no accountability for same. All Fixtures constituting Improvements and Betterments (as hereinafter defined) shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord. All Fixtures other than Improvements and Betterments shall, upon installation, be the property of Landlord.

“Improvements and Betterments” means: (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance); and (ii) all carpeting in the Demised Premises.

(b) Notwithstanding anything to the contrary in Section 4.03(a), all movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Demised Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any of Tenant’s Property is removed, Tenant shall repair any damage to the Demised Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property identified in this Lease or in any leasehold improvement agreement as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Demised Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

F-3-9

(c) At or before the Expiration Date, or within ten (10) business days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove all of Tenant’s Property from the Demised Premises. Tenant shall repair any damage to the Demised Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Demised Premises after the Expiration Date, or more than ten (10) business days after an earlier termination of this Lease shall be deemed to have been abandoned, and may be retained by Landlord as Landlord’s property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

4.04 Access and Changes to Building. (a) Landlord reserves the right, at any time, to make such changes in or to the Building as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not unreasonably deprive Tenant and/or Tenant’s customers, vendors, suppliers, employees, directors, officers, agents, invitees and licensees of easy access to the Demised Premises or any loss of signage or visibility. Landlord may install and maintain concealed pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Demised Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Demised Premises for the ordinary conduct of Tenant’s business. Landlord agrees that except in the event of an emergency, it will not perform any work in the Demised Premises which adversely affects Tenant’s business during its ordinary business hours. Landlord will, at its sole cost and expense, promptly repair any damages to the Demised Premises existing as of the date hereof. Tenant shall not have any easement for light, views or air, or any other easement or right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b) Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Demised Premises, all of the Building, including, without limitation, the Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Demised Premises, and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Demised Premises, are reserved to Landlord and are not part of the Demised Premises provided same does not unreasonably interview with Tenant’s use of the Premises. Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.

F-3-10

(c) Landlord shall have no liability to Tenant if at any time any windows of the Demised Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Demised Premises, is temporarily or permanently closed or inoperable.

(d) Landlord and persons authorized by Landlord shall have the right, outside of Tenant’s normal business hours upon reasonable prior written or telephonic notice to Tenant (except in an emergency), to enter the Demised Premises (together with any necessary materials and/or equipment), to inspect, clean or perform such work or repairs as Landlord may reasonably deem necessary or to exhibit the Demised Premises to prospective lenders or purchasers. Landlord shall have no liability to Tenant by reason of any such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Demised Premises during the Term. Landlord shall operate, maintain and make all necessary repairs (both structural and nonstructural) to the Premises and Building (including the without limitation, the foundation, the exterior walls and any load-bearing interior walls, the roof, roof membrane, roof), the Building Systems which provide service to the Demised Premises (but not to the distribution portions of such Building Systems located within the Demised Premises), the public portions of the Building, both exterior and interior (but excluding storefront and doors of the Demised Premises). Landlord agrees to use commercially reasonable to minimize interference with any such access/work.

4.05 Maintenance of Demised Premises. (a) Tenant, at Tenant’s expense, shall repair and maintain the interior of the Demised Premises, HVAC serving the Demised Premises and fixtures of the Demised Premises (but not common areas), all plumbing, electrical, and heating lines, conduits, and risers serving the Demised Premises from the point where they enter the interior of the Demised Premises; shall repair and maintain all water, sewer, electric, gas, and other utility lines that service the Demised Premises from the point where they enter the interior of the Demised Premises and, upon expiration or earlier termination of the Term, Tenant shall surrender the same to Landlord in the working condition as when first occupied, reasonable wear and tear excepted. Without limiting the foregoing, Tenant shall keep the Demised Premises clean in a manner commensurate with the standards of first-class office buildings located in the neighborhood of the Building. Tenant’s obligation shall include, without limitation: the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Demised Premises or anywhere in the Building.

(b) Tenant shall not commit or allow to be committed any waste or damage to any portion of the Demised Premises or the Building.

(c) Tenant, at Tenant’s sole cost and expense, shall maintain (but not be obligated to repair) the sidewalk adjacent to the Demised Premises and keep it free from obstruction, garbage, refuse, rubbish, trash, snow and ice. However, Tenant, at Tenant’s sole cost and expense, shall repair the sidewalk if it is damaged by Tenant’s activities or negligence.

F-3-11

4.06 Compliance with Laws. Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Demised Premises or any part thereof. Nothing contained in this Section 4.06 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant’s performance of any Alterations, Tenant’s manner of use of the Demised Premises or the use by Tenant of the Demised Premises for purposes other than normal and customary ordinary for the Permitted Use. Tenant shall procure and maintain all licenses and permits required for its business. Tenant shall be permitted to contest all municipal, governmental or other regulatory violations, where permitted by law.

4.07 Tenant Advertising and Signage. Tenant shall have the right to use the name or likeness of the Building in any advertising (by whatever medium) without Landlord’s consent.

Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant, at its sole cost and expense, may install identification signage on the façade of the Building (collectively, “Tenant’s Signage”). All such signage shall be subject to Tenant’s obtaining all required governmental approvals. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense and repair any damage caused by such removal. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location and size of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms of this Lease shall be unaffected. If Landlord elects to install a multi-tenant identification sign at the entrance to the Building, Tenant shall be entitled to install its name on such sign (subject to availability on a pro-rata basis based on the relative square footages leased by the tenants of the Building), at Tenant’s sole cost and expense. Where the erection of scaffolding and/or protective barriers are required for work performed by the Landlord or Landlord’s agents, Landlord shall provide signage for Tenant’s business, at Landlord’s sole cost and expense and any scaffold shall be double height and erected only for shortest period necessary to perform any work. Landlord represents that all local law work has been completed and no anticipated scaffolding is to be erected in the next 12 months. Landlord’s consent is not required for interior or window signage.

4.08 Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease beyond the expiration of any grace period or applicable notice and cure period, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant: (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord; and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Rent) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within fifteen (15) days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond.

F-3-12

ARTICLE 5

Assignment and Subletting

5.01 Assignment; Etc. (a) Subject to the further provisions of this Article 5, neither this lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Demised Premises, nor any part thereof, shall be subleased, licensed, used or occupied by any person or entity other than Tenant or encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Demised Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord, which consent shall not be unreasonably withheld. The dissolution or direct or indirect transfer of a majority of the interest in, or control of, Tenant (however accomplished including, by way of example, the addition of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this lease regardless of whether the transfer is made in or by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this lease shall be deemed an assignment of this lease. No assignment or other transfer of this lease and the term and estate hereby granted, and no subletting of all or any portion of the Demised Premises shall relieve Tenant of its liability under this lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting. Any attempt to assign this lease or sublet all or any portion of the Demised Premises in violation of this Article 5 shall be null and void.

5.02 Assignment and Subletting Procedures. (a) If Tenant desires to assign this lease or sublet the Demised Premises, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by: (i) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least 30 days after the giving of the Transfer Notice; (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Demised Premises; (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements; and (iv) such other information as Landlord may reasonably request. Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided that:

(xiii)	in Landlord’s judgment the proposed assignee or subtenant will use the Demised Premises in a manner that: (A) is in keeping with the then standards of the Demised Premises; and (B) is limited to the use expressly permitted under this lease;

(xiv)	the proposed assignee or subtenant is, in Landlord’s judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved;

(xv)	the form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5;

(xvi)	the aggregate rent to be paid by the proposed subtenant is not less than the greater of: (A) the fair rental value of the sublet space as sublet space; or (B) 90% of the fair rental value of the sublet space if such space were being leased directly by Landlord (in each case as reasonably determined by Landlord);

(xvii)	Tenant shall reimburse Landlord on demand for any costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

(b) If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this lease or subletting all or part of the Demised Premises.

5.03 General Provisions. (a) If this lease is assigned, whether or not in violation of this lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this lease.

(b) No assignment or transfer shall be effective until the assignee delivers to Landlord: (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03; and (ii) an agreement in form and substance satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this lease.

(c) Notwithstanding any assignment or transfer, whether or not in violation of this lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this lease.

F-3-13

(d) Each subletting by Tenant shall be subject to the following:

(vii)	No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(viii)	No sublease shall be valid, and no subtenant shall take possession of the Demised Premises or any part thereof, until there has been delivered to Landlord, both: (A) an executed counterpart of such sublease; and (B) a certificate of insurance evidencing that: (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Demised Premises pursuant to Section 7.02; and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

(ix)	Each sublease shall provide that it is subject and subordinate to this lease, and that in the event of termination, reentry or dispossess by Landlord under this lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e) Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent and without complying with all of the terms and conditions of this Article 5, including, without limitation, Section 5.04, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.

(f) Tenant shall not publicly advertise the availability of the Demised Premises or any portion thereof as sublet space or by way of an assignment of this lease, without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise the rental rate or any description thereof.

F-3-14

ARTICLE 6

Subordination; Default; Indemnity

6.01 Subordination. (a) This lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior lease”) which may now or hereafter affect all or any portion of the Demised Premises or any interest therein. The lessor under a Superior lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee.” Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Tenant shall execute any amendment of this lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in a material increase in Tenant’s obligations under this lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this lease (it being understood that Tenant shall, if requested, enter into a new lease on terms materially the same as the terms of this Lease); provided that Successor Landlord shall not be:

(xiii)	liable for any act, omission or default of any prior landlord (including, without limitation, Landlord);

(xiv)	liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord;

(xv)	subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord);

(xvi)	bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord;

(xvii)	bound by any covenant to perform or complete any construction in connection with the Demised Premises or to pay any sums to Tenant in connection therewith; or

(xviii)	bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this lease made without the consent of such Successor Landlord.

Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b) Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this lease or any other right or remedy, except as may be otherwise expressly provided for in this lease.

F-3-15

(c) Without limiting Tenant’s obligations under Section 6.01(a), Tenant covenants and agrees that if by reason of a default under any underlying lease through which Landlord derives its leasehold estate in the Demised Premises (an “Underlying lease”), the Underlying lease and the leasehold estate of the Landlord in the Demised Premises is terminated, Tenant will attorn to the then holder of the reversionary interest in the Demised Premises (the “Underlying Landlord”) and will recognize the Underlying Landlord as Tenant’s landlord under this lease, at the election of such Underlying Landlord. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of the Landlord or of the Underlying Landlord any instrument which may be necessary or appropriate to evidence such attornment and Tenant hereby irrevocably appoints the Landlord or the Underlying Landlord under such Underlying lease the attorney-in-fact of Tenant to execute and deliver for and on behalf of Tenant any such instrument. Tenant further waives the provisions of any statute or rule or law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this lease or to surrender possession of the Demised Premises in the event any proceeding is brought by the Underlying Landlord to terminate the Underlying lease, and agrees that unless and until the Underlying Landlord, in connection with any such proceeding, shall elect to terminate this lease and the rights of the Tenant hereunder, this lease shall not be affected in any way whatsoever by any such proceeding.

6.02 Estoppel Certificate. Tenant shall, at any time and from time to time, within 10 days after request by Landlord, execute and deliver to Landlord (or to such person or entity as Landlord may designate) a statement certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Commencement Date, Expiration Date and the dates to which the Fixed Rent and Additional Rent have been paid and stating whether or not, to the best knowledge of Tenant, Landlord is in default in performance of any of its obligations under this lease, and, if so, specifying each such default of which Tenant has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by Landlord. Tenant also shall include or confirm in any such statement such other information concerning this lease as Landlord may reasonably request.

6.03 Default. This lease and the term and estate hereby granted are subject to the limitation that:

(o)	if Tenant defaults in the payment of any Rent, Fixed or Additional, and such default continues for 5 days after Landlord gives to Tenant a notice specifying such default;

F-3-16

(p)	if Tenant defaults in the keeping, observance or performance of any covenant or agreement, (other than a default of the character referred to in Sections 6.03(a), (c), (d), (e), (f) or (g)) and if such default continues and is not cured within 15 days after Landlord gives to Tenant a written notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 15 days, if Tenant shall not immediately upon the receipt of such notice: (i) notify Landlord of Tenant’s intention duly to institute all steps necessary to cure such default; and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same;

(q)	if this lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as permitted by Article 5;

(r)	if Tenant shall abandon the Demised Premises (and the fact that any of Tenant’s Property remains in the Demised Premises shall not be evidence that Tenant has not abandoned the Demised Premises);

(s)	if Tenant or any Affiliate of Tenant defaults under any other lease with Landlord or any Affiliate of Landlord, which default shall continue beyond any applicable grace period provided under such other lease;

(t)	if a default of the kind set forth in Section 6.03(a) or (b) shall occur and have been cured, and if a similar default shall occur more than once within the next 365 days, whether or not such similar defaults are cured within the applicable grace period; or

(u)	if Tenant fails to deliver to Landlord any Security Deposit within the time period required.

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a written notice of intention to end the Term or a renewal thereof at the expiration of 5 days from the date of the giving of such notice, and, in the event such notice is given, this lease and the term and estate hereby granted shall terminate upon the expiration of such 5 days with the same effect as if the last of such 5 days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04 Re-entry by Landlord. If Tenant defaults in the payment of any Rent and such default continues for 5 days, or if this lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The words “re-enter” and “re-entering” as used in this lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

F-3-17

6.05 Damages. If this lease is terminated under Section 6.03, or if Landlord re-enters the Demised Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(e)	a sum which, at the time of such termination, represents the then value of the excess, if any, of: (1) the aggregate of the Rent which, had this lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date; over (2) the aggregate fair rental value of the Demised Premises for the same period (for the purposes of this clause (a) the amount of Additional Rent which would have been payable by Tenant under Sections 2.02 and 2.03 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to 105% of the amount of such Additional Rent payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur in the case of the first such calendar year and the immediately prior calendar year in the case of each succeeding calendar year); or

(f)	sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this lease not terminated or had Landlord not re-entered the Demised Premises, payable upon the due dates therefor specified in this lease; provided, that if Landlord shall relet all or any part of the Demised Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this lease and of re-entering the Demised Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Demised Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that: (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this lease; (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit; (iii) if the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting; and (iv) Landlord shall have no obligation to so relet the Demised Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Demised Premises.

F-3-18

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term or a renewal thereof would have expired but for such termination or re-entry.

6.06 Other Remedies. Nothing contained in this lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this lease.

6.07 Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08 Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Demised Premises or to have a continuance of this lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this lease or after any termination of this lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this lease.

6.09 No Waiver. Failure by Landlord to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but Landlord shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent. Landlord’s receipt of Fixed Rent and Additional Rent at a time when Landlord has knowledge or should have knowledge of any default or violation shall not be deemed a waiver thereof.

F-3-19

6.10 Holding Over. If Tenant holds over without the consent of Landlord after expiration or termination of this lease, Tenant shall:

(e)	pay as a use and occupancy charge for each month of the holdover tenancy an amount equal to 200% multiplied by the greater of: (i) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord); or (ii) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term or a renewal thereof; and

(f)	be liable to Landlord for and indemnify Landlord against: (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Demised Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant; (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant; and (iii) any claim for damages by any New Tenant.

No holding over by Tenant after the Term or a renewal thereof shall operate to extend the Term or a renewal thereof. Notwithstanding the foregoing, the acceptance of any use and occupancy charges paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

6.11 Attorneys’ Fees. If Landlord places the enforcement of this lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Demised Premises, in the hands of an attorney, or files suit upon the same, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, upon demand, pay Landlord for any attorneys’ fees and disbursements and court costs incurred by Landlord.

6.12 Nonliability and Indemnification. (a) None of Landlord, any Superior Lessor, any Superior Mortgagee or any direct or indirect member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for:

(i)	any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the gross negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Demised Premises;

(ii)	any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Demised Premises, or caused by operations in construction of any private, public or quasi-public work; or

F-3-20

(iii)	even if negligent, consequential damages arising out of any loss of use of the Demised Premises or any equipment, facilities or other Tenant’s Property therein or otherwise.

(b) Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective direct and indirect members, partners, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with:

(i)	the conduct or management of the Demised Premises or of any business therein, or any work or thing done, or any condition created, in or about the Demised Premises;

(x)	any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective direct or indirect members, partners, shareholders, directors, officers, agents, employees or contractors;

(xi)	any accident, injury or damage occurring in, at or upon the Demised Premises;

(xii)	any default by Tenant in the performance of Tenant’s obligations under this lease; and

(xiii)	any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant;

together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the gross negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

ARTICLE 7

Insurance; Casualty; Condemnation

7.01 Compliance with Insurance Standards. (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Demised Premises and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Demised Premises, which would subject Landlord or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Demised Premises over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Demised Premises in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Demised Premises.

F-3-21

(b) If, by reason of any failure of Tenant to comply with this lease, the premiums on Landlord’s insurance on the Demised Premises shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Demised Premises issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Demised Premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Demised Premises.

7.02 Tenant’s Insurance. Tenant shall maintain at all times during the Term or a renewal thereof:

(k)	general liability providing coverage of the latest version of ISO form CG0001 or its equivalent, covering Tenant’s indemnity obligations under this Lease, subject to the terms and conditions of the policy, against claims for bodily injury and property damage, with completed operation endorsement, for any occurrence in or about the Building, including any sidewalk contiguous to or abutting the Demised Premises, under which Landlord and its agent and any Superior Mortgagee whose name and address have been furnished to Tenant shall be named as additional insured, with minimum limits of liability under such policy, including products liability and completed operations, shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million ($5,000,000.00), per occurrence and aggregate, it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability policy in conjunction with an umbrella liability or excess liability policy;

(l)	insurance against loss or damage by fire and such other risks and hazards (including, burglary, theft and breakage of glass within the premises) as are insurable under a Special Cause of Loss form or its equivalent, to Tenant’s property and Alterations, for the full replacement cost value thereof (including an “agreed amount” endorsement);

(m)	business Interruption covering base Rent and Additional Rent for a period of at least one (1) year;

(n)	worker’s compensation insurance and disability benefits insurance in statutory limits;

(o)	when Alterations are in process, the insurance specified in Section 4.02(f).

The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A/XII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 30 days prior written notice of such cancellation, lapse or modification. Tenant shall cooperate with Landlord in connection with the collection of any insurance moneys that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance moneys. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased, so that the amount thereof adequately protects Landlord’s interest.

F-3-22

7.03 Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Demised Premises in case of Landlord, and insuring Tenant’s Property, Fixtures and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or a renewal thereof or, if such waiver should be unobtainable or unenforceable:

(e)	an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty; or

(f)	any other form of permission for the release of the other party.

Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term or a renewal thereof to the extent to which it is insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this lease.

7.04 Condemnation. (a) If there shall be a total taking of the Demised Premises in condemnation proceedings or by any right of eminent domain, this lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Demised Premises, then Landlord may terminate this lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Demised Premises of such scope (but in no event less than 20% thereof) that the untaken part of the Demised Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Demised Premises which does not result in the termination of this lease:

(i)	the term and estate hereby granted with respect to the taken part of the Demised Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date; and

F-3-23

(ii)	Landlord shall with reasonable diligence restore the remaining portion of the Demised Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

(b) In the event of any taking of all or a part of the Demised Premises, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this lease in Tenant or any value attributable to the unexpired portion of the Term or a renewal thereof, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property or moving expenses, provided the same do not include any value of the estate vested by this lease in Tenant or of the unexpired portion of the Term or a renewal thereof and do not reduce the amount available to Landlord or delay the payment thereof.

(c) If all or any part of the Demised Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Demised Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Demised Premises. This lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Demised Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d) In the event of any taking which does not result in termination of this lease:

(i)	Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Demised Premises (other than those parts of the Demised Premises which constitute Tenant’s Property, Fixtures and Improvements and Betterments) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable building; and

F-3-24

(ii)	Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Demised Premises which constitute Tenant’s Property, Fixtures and Improvements and Betterments, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05 Casualty. (a) If the Demised Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”), then Tenant, at Tenant’s sole cost and expense, shall promptly repair and restore the Demised Premises, including Landlords’ Work, Tenant’s Improvements and Betterments, Tenant’s Property and Fixtures with or without the collection of the insurance proceeds attributable to such Casualty.

(b) If all or part of the Demised Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Rent under Sections 2.02 and 2.03 shall be abated in the proportion that the untenantable area of the Demised Premises bears to the total area of the Demised Premises, for the period from the date of the Casualty to the earlier of:

(i)	the date the Demised Premises is made tenantable (provided, that if the Demised Premises would have been tenantable at an earlier date but for Tenant having failed diligently to prosecute repairs or restoration, then the Demised Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease); or

(ii)	the date Tenant or any subtenant reoccupies a portion of the Demised Premises for the ordinary conduct of business (in which case the Fixed Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy).

Landlord’s determination of the date the Demised Premises is tenantable shall be controlling unless Tenant disputes same by written notice to Landlord within 10 days after such determination by Landlord and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available to Landlord, there shall be no abatement of Rent. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

(c) Landlord shall not carry any insurance on Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures and shall not be obligated to repair or replace the Demised Premises, Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures. Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures. Tenant shall notify Landlord promptly of any Casualty in or affecting the Demised Premises.

F-3-25

(d) This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Demised Premises by fire or other casualty, and Real Property Law §227 providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

7.06 Risk of Loss. Tenant and all those claiming by, through or under Tenant shall store their property in and shall occupy and use the Demised Premises and any improvements therein and appurtenances thereto solely at their risk and Tenant and all those claiming by, through or under Tenant hereby release Landlord and any fee owner or ground or underlying lessors of the Demised Premises, to the full extent permitted by law, from all claims, of every kind, including loss of life, bodily or personal injury, damage to merchandise, furniture, fixtures, equipment or other property, or damage to business or for business interruption, arising directly or indirectly out of or from or on account of such occupancy and use or resulting from any present or future condition or state of repair of the Demised Premises.

7.07 Indemnity. Tenant shall not do or permit any act or thing to be done upon the Demised Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any legal requirement of public authority, but shall exercise such control over the Demised Premises as to fully protect Landlord against any such liability. Tenant agrees to indemnify, defend and save harmless Landlord from and against (1) all claims of whatever nature against Landlord arising from any act, omission or negligence of Tenant, its subtenants, contractors, licensees, agents, servants, employees, invitees or visitors, including any claims arising from any act, omission or negligence of Landlord or Landlord and Tenant, (2) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term or a renewal thereof in or about the Demised Premises, (3) all claims against Landlord arising from any accident, injury or damage to any person, entity or property, occurring outside of the Demised Premises but anywhere within or about the Real Property, where such accident, injury or damage resulted or is claimed to have resulted from an act or omission of Tenant or Tenant’s subtenants, agents, employees, invitees or visitors, including any claims arising from any act, omission or negligence of Landlord or Landlord and Tenant, (4) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed and (5) any claim, loss or liability arising or claimed to arise from Tenant, or any of Tenant’s subtenants, contractors, licensees, agents, servants, employees, invitees or visitors causing or permitting any Hazardous Substance to be brought upon, kept or used in or about the Demised Premises or the Real Property or any seepage, escape or release of such Hazardous Substances (including, without limitation, the costs and expenses of any remediation required as a result thereof). As used herein, the term “Hazardous Substances” shall mean, collectively, (a) asbestos and polychlorinated biphenyls and (b) hazardous or toxic materials, wastes and substances which are defined, determined and identified as such pursuant to any law. As used herein and in all other provisions in this Lease containing indemnities made for the benefit of Landlord, the term “Landlord” shall mean Landlord and Landlord’s managing agent and their respective parent companies and/or corporations, their respective controlled, associated, affiliated and subsidiary companies and/or corporations and their respective members, officers, partners, agents, consultants, servants, employees, sub-lessees and assigns. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. The indemnity contained in this Section 7.07 shall survive the expiration or earlier termination of this lease.

F-3-26

ARTICLE 8

Miscellaneous Provisions

8.01 Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this lease (each, “Notice”) shall be in writing and shall be delivered by:

(g)	personal delivery;

(h)	the United States Postal Service, certified or registered, postage prepaid, return receipt requested; or

(i)	a nationally recognized overnight courier,

in each case addressed to the party to be notified at the address for such party specified in the first paragraph of this lease.

Notices from Landlord may be given by Landlord’s managing agent, if any, or attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

8.02 Severability. If any term or provision of this lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this lease shall be valid and shall be enforceable to the extent permitted by law.

8.03 Certain Definitions. (a) “Landlord” means only the owner, at the time in question, of the Demised Premises or of a lease of the Demised Premises, so that in the event of any transfer or transfers of title to the Demised Premises or of Landlord’s interest in a lease of the Demised Premises, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this lease.

(b) “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this lease or with respect to Tenant’s use or occupancy of the Demised Premises.

F-3-27

8.04 Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises, subject to the other terms of this lease and to the Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Rent to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this lease.

8.05 Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Demised Premises, for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, members, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this lease.

8.06 Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Demised Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.07 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this lease, and with respect to Real Estate Tax Escalations and any other amounts payable under this lease, shall survive the expiration or other termination of this lease.

8.08 Certain Remedies. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this lease or the relationship of Landlord and Tenant under this lease shall be resolved by arbitration unless this lease expressly provides for such dispute to be resolved by arbitration.

8.09 No Offer. The submission by Landlord of this lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

F-3-28

8.10 Captions; Construction. The table of contents, captions, headings and titles in this lease are solely for convenience of reference and shall not affect its interpretation. This lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this lease to be drafted. Each covenant, agreement, obligation or other provision of this lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this lease.

8.11 Amendments. This lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.12 Broker. Each party represents to the other that such party has dealt with no broker other than None, (“Broker”) in connection with this lease, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than Broker) who has dealt with the indemnifying party in connection with this lease. Landlord and Tenant shall enter into a separate agreement with Broker which provides that, if this lease is executed and delivered by both Landlord and Tenant, Landlord and Tenant shall equally pay to Broker a commission to be agreed upon between Landlord, Tenant and Broker, subject to, and in accordance with, the terms and conditions of such agreement.

8.13 Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this lease. This lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this lease.

Tenant has made investigation into the Demised Premises and acknowledges that the Demised Premises are fit for their intended use under this lease.

Landlord has not made and does not make any representations that Demised Premises are fit for their intended use under this lease. Landlord has not made and does not make any representations as to the rents, leases, expenses, operation or any other matter or thing affecting or related to the Demised Premises, except as herein specifically set forth, and Tenant hereby expressly acknowledges that no such representations have been made.

8.14 Successors. This lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.

8.15 Applicable Law. This lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.16 No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Demised Premises, and consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments, which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.16 shall be construed as an express waiver by Tenant of any interest Tenant may have as a party in interest in the Demised Premises.

F-3-29

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease as of the day and year first written above.

7812 5th Ave Realty LLC

By:

Joe’s Appliances LLC

By:

F-3-30

EXHIBIT G-1

A. Fouerti Employment Agreement

(See Attached)

G-1-1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of _______, 2020, between Appliances Connection Inc., a Delaware corporation (the “Company”), and Albert Fouerti, an individual (the “Executive”).

BACKGROUND

The Company wishes to secure the services of the Executive as President of the Company and of its subsidiaries (with such other related duties and/or offices in the Company or its affiliates as may be assigned by the Company, its Board of Directors or Chief Executive Officer) upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company and its subsidiaries upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Company. The Company agrees to employ the Executive in the position of President of the Company and of the Company’s subsidiaries and have such duties and responsibilities as are reasonably and customarily assigned, and delegated to individuals serving in such positions and such other duties consistent with Executive’s title (with such other related duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, its Board of Directors or Chief Executive Officer) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote his full customary business time and energies to the business of the Company and/or its affiliates to perform his duties hereunder. The Company represents and acknowledges that Executive shall serve as a member of the Board of Directors of 1847 Goedeker Inc., the Company’s parent, for no additional compensation.

2. Term of Employment. The term of this Employment Agreement (the “Term”) shall be for the initial period commencing on the date hereof and ending on the first anniversary of the date hereof, unless the Executive is earlier terminated as provided in Section 4 hereof. The Term shall be automatically extended for successive one-year periods unless either party provides the other with written notice of non-renewal at least thirty (30) days prior to the end of the initial Term or any renewal Term.

3. Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

(a) Salary. An annual base salary of $400,000 (the “Base Salary”) payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company.

G-1-2

(b) Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive’s position with the Company. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees. Notwithstanding anything herein to the contrary, Executive shall receive health, medical, dental and visions insurance equal to or greater than that which 1847 Goedeker Inc., the Company’s parent company, provides to its senior management executives. For the avoidance of doubt, annexed hereto as Exhibit A is a Benefits Overview containing specific benefit plan information applicable to Executive.

(c) Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

(d) Vacation. The Executive shall be entitled to four weeks of paid vacation per year.

(e) Withholding of Taxes. The Company may withhold from any benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(f) Bonus. In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus to the extent the Company achieves or exceeds the annual EBITDA objectives of the Company which shall be established by the Board of Directors of the Company promptly following the date of this Agreement. The percentage of Base Salary which the Executive shall be entitled to receive as a bonus is set forth on Exhibit B hereto next to the corresponding percentage of budgeted EBITDA of the Company which must be achieved in order to earn such bonus level. Any such bonus shall be payable within 30 days following delivery of the Company’s audited financial statements for the applicable year no later than April 30. For purposes of this Section 3(f), EBITDA of Company for any period shall mean the sum of the Company’s net earnings (or loss) before interest expense, income taxes, depreciation and amortization for said period (but excluding any extraordinary gains for such period), as determined in accordance with generally accepted accounting principles applied on a consistent basis.

4. Termination.

(a) Termination upon Death. If the Executive dies during the Term, this Employment Agreement shall terminate as of the date of his death.

G-1-3

(b) Termination upon Disability. If during the Term the Executive becomes unable, due to a physical or mental impairment to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for a period of 180 days during any twelve-month period. Any question as to the existence of the Executive’s disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of disability made in writing to the Company and the Executive shall be deemed final for purposes of this Agreement. Upon a determination of disability, the Company may, by written notice to the Executive, terminate this Employment Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Employment Agreement because of the disability.

(c) Termination for Cause. The Company may at any time by written notice to the Executive terminate this Employment Agreement immediately and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Employment Agreement “Cause” shall mean:

(i) the Executive’s willful failure to perform Executive’s duties hereunder other than a failure to perform resulting from death or physical or mental disability) and failure by the Executive to cure such breach within thirty (30) days of written notice thereof from the Company;

(ii) the commission by the Executive of fraud or intentional material misrepresentation in connection with his employment, including, but not limited to, misappropriation or embezzlement of any funds of the Company or any of its affiliates;

(iii) the commission by the Executive of any willful misconduct having the effect of materially injuring the reputation, business or business relationships of the Company or any of its affiliates;

(iv) the entering by the Executive of a plea of guilty or nolo contendere to, or the conviction of the Executive for, a crime involving the unlawful theft or conversion of monies or other property, or any fraud or embezzlement offense which carries a potential penalty of imprisonment for more than ninety (90) days and/or a fine in excess of Ten Thousand US Dollars ($10,000);

(v) the Executive’s consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of his duties to the Company and which continues after the Company has provided the Executive at least thirty (30) days’ prior written notice thereof;

(vi) the Executive’s willful disregard of any material rule or policy of the Company and failure to cure the same within thirty (30) days of written notice thereof from the Company; or

G-1-4

(vii) excessive absenteeism of the Executive other than for reasons of illness that has not been cured, after at least thirty (30) days’ written notice from the Company with respect thereto.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(d) Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon 30 days’ written notice by the Company to the Executive and, except as (i) provided in Section 5(a) hereof; (ii) the payment of any accrued but unpaid Base Salary, unused vacation, reimbursement for unreimbursed expenses; (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs; and (iii) so long as the Company has achieved its budgeted EBITDA level for the period commencing with the end of the Company’s immediately previous fiscal year through the Termination Date, an amount equal to the product of the bonus paid to the Executive in respect of the immediately preceding fiscal year pursuant to Section 3(g), times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the Termination Date, by (y) 12, the Executive shall have no right to receive any compensation or benefit hereunder after such termination. The amounts set for in this subsection (d)(ii) through (iii) shall be referred to herein collectively as the “Accrued Amounts.” The Company’s non-renewal of the Term shall be deemed a Termination without Cause.

(e) Resignation for Good Reason. Executive may termination this Employment Agreement at any time, for Good Reason (as defined below), upon 30 days’ written notice by the Executive to the Company and, except as provided in Section 5(a) hereof and the Accrued Amounts. The Executive’s non-renewal of the Term for Good Reason shall be deemed a resignation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(a) a reduction in the Executive’s Base Salary;

(b) a reduction in the Executive’s Bonus opportunity;

G-1-5

(c) a relocation of the Executive’s principal place of employment by more than twenty five (25) miles;

(d) any breach by the Company of any material provision of this Agreement or any provision of any other agreement between the Executive and the Company;

(e) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(f) the Company’s failure to nominate the Executive for election to the Board and for the Executive to be elected and re-elected, as applicable;

(g) an adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); and

(h) an adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason and the Company has had at least ten (10) business days from the date on which such notice is provided to cure such circumstances.

5. Severance Payments.

(a) Certain Severance Payments. If during the Term the Company terminates this Employment Agreement pursuant to Section 4(d) hereof, or the Executive terminates this Employment Agreement pursuant to Section 4(e) hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall in addition to paying the Accrued Amounts, pay to the Executive, subject to Section 6 hereof, the following sums: (i) the Base Salary on the Termination Date for the greater of (x) six months and (y) the remainder of the Term (the applicable period being referred to as the “Severance Period”), payable in monthly installments; If, prior to the date on which the Company’s obligations under clause (i) of this Section 5(a) cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under this section on or after the date of such violation. The payment of severance as required by this Section 5(a) may be conditioned by the Company on the delivery by the Executive of a release of and all claims that the Executive may have against the Company which release shall be in form and substance satisfactory to the Company.

(b) Severance Payments upon Termination for Cause, Death or Disability. If this Employment Agreement is terminated by the Company pursuant to Sections 4(a), 4(b) or 4(c) hereof, the Executive (or his estate or representative as applicable) shall receive only the amounts specified in clause (ii), (iii) and (iv) of Section 5(a) hereof.

G-1-6

6. Certain Covenants of the Executive.

(a) Covenants Against Competition. The Executive acknowledges that: (i) he is one of the limited number of persons who will assist with developing the current business of the Company, which involves the wholesale and retail sale of home goods and appliances (the “Company’s Current Lines of Business”); (ii) the Company and its affiliates conduct business nationwide; (iii) his work for the Company will bring him into close contact with many confidential affairs not readily available to the public; and (iv) the covenants contained in this Section 6 will not involve a substantial hardship upon his future livelihood. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

(i) Non-Compete. During the Term and for the Severance Period (the “Restricted Period”), the Executive shall not, in those states in the United States of America in which either the Company or any of its Subsidiaries or affiliates then operates within the Company’s Current Lines of Business, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business that is competitive with the Company’s Current Lines of Business for the Executive’s own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business that operates within the Company’s Current Lines of Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Current Lines of Business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company’s Current Lines of Business on behalf of any person or entity other than the Company, its Subsidiaries and affiliates.

(ii) Confidential Information. The Executive understands that during the Term, the Executive will have access to and learn about Confidential Information, which includes information not generally known to the public, in spoken, printed, electronic, or any other form or medium relating directly to account information, pricing policies, customer lists, computer software and hardware, or any other written materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by the Executive or by any other person, except as required in the course of performing his duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by the Executive).

G-1-7

(iii) Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of Customers. During the Restricted Period, the Executive shall not, knowingly directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

(b) Rights and Remedies Upon Breach. If the Executive breaches any of the provisions of Section 6(a) hereof (collectively, the “Restrictive Covenants”), the Company and its affiliates shall, in addition to the rights set forth in Section 5(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(d) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants and only in such jurisdiction where the Executive’s alleged violation of the Restrictive Covenants occurred. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

G-1-8

7. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, or mailed.

(b) Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(d) Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

(e) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(f) Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h) Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

G-1-9

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

APPLIANCES CONNECTION INC.

By:
	Name:	Douglas T. Moore
	Title:	Chief Executive Officer
Address:

EXECUTIVE:

Name:	Albert Fouerti

Address:

G-1-10

Exhibit A

Benefits Overview

1.	Goedeker 401(k) Plan

●	Eligible to all full-time employees after one-year of service

●	Company will match 1% of employee 5% contribution

2.	See attached for summary of benefits under Health, Life and Disability, Dental, Vision and Critical Illness and Accident policies

G-1-11

Exhibit B

Bonus Criteria

Bonus as a
% of Budgeted Company EBITDA	% of Base Salary

125%	100%
120%	95%
115%	90%
110%	85%
105%	80%
100%	75%
95%	80%
90%	65%
90%	0

G-1-12

EXHIBIT G-2

E. Fouerti Employment Agreement

(See Attached)

G-2-1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of _______, 2020, between Appliances Connection Inc., a Delaware corporation (the “Company”), and Elie Fouerti, an individual (the “Executive”).

BACKGROUND

The Company wishes to secure the services of the Executive as Vice President of the Company and of its subsidiaries (with such other related duties and/or offices in the Company or its affiliates as may be assigned by the Company, its Board of Directors or Chief Executive Officer) upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company and its subsidiaries upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

8. Employment by the Company. The Company agrees to employ the Executive in the position of Vice President of the Company and of the Company’s subsidiaries and have such duties and responsibilities as are reasonably and customarily assigned, and delegated to individuals serving in such positions and such other duties consistent with Executive’s title (with such other related duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, its Board of Directors or Chief Executive Officer) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote his full customary business time and energies to the business of the Company and/or its affiliates to perform his duties hereunder. During the term of this Employment Agreement, the Company shall invite executive to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give Executive copies of all notices, minutes, consents, and other materials that it provides to its Directors at the same time and in the same manner as provided to such other Directors; provided, however, that Executive shall be subject to the confidentiality provisions of this Employment Agreement and otherwise agree to hold in confidence and trust with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude Executive from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

9. Term of Employment. The term of this Employment Agreement (the “Term”) shall be for the initial period commencing on the date hereof and ending on the first anniversary of the date hereof, unless the Executive is earlier terminated as provided in Section 4 hereof. The Term shall be automatically extended for successive one-year periods unless either party provides the other with written notice of non-renewal at least thirty (30) days prior to the end of the initial Term or any renewal Term.

G-2-2

10. Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

(g) Salary. An annual base salary of $400,000 (the “Base Salary”) payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company.

(h) Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive’s position with the Company. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees. Notwithstanding anything herein to the contrary, Executive shall receive health, medical, dental and visions insurance equal to or greater than that which 1847 Goedeker Inc., the Company’s parent company, provides to its senior management executives. For the avoidance of doubt, annexed hereto as Exhibit A is a Benefits Overview containing specific benefit plan information applicable to Executive.

(i) Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

(j) Vacation. The Executive shall be entitled to four weeks of paid vacation per year.

(k) Withholding of Taxes. The Company may withhold from any benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(l) Bonus. In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus to the extent the Company achieves or exceeds the annual EBITDA objectives of the Company which shall be established by the Board of Directors of the Company promptly following the date of this Agreement. The percentage of Base Salary which the Executive shall be entitled to receive as a bonus is set forth on Exhibit B hereto next to the corresponding percentage of budgeted EBITDA of the Company which must be achieved in order to earn such bonus level. Any such bonus shall be payable within 30 days following delivery of the Company’s audited financial statements for the applicable year no later than April 30. For purposes of this Section 3(f), EBITDA of Company for any period shall mean the sum of the Company’s net earnings (or loss) before interest expense, income taxes, depreciation and amortization for said period (but excluding any extraordinary gains for such period), as determined in accordance with generally accepted accounting principles applied on a consistent basis.

G-2-3

11. Termination.

(f) Termination upon Death. If the Executive dies during the Term, this Employment Agreement shall terminate as of the date of his death.

(g) Termination upon Disability. If during the Term the Executive becomes unable, due to a physical or mental impairment to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for a period of 180 days during any twelve-month period. Any question as to the existence of the Executive’s disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of disability made in writing to the Company and the Executive shall be deemed final for purposes of this Agreement. Upon a determination of disability, the Company may, by written notice to the Executive, terminate this Employment Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Employment Agreement because of the disability.

(h) Termination for Cause. The Company may at any time by written notice to the Executive terminate this Employment Agreement immediately and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Employment Agreement “Cause” shall mean:

(i) the Executive’s willful failure to perform Executive’s duties hereunder other than a failure to perform resulting from death or physical or mental disability) and failure by the Executive to cure such breach within thirty (30) days of written notice thereof from the Company;

(ii) the commission by the Executive of fraud or intentional material misrepresentation in connection with his employment, including, but not limited to, misappropriation or embezzlement of any funds of the Company or any of its affiliates;

(iii)  the commission by the Executive of any willful misconduct having the effect of materially injuring the reputation, business or business relationships of the Company or any of its affiliates;

(iv) the entering by the Executive of a plea of guilty or nolo contendere to, or the conviction of the Executive for, a crime involving the unlawful theft or conversion of monies or other property, or any fraud or embezzlement offense which carries a potential penalty of imprisonment for more than ninety (90) days and/or a fine in excess of Ten Thousand US Dollars ($10,000);

G-2-4

(v)  the Executive’s consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of his duties to the Company and which continues after the Company has provided the Executive at least thirty (30) days’ prior written notice thereof;

(vi)  the Executive’s willful disregard of any material rule or policy of the Company and failure to cure the same within thirty (30) days of written notice thereof from the Company; or

(vii)  excessive absenteeism of the Executive other than for reasons of illness that has not been cured, after at least thirty (30) days’ written notice from the Company with respect thereto.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect.

(i) Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon 30 days’ written notice by the Company to the Executive and, except as (i) provided in Section 5(a) hereof; (ii) the payment of any accrued but unpaid Base Salary, unused vacation, reimbursement for unreimbursed expenses; (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs; and (iii) so long as the Company has achieved its budgeted EBITDA level for the period commencing with the end of the Company’s immediately previous fiscal year through the Termination Date, an amount equal to the product of the bonus paid to the Executive in respect of the immediately preceding fiscal year pursuant to Section 3(g), times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the Termination Date, by (y) 12, the Executive shall have no right to receive any compensation or benefit hereunder after such termination. The amounts set for in this subsection (d)(ii) through (iii) shall be referred to herein collectively as the “Accrued Amounts.” The Company’s non-renewal of the Term shall be deemed a Termination without Cause.

G-2-5

(j) Resignation for Good Reason. Executive may termination this Employment Agreement at any time, for Good Reason (as defined below), upon 30 days’ written notice by the Executive to the Company and, except as provided in Section 5(a) hereof and the Accrued Amounts. The Executive’s non-renewal of the Term for Good Reason shall be deemed a resignation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(a) a reduction in the Executive’s Base Salary;

(b) a reduction in the Executive’s Bonus opportunity;

(c) a relocation of the Executive’s principal place of employment by more than twenty five (25) miles;

(d) any breach by the Company of any material provision of this Agreement or any provision of any other agreement between the Executive and the Company;

(e) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(f) an adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); and

(g) an adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason and the Company has had at least ten (10) business days from the date on which such notice is provided to cure such circumstances.

12. Severance Payments.

(c) Certain Severance Payments. If during the Term the Company terminates this Employment Agreement pursuant to Section 4(d) hereof, or the Executive terminates this Employment Agreement pursuant to Section 4(e) hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall in addition to paying the Accrued Amounts, pay to the Executive, subject to Section 6 hereof, the following sums: (i) the Base Salary on the Termination Date for the greater of (x) six months and (y) the remainder of the Term (the applicable period being referred to as the “Severance Period”), payable in monthly installments; If, prior to the date on which the Company’s obligations under clause (i) of this Section 5(a) cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under this section on or after the date of such violation. The payment of severance as required by this Section 5(a) may be conditioned by the Company on the delivery by the Executive of a release of and all claims that the Executive may have against the Company which release shall be in form and substance satisfactory to the Company.

G-2-6

(d) Severance Payments upon Termination for Cause, Death or Disability. If this Employment Agreement is terminated by the Company pursuant to Sections 4(a), 4(b) or 4(c) hereof, the Executive (or his estate or representative as applicable) shall receive only the amounts specified in clause (ii), (iii) and (iv) of Section 5(a) hereof.

13. Certain Covenants of the Executive.

(e) Covenants Against Competition. The Executive acknowledges that: (i) he is one of the limited number of persons who will assist with developing the current business of the Company, which involves the wholesale and retail sale of home goods and appliances (the “Company’s Current Lines of Business”); (ii) the Company and its affiliates conduct business nationwide; (iii) his work for the Company will bring him into close contact with many confidential affairs not readily available to the public; and (iv) the covenants contained in this Section 6 will not involve a substantial hardship upon his future livelihood. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

(i)  Non-Compete. During the Term and for the Severance Period (the “Restricted Period”), the Executive shall not, in those states in the United States of America in which either the Company or any of its Subsidiaries or affiliates then operates within the Company’s Current Lines of Business, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business that is competitive with the Company’s Current Lines of Business for the Executive’s own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business that operates within the Company’s Current Lines of Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Current Lines of Business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company’s Current Lines of Business on behalf of any person or entity other than the Company, its Subsidiaries and affiliates.

(ii)  Confidential Information. The Executive understands that during the Term, the Executive will have access to and learn about Confidential Information, which includes information not generally known to the public, in spoken, printed, electronic, or any other form or medium relating directly to account information, pricing policies, customer lists, computer software and hardware, or any other written materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by the Executive or by any other person, except as required in the course of performing his duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by the Executive).

G-2-7

(iii) Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of Customers. During the Restricted Period, the Executive shall not, knowingly directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

(f) Rights and Remedies Upon Breach. If the Executive breaches any of the provisions of Section 6(a) hereof (collectively, the “Restrictive Covenants”), the Company and its affiliates shall, in addition to the rights set forth in Section 5(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

(g) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(h) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants and only in such jurisdiction where the Executive’s alleged violation of the Restrictive Covenants occurred. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

G-2-8

14. Other Provisions.

(i) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, or mailed.

(j) Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(k) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(l) Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

(m) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(n) Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(o) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(p) Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

G-2-9

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

APPLIANCES CONNECTION INC.

By:
Name: Douglas T. Moore
Title: Chief Executive Officer

Address:

EXECUTIVE:

Name: Elie Fouerti

Address:

G-2-10

Exhibit A

Benefits Overview

3.	Goedeker 401(k) Plan

●	Eligible to all full-time employees after one-year of service

●	Company will match 1% of employee 5% contribution

4.	See attached for summary of benefits under Health, Life and Disability, Dental, Vision and Critical Illness and Accident policies

G-2-11

Exhibit B

Bonus Criteria

% of Budgeted	Bonus as a
Company EBITDA	% of Base Salary

125%	100%
120%	95%
115%	90%
110%	85%
105%	80%
100%	75%
95%	80%
90%	65%
90%	0

G-2-12